     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 6, 1999


                                                      REGISTRATION NO. 333-79367
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                           --------------------------

                             OBIE MEDIA CORPORATION
             (Exact name of registrant as specified in its charter)

     OREGON                          7312                        93-0966515
   (State or             (Primary Standard Industrial         (I.R.S. Employer
jurisdiction of          Classification Code Number)           Identification
incorporation or                                                    No.)
 organization)

                  4211 WEST 11TH AVENUE, EUGENE, OREGON 97402
                                 (541) 686-8400
       (Address and telephone number of registrant's principal executive offices and principal place of business)

                                 BRIAN B. OBIE
                     President and Chief Executive Officer
                             OBIE MEDIA CORPORATION
                  4211 West 11th Avenue, Eugene, Oregon 97402
                                 (541) 686-8400
           (Name, address and telephone number of agent for service)

                           --------------------------

                                   COPIES TO:

         Kenneth D. Stephens                          Roy W. Tucker
           Carol Dey Hibbs                          David S. Matheson
           Jeffrey S. Cronn                          PERKINS COIE LLP
           TONKON TORP LLP                         1211 SW Fifth Avenue
         888 SW Fifth Avenue                   Portland, Oregon 97204-3715
     Portland, Oregon 97204-2099                      (503) 727-2000
            (503) 221-1440

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / /

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED AUGUST 6, 1999

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE RELATED REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                1,750,000 SHARES

                                     [LOGO]

                             OBIE MEDIA CORPORATION

                                  COMMON STOCK

                               ------------------

    Of the shares of common stock being offered, Obie Media Corporation is offering 1,000,000 shares and selling shareholders are offering 750,000 shares. In addition, Obie Media and the selling shareholders may sell an aggregate of up to 262,500 additional shares depending on whether the underwriters exercise their overallotment option. Obie Media will not receive any of the proceeds from the sale of common stock by the selling shareholders.


    Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "OBIE." Our common stock has been approved for quotation on the Nasdaq National Market under the same symbol following this offering.


                  OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 8.

                                                                                             TOTAL
                                                                                --------------------------------
                                                                                 WITHOUT OVER-     WITH OVER-
                                                                 PER SHARE         ALLOTMENT        ALLOTMENT
                                                             -----------------  ---------------  ---------------
Public Offering Price......................................  $                  $                $
Underwriting Discounts and Commissions.....................  $                  $                $
Proceeds to Obie Media.....................................  $                  $                $
Proceeds to Selling Shareholders...........................  $                  $                $

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

WEDBUSH MORGAN SECURITIES                          PACIFIC CREST SECURITIES INC.
                              JOINT LEAD MANAGERS

               THE DATE OF THIS PROSPECTUS IS             , 1999.

                      [DESCRIPTION OF PHOTOS AND CAPTIONS]

    [The photos to be included in this prospectus depict: (1) the side or back of various transit vehicles, each such surface bearing advertising; and (2) an outdoor display, a building wall, a walkway diorama (a display similar to a "cut-out" billboard) and a bus shelter, all bearing advertising. The photos are superimposed on a map of the United States and Canada indicating the locations of Obie Media's sales offices. Obie Media's corporate logo is superimposed on the map.

    The captions for each such photo (9 photos total) identify the type of out-of-home advertising product or transit vehicle shown in the photo.

    The inside front cover of this prospectus will include a map of the United States and Canada indicating the locations of Obie Media's sales offices. Obie Media's corporate logo is depicted above the map.]

                             [Photos and captions]

                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                -----
Prospectus Summary.........................................................................................           2
Risk Factors...............................................................................................           8
Use of Proceeds............................................................................................          12
Price Range of Common Stock................................................................................          13
Dividend Policy............................................................................................          13
Capitalization.............................................................................................          14
Selected Consolidated Financial Data.......................................................................          15
Management's Discussion and Analysis of
  Financial Condition and Results of Operations............................................................          17
Business...................................................................................................          29
Management.................................................................................................          41
Certain Transactions.......................................................................................          47
Principal and Selling Shareholders.........................................................................          49
Description of Capital Stock...............................................................................          50
Shares Eligible for Future Sale............................................................................          52
Underwriting...............................................................................................          54
Legal Matters..............................................................................................          55
Experts....................................................................................................          55
Available Information......................................................................................          56
Index to Financial Statements..............................................................................         F-1

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. IT IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. TO UNDERSTAND THIS OFFERING, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISK FACTORS AND THE FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS. THE INFORMATION CONTAINED IN THIS PROSPECTUS, OTHER THAN HISTORICAL FINANCIAL INFORMATION, GIVES EFFECT TO OUR ACQUISITION ON SEPTEMBER 1, 1998 OF PHILBIN & COINE, INC., A NEW YORK CORPORATION DOING BUSINESS AS P & C MEDIA ("P & C"). FOR PURPOSES OF THE UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT INFORMATION CONTAINED IN THIS PROSPECTUS, (1) THE STATEMENT OF INCOME OF OBIE MEDIA FOR OUR FISCAL YEAR ENDED NOVEMBER 30, 1998 HAS BEEN COMBINED WITH THE STATEMENT OF OPERATIONS OF P & C FOR THE EIGHT MONTHS ENDED AUGUST 31, 1998 AND (2) THE STATEMENT OF INCOME OF OBIE MEDIA FOR THE SIX MONTHS ENDED MAY 31, 1998 HAS BEEN COMBINED WITH THE STATEMENT OF OPERATIONS OF P & C FOR THE SIX MONTHS ENDED JUNE 30, 1998.

    UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVERALLOTMENT OPTION OR OUTSTANDING STOCK OPTIONS. ALL SHARE AND PER-SHARE INFORMATION IN THIS PROSPECTUS HAS BEEN RESTATED TO GIVE RETROACTIVE EFFECT TO A 10-FOR-1 STOCK SPLIT PRIOR TO OUR INITIAL PUBLIC OFFERING IN 1996 AND 11-FOR-10 STOCK SPLITS DECLARED IN OCTOBER 1997 AND NOVEMBER 1998. REFERENCES IN THIS PROSPECTUS TO "OBIE MEDIA," "WE," "US" OR "OUR" ARE TO OBIE MEDIA CORPORATION AND ITS SUBSIDIARIES. WE HAVE DERIVED SOME INFORMATION IN THIS PROSPECTUS FROM GOVERNMENT AND INDUSTRY SOURCES. ALTHOUGH WE BELIEVE THIS INFORMATION IS RELIABLE, WE HAVE NOT INDEPENDENTLY VERIFIED IT.

                                   OBIE MEDIA

    Obie Media Corporation is an out-of-home advertising company that markets advertising space primarily on transit vehicles and outdoor advertising displays (billboards and wallscapes). As of May 31, 1999, we had 39 exclusive agreements with transit districts in the United States and Canada to operate transit advertising displays on approximately 8,000 transit vehicles. The markets in which these transit districts are located include seven of the 30 largest U.S. markets--Dallas; Portland, Oregon; Cleveland; Sacramento; Hartford; Ft. Lauderdale; and Cincinnati--and the third largest Canadian market, Vancouver, British Columbia. Since our initial public offering in November 1996, the number of vehicles on which we have the right to operate transit advertising displays has increased from approximately 1,100 to approximately 8,700. We also operate and generally own approximately 720 advertising displays on billboards and walls in Washington, Oregon, California and Idaho. Giving effect to our acquisition of P & C as if it had occurred on January 1, 1998, we achieved pro forma net revenues of $28.2 million and EBITDA of $4.2 million for our 1998 fiscal year.

    Obie Media seeks to maximize revenue through a combination of local, regional and national sales and the use of a wide variety of traditional and innovative non-traditional out-of-home advertising products. We market our services to local businesses both through direct sales and advertising agencies. We offer direct advertisers design and production services usually available only through agencies. We service national accounts primarily through our national sales team which operates from certain of our local offices and our national sales offices in Los Angeles, Chicago and New York City.

    Obie Media's overall business strategy is to expand upon our national presence to become a leader in the out-of-home advertising industry. We bid as part of a competitive process for exclusive advertising contracts with transit districts in target markets. Upon obtaining an agreement with a large and strategically located transit district, we seek to expand our presence in the market by offering our services to neighboring transit districts and by offering additional out-of-home advertising products and services in the area. The following are key features of our strategy:

    - MAINTAIN A LARGE, PROACTIVE SALES FORCE. We believe that our large, proactive sales force, which sells directly to local advertisers and, more traditionally, to advertising agencies, enables Obie Media to increase display occupancy levels and maximize our advertising rates. We believe the size, quality and motivation of our sales force provide us a competitive advantage.

    - ATTRACT NEW ADVERTISERS THROUGH DIRECT LOCAL SALES. By selling directly to local businesses not represented by advertising agencies, we seek to obtain a larger share of the overall advertising expenditures in our markets and broaden the customer base for out-of-home advertising. Obie Media offers comprehensive sales, marketing and creative services. This makes it easier for these potential customers to purchase out-of-home advertising.

    - INCREASE REVENUES FROM EXISTING DISPLAY SPACE. We seek to increase the revenue potential of our available transit and outdoor advertising display inventory by offering innovative transit products and increasing the percentage of time our display space is occupied.

    - OBTAIN ADDITIONAL TRANSIT ADVERTISING AGREEMENTS. We believe that by obtaining additional transit advertising agreements we will increase our operating efficiencies and geographic diversity and create additional bases from which to achieve further market penetration. We expect increased revenue and profitability for additional transit districts to occur over time as we implement our direct sales and product strategies.

    - DEVELOP REGIONAL OPERATING CENTERS ("HUBS"). We seek to increase our revenues, profitability and operating efficiencies through our development and use of regional operating centers, or hubs. We believe our hub strategy results in revenue growth and cost savings.

    - SELECTIVELY PURSUE ACQUISITION OPPORTUNITIES. We continuously evaluate opportunities to enter new markets and increase our presence in existing markets through the selective acquisition of out-of-home advertising companies or assets.

    - INCREASE INVENTORY OF OUTDOOR DISPLAYS. We expect to increase our market penetration by acquiring or building additional outdoor displays in new and existing markets. We emphasize acquiring or constructing displays in regions where we already have outdoor displays or agreements with transit districts.

    - EXPAND OUR NATIONAL SALES EFFORT. To more effectively coordinate and expand our national sales efforts, we have established national sales offices in Los Angeles, Chicago and New York City. We believe that our further growth and expansion into new markets will continue to increase our national sales.
                            ------------------------

    Obie Media is a corporation formed in 1987 under the laws of Oregon. Our corporate offices are located at 4211 West 11th Avenue, Eugene, Oregon 97402. Our telephone number is (541) 686-8400.

                              RECENT DEVELOPMENTS

    ADDITIONAL TRANSIT ADVERTISING AGREEMENTS. To date in 1999, we have begun operating transit advertising displays on approximately 1,370 additional vehicles. The following table sets forth certain information about these new operations:

DATE OPERATIONS BEGAN                                            APPROXIMATE NO.
       (1999)          LOCATION                                    OF VEHICLES

      July             St. Louis, Missouri                                670(1)
      June             Cambridge, Ontario                                  25
      May              Niagara Falls, Ontario                              25
      April            Gray Line of Victoria, B.C.                         80
                       St. Catharines, Ontario                             50
      February         Yakima, Washington                                  20
      January          Madison, Wisconsin                                 200
                       Spokane, Washington                                130
                       London, Ontario                                    170
                                                                        -----
                                     Total....................          1,370
                                                                        -----
                                                                        -----

------------------------

(1) The former operator of transit advertising displays for the St. Louis transit district is contesting the district's award of the St. Louis transit district agreement to us both judicially and administratively. See "Business--Litigation."


In addition, in July 1999, the Kansas City Area Transportation Authority in Kansas City, Missouri, advised us that we have been awarded the right to sell transit advertising display space on its fleet of approximately 280 transit vehicles for up to five years. We expect to begin operating transit advertising displays for the district in September 1999. Also in July 1999, the Fort Worth Transportation Authority in Fort Worth, Texas, advised us that we have been awarded the right to sell advertising display space on approximately 360 of its bus benches. We are negotiating a five-year contract with the district and expect to begin operations for it in September 1999.



    EARLY TERMINATION OF TRANSIT ADVERTISING AGREEMENT FOR PORTLAND, OREGON. We have a contract to provide advertising sales services to the Tri-County Metropolitan Transit District ("Tri-Met") in Portland, Oregon, which, by its terms, was scheduled to expire in June 2001. We originally began serving Tri-Met in January 1994, pursuant to a five-year agreement, which was later extended for an additional two years. The Federal Transit Administration ("FTA"), which provides substantial monies to transit districts, has taken the position that transit advertising contracts may not exceed five years in length. At the request of the FTA, Tri-Met and we agreed that our agreement with Tri-Met would terminate on June 30, 1999. However, Tri-Met has informed us that our current agreement with it will now terminate 10 days after notification by Tri-Met of its award of a new agreement. In December 1998, Tri-Met entered into a settlement agreement to compensate us for early termination of the existing contract. Under the terms of the settlement agreement, we received a one-time cash payment and related financial benefits which resulted in a pre-tax gain of $886,000 during the first quarter of fiscal 1999. The agreement further provides that we will sell to Tri-Met for $80,000 the transit benches on which we sell advertising. If we are not successful in obtaining the new Portland contract, we will receive additional lesser cash payments and other financial benefits, and will receive for a period of up to one year 20% of the net billings received from unexpired advertising contracts which extend beyond June 30, 1999.



    In anticipation of the termination of our transit district agreement, Tri-Met solicited proposals for the operation of the Portland transit district by means of a competitive bidding process. We were not awarded the right to continue to operate in Portland in that bidding process. The results of that initial process were contested and Tri-Met requested submission of new proposals. We submitted a revised, aggressively-priced bid in response. On August 2, 1999, Tri-Met announced its intention to award the new Portland contract to us. Tri-Met may face additional administrative and legal challenges in connection with its decision. We may not be successful in our bid to continue to operate in Portland. Our current Portland agreement covered approximately 726 vehicles as of May 31, 1999, and, giving effect to the P & C acquisition as if it had occurred on January 1, 1998, accounted for approximately 15.5% of our pro forma gross revenues for fiscal 1998.


    ACQUISITION OF P & C. In September 1998, we acquired P & C, which has operated in the out-of-home advertising industry for over 50 years. P & C has 19 agreements with transit districts, including districts located in Hartford, Stamford and New Haven, Connecticut; Fort Lauderdale and West Palm Beach, Florida; Cincinnati and Cleveland, Ohio; Richmond, Virginia; and Milwaukee, Wisconsin. As of May 31, 1999, P & C's transit agreements covered approximately 3,200 vehicles.

    EXPANSION INTO CANADA. In August 1998, our wholly owned Canadian subsidiary, Obie Media Limited, began operating transit advertising displays for BC Transit on approximately 1,500 transit vehicles in British Columbia. BC Transit is the transit authority for substantially all of the transit districts in British Columbia, including Vancouver (Canada's third largest market) and Victoria. As discussed above, we have further expanded our operations in Canada since August 1998 through operations in British Columbia and Ontario.

                                 THIS OFFERING

Common stock offered by Obie Media........  1,000,000 shares

Common stock offered by the selling
  shareholders............................  750,000 shares

Total offering............................  1,750,000 shares

Common stock to be outstanding after this
  offering................................  5,322,949 shares(1)

Use of proceeds...........................  Repayment of bank borrowings, including borrowings to finance
                                            the acquisition of P & C

Nasdaq SmallCap Market symbol.............  OBIE

Proposed Nasdaq National Market symbol....  OBIE

------------------------

(1) Based on shares outstanding as of May 31, 1999. Excludes: (a) 348,909 shares of common stock reserved for future issuances under Obie Media's Restated 1996 Stock Incentive Plan (options to purchase an aggregate of 240,322 of such shares were outstanding under the plan at May 31, 1999, with a weighted average exercise price of $9.62 per share); (b) 148,500 shares of common stock issuable upon the exercise of additional options that were granted on September 1, 1998 in connection with the P & C acquisition, with a weighted average exercise price of $8.13 per share; and (c) up to 82,500 shares of common stock which may be issued to Wayne Schur depending on P & C performance through November 30, 2001. See "Management--Stock Option Information" and "--Schur Employment and Noncompetition Agreement; Change-in-Control Arrangement."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
              (IN THOUSANDS, EXCEPT PER-SHARE AND VEHICLE AMOUNTS)

                                                          FISCAL YEAR ENDED NOVEMBER 30,
                                        ------------------------------------------------------------------
                                                                                                   PRO
                                                                                                FORMA(1)
                                          1994       1995       1996       1997       1998        1998
                                        ---------  ---------  ---------  ---------  ---------  -----------
                                                                                               (UNAUDITED)
STATEMENT OF INCOME DATA:
Net revenues(2).......................     $6,026     $8,259    $10,070    $13,303    $22,718     $28,197
Operating expenses:
  Direct advertising..................      3,551      4,801      5,907      8,005     14,793      18,854
  General and administrative..........        858      1,301      1,685      2,242      3,628       5,000
  Contract settlement(3)..............         --         --         --         --         --          --
  Start-up costs......................         --         --         --        237        106         106
  Depreciation and amortization.......        533        529        514        664        936       1,390
                                        ---------  ---------  ---------  ---------  ---------  -----------
    Total operating expenses..........     $4,942     $6,631    $ 8,106    $11,148    $19,463     $25,350
                                        ---------  ---------  ---------  ---------  ---------  -----------
Operating income......................      1,084      1,628      1,964      2,155      3,255       2,847
Interest expense......................      1,371      1,432      1,480        584        776       1,174
Minority interest in subsidiary.......          1         12          2          8         --          --
Other income, net.....................         (5)       (11)      (188)       (51)        --         (86)
Provision for (benefit from) income
  taxes...............................         --       (778)        31        614        978         704
Extraordinary item(4).................         --         --        543         --         --          --
                                        ---------  ---------  ---------  ---------  ---------  -----------
Net income (loss).....................     $ (283)     $ 973     $   96    $ 1,000    $ 1,501     $ 1,055
Net income (loss) per share(5)
  Basic...............................       (.09)       .32        .03        .24        .35         .24
  Diluted.............................       (.09)       .32        .03        .23        .35         .24
Weighted average shares outstanding
  Basic...............................      3,025      3,025      3,055      4,237      4,263       4,305
  Diluted.............................      3,025      3,025      3,057      4,290      4,323       4,383
OTHER DATA:
EBITDA(6).............................     $1,617     $2,157    $ 2,478    $ 2,819    $ 4,191     $ 4,237
EBITDA margin(7)......................       26.8%      26.1%      24.6%      21.2%      18.4%       15.0%
After-tax cash flow(8)................      $ 250      $ 724    $ 1,184    $ 2,278    $ 2,936     $ 2,944
Number of transit vehicles(9).........        969      1,029      1,135      2,374      7,352       7,352

                                               SIX MONTHS ENDED MAY 31,
                                        ---------------------------------------
                                                          PRO
                                                       FORMA(1)
                                           1998          1998          1999
                                        -----------   -----------   -----------
                                        (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
STATEMENT OF INCOME DATA:
Net revenues(2).......................      $8,358       $12,402       $15,730
Operating expenses:
  Direct advertising..................       5,263         8,240        11,296
  General and administrative..........       1,454         2,440         2,312
  Contract settlement(3)..............          --            --          (886)
  Start-up costs......................          43            43           296
  Depreciation and amortization.......         354           670           723
                                        -----------   -----------   -----------
    Total operating expenses..........      $7,114       $11,393       $13,741
                                        -----------   -----------   -----------
Operating income......................       1,244         1,009         1,989
Interest expense......................         331           594           562
Minority interest in subsidiary.......          32            32            --
Other income, net.....................          --           (30)           --
Provision for (benefit from) income
  taxes...............................         335           157           556
Extraordinary item(4).................          --            --            --
                                        -----------   -----------   -----------
Net income (loss).....................       $ 546        $  256        $  871
Net income (loss) per share(5)
  Basic...............................         .13           .06           .20
  Diluted.............................         .13           .06           .20
Weighted average shares outstanding
  Basic...............................       4,241         4,296         4,322
  Diluted.............................       4,311         4,337         4,412
OTHER DATA:
EBITDA(6).............................      $1,598       $ 1,679       $ 2,712
EBITDA margin(7)......................        19.1%         13.5%         17.5%
After-tax cash flow(8)................       $ 900        $  926       $ 1,594
Number of transit vehicles(9).........       2,658         5,452         7,978

BALANCE SHEET DATA:

                                                                   NOVEMBER 30,
                                             ---------------------------------------------------------
                                                 1994         1995       1996       1997       1998
                                             -------------  ---------  ---------  ---------  ---------  MAY 31, 1999
                                                                                                        -------------
                                                                                                           ACTUAL
                                                                                                        -------------
                                                                                                         (UNAUDITED)
Cash.......................................    $      81    $      55  $     475  $      --  $     326    $      78
Working capital............................           45          273        380        647      1,033          261
Total assets...............................        9,491       10,535     12,533     14,284     27,647       28,142
Long-term debt, less current portion.......       11,310       11,001      6,555      5,695     13,354       11,720
Shareholders' equity (deficit).............       (3,466)      (2,652)     2,784      3,796      5,547        6,518


                                             AS ADJUSTED(10)
                                             ---------------
                                               (UNAUDITED)
Cash.......................................     $      78
Working capital............................         3,509
Total assets...............................        28,142
Long-term debt, less current portion.......         5,470
Shareholders' equity (deficit).............        16,016

--------------------------

 (1) Represents actual amounts as adjusted to give effect to the acquisition of P & C as if it had occurred on January 1, 1998. See unaudited pro forma consolidated financial statements. The primary adjustments were to record the amortization of goodwill, the interest expense related to acquisition debt and the income tax effects of the transaction.

 (2) Net revenues are gross revenues less advertising agency commissions.


 (3) At the request of the Federal Transit Administration, Tri-Met and we agreed that our transit district agreement with Tri-Met would terminate on June 30, 1999, rather than in June 2001 as originally scheduled. However, Tri-Met has informed us that our current agreement with it will now terminate 10 days after notification by Tri-Met of its award of a new agreement. On August 2, 1999, Tri-Met announced its intention to award the new agreement to us. In December 1998, Tri-Met entered into a settlement agreement to compensate us for early termination of our existing contract. Under the terms of the settlement agreement, we received a one-time cash payment and other financial benefits which resulted in a pre-tax gain of $886,000 during the first quarter of fiscal 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Developments."

 (4) The extraordinary item in fiscal 1996 resulted from debt prepayment penalties and the write-off of previously capitalized loan costs, net of income tax benefit.

 (5) In fiscal 1996, net income per share (basic and diluted) before the extraordinary item was $.21 per share. Weighted average shares outstanding are used in the per-share calculations.

 (6) "EBITDA" (earnings before interest, taxes, depreciation and amortization) is defined as operating income before depreciation and amortization expense. While EBITDA should not be considered in isolation or as a substitute for net income, cash provided by operating activities or other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity, we believe that it is widely used by certain investors as one measure to evaluate the financial performance of companies in the out-of-home advertising industry. It assists in comparing out-of-home advertising company performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon accounting methods used (particularly when acquisitions are involved) or non-operating factors (such as historical cost basis). Accordingly, this information has been disclosed in this prospectus to facilitate the comparative analysis of our operating performance relative to other companies in the out-of-home advertising industry.

 (7) "EBITDA margin" is EBITDA stated as a percentage of net revenues.

 (8) "After-tax cash flow" is defined as net income before extraordinary loss plus depreciation and amortization expense and deferred tax expense. After-tax cash flow is not presented here as a measure of operating results and does not purport to represent cash provided by operating activities. After-tax cash flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles such as net income and cash provided by operating activities.

 (9) At the end of the period.

 (10) As adjusted to reflect the sale of 1,000,000 shares of common stock offered by Obie Media in this offering at an assumed price of $10.75 per share and the use of the net proceeds we receive from this offering (after deducting the underwriting discounts and commissions and our estimated offering expenses) to reduce our indebtedness. See "Use of Proceeds."

                                  RISK FACTORS

    OWNERSHIP OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK.

OUR FUTURE GROWTH DEPENDS IN PART ON FACTORS BEYOND OUR CONTROL, AND WE MAY NOT
  BE SUCCESSFUL IN IMPLEMENTING OUR GROWTH STRATEGY

    Our growth strategy is to increase our penetration within our existing markets and to enter new markets. We may not be successful in expanding in our existing markets or entering new markets. A principal component of our growth strategy is to obtain exclusive agreements with additional transit districts while renewing our existing transit agreements. Other components of our growth strategy include increasing our inventory of outdoor displays, expanding our national presence and selectively acquiring other out-of-home advertising companies or assets.

    The implementation of our growth strategy will depend upon a number of factors, both within and outside our control. These factors include:

    - Our identification of new geographic markets in which we can effectively compete.

    - Our ability to successfully bid for new transit district agreements and renew existing transit district agreements on terms favorable to us.

    - Our ability to obtain required performance bonds or other guarantees of our obligations under transit district agreements.

    - Acceptance of Obie Media and our products by customers in new markets.

    - Our receipt of any required governmental authorizations for any proposed expansion.

    - Our identification and acquisition on favorable terms of suitable acquisition candidates.

    - Our ability to hire, train and retain qualified personnel.

    - Our ability to obtain required financing on acceptable terms, if at all.

    We may not be successful in expanding our operations and any expansion may not be profitable. Further, our results to date may not be indicative of our prospects or our ability to penetrate new markets, many of which may have different competitive conditions and demographic characteristics than our current markets. See "Business--Obie Media Strategy."

WE MAY BE UNABLE TO GENERATE SUFFICIENT ADVERTISING REVENUES TO PROFIT FROM
  TRANSIT DISTRICT AGREEMENTS

    Giving effect to Obie Media's acquisition of P & C as if it had occurred on January 1, 1998, 81.5% of our pro forma gross revenues for fiscal 1998 were attributable to our agreements with transit districts. Under such agreements, we typically agree to pay the transit district the greater of a minimum guaranteed amount or a percentage (usually over 50%) of the advertising revenues generated by our use of the district's vehicles. We may not be able to profitably operate under any transit agreement. When awarding contracts, transit districts rely heavily on the amount of revenue the applicant guarantees it will pay to the district in upcoming years. If our revenues from advertising displays are lower than anticipated, we still must pay to the districts the guaranteed amounts each year. Also, in order to expand into new geographic markets and renew our existing transit agreements, we may face competitive pressure to increase the amounts or change the payment schedules of our guarantees or increase the percentage of revenues we pay to transit districts. Any such increase could result in financial losses or lower profits under our transit district agreements. In addition, some of our agreements with transit districts provide that the transit district may terminate the agreement before the end of the specified term at the convenience of the transit district, or if the transit district determines that such termination is in its best interest or the public interest. See "Business--Products and Markets."

A SUBSTANTIAL PORTION OF OUR REVENUES IS DERIVED FROM AGREEMENTS WITH A LIMITED
  NUMBER OF TRANSIT DISTRICTS, THE LOSS OF ANY OF WHICH COULD ADVERSELY AFFECT
  US


    A substantial portion of our revenues is derived from agreements with a limited number of transit districts, particularly our transit district agreements for Portland, Oregon; Dallas, Texas; and Vancouver, British Columbia. Our inability to renew any of these or our other significant transit agreements on favorable terms, if at all, or the early termination of any such agreements, could adversely affect us. Giving effect to the P & C acquisition as if it had occurred on January 1, 1998, the transit district agreements for Portland and Dallas accounted for 15.5% and 15.7%, respectively, of our pro forma gross revenues for fiscal 1998. No other agreement accounted for over 10% of our pro forma gross revenues for fiscal 1998. We expect that the transit district agreement for Vancouver, where we commenced operations in August 1998, will account for over 10% of our gross revenues for fiscal 1999. The agreements for Vancouver and Dallas are scheduled to terminate in 2000 and 2002, respectively. Tri-Met is in the process of awarding a new contract for the Portland transit district. Our current agreement for Portland will terminate 10 days after notification by Tri-Met of its award of a new agreement. We were not awarded the right to continue to operate in Portland in the initial competitive proposal process. The results of the initial process were contested and Tri-Met requested submission of new proposals. We submitted a revised, aggressively-priced bid in response. On August 2, 1999, Tri-Met announced its intention to award the new Portland contract to us. Tri-Met may face additional administrative and legal challenges in connection with its decision. We may not be successful in our bid to continue to operate in Portland.


WE MAY NOT BE ABLE TO MAKE DESIRED ACQUISITIONS OR INTEGRATE ACQUIRED COMPANIES
  INTO OUR OPERATIONS

    A component of Obie Media's growth strategy is to selectively acquire out-of-home advertising companies or assets, such as our recent acquisition of P & C. We may not be successful in integrating the P & C acquisition or completing and integrating any future acquisitions. In addition, we may not be able to complete acquisitions on terms acceptable to us. Any acquisitions by Obie Media would involve risks commonly encountered in acquisitions of companies, including:

    - The difficulty of assimilating the operations and personnel of the acquired company into our existing structure.

    - Potential disruption of our ongoing business.

    - Diversion of the time and resources of our management.

    - An increase in our administrative costs.

    - Our potential loss of key employees of the acquired company.

    Our failure to effectively integrate any acquired businesses could adversely affect us. In addition, future acquisitions by Obie Media may require additional debt or equity financing. Debt financing, if available, may increase our leverage and cash required to service debt. Equity financing may cause dilution to our shareholders. We may not be able to obtain required financing when needed on terms favorable to us, if at all.

OUR GROWTH MAY PLACE STRAINS ON OUR SYSTEMS AND MANAGEMENT RESOURCES THAT COULD
  ADVERSELY AFFECT OUR BUSINESS

    Obie Media has grown both internally and as a result of the P & C acquisition. This growth, and further anticipated growth, could place a strain on our management, systems and other resources. To manage our growth, we will need to continue to invest in and expand our operational, financial and information systems and to attract, retain, motivate and effectively manage our employees. We may not be able to do so.

CHANGES IN ADVERTISING TRENDS AND GENERAL ECONOMIC CONDITIONS COULD REDUCE OUR
  REVENUES

    We rely on sales of advertising space for our revenues. Changes in general economic conditions and trends in the advertising industry affect sales of advertising space. A general decline in economic conditions, a decline in economic conditions in particular markets where we conduct business or a reallocation of advertising expenditures by advertisers using our displays or services could result in a reduction in our advertising revenues.

LOSS OF ANY KEY EXECUTIVE COULD ADVERSELY AFFECT OUR BUSINESS

    Obie Media's success depends to a significant extent upon the continued services of our executive officers and other key management and sales personnel. In particular, Obie Media relies on Brian Obie, our Chairman of the Board, President and Chief Executive Officer, Wayne Schur, our Executive Vice President and the President of P & C, and Stephen Grover, our Vice President and General Manager and the President of Obie Media Limited, our wholly owned Canadian subsidiary. We have no long-term employment agreements with any of our employees, other than Mr. Schur. The loss of the services of any of our executive officers or other key management and sales personnel could adversely affect us. We carry life insurance on Mr. Obie in the amount of $2.0 million, but do not carry life insurance on any other employee. See "Management."

INTENSE COMPETITION MAY LEAD TO REDUCED REVENUES OR PROFITS

    Obie Media's markets are highly competitive, particularly in large advertising markets. Several of our competitors, including diversified media companies, are substantially larger, better capitalized, more widely known and have access to substantially greater resources than we do. Obie Media may not be able to compete successfully either with other out-of-home companies or with other advertising media. See "Business--Competition."

    In the transit advertising market, we compete with other out-of-home advertising companies that submit proposals for exclusive agreements with transit districts by means of a formal proposal process. In larger markets, we encounter direct competition for transit district agreements from major transit advertising companies such as TDI Worldwide, Inc., one of the largest transit advertising companies in the United States and a dominant competitor in the larger markets. In the outdoor advertising display market, we compete with other out-of-home advertising companies for customers. Obie Media also competes for customers with other advertising media, including broadcast and cable television, radio, print media, direct mail marketing, and displays in shopping centers and malls, airports, stadiums, movie theaters and supermarkets and on taxis, trains and subways. In recent years, there has been consolidation among our competitors, including consolidation between out-of-home advertising companies and broadcast or other media.

GOVERNMENT REGULATIONS MAY LIMIT OUR ABILITY TO EXPAND OUR OUTDOOR ADVERTISING
  BUSINESS

    Government extensively regulates the outdoor advertising industry at the federal, state and local levels. Regulations limit the location, relocation, height and size of outdoor advertising displays. In addition, some jurisdictions prohibit the construction of new outdoor advertising displays or the replacement, relocation, enlargement or upgrading of existing displays. Governmental regulations, tobacco industry agreements and our transit district agreements may also restrict the content of the advertisements displayed by Obie Media. For example, some states have banned all outdoor advertising of tobacco products. In November 1998, 46 states signed a settlement agreement with the four largest American tobacco companies. Among other things, the agreement bans transit and outdoor advertising of the companies' tobacco products in the 46 states. Congress has also considered legislation that would severely restrict or ban tobacco advertising. Existing or future laws or regulations could adversely affect Obie Media, and may limit our ability to increase our inventory of outdoor advertising displays or display particular types of advertisements. See "Business--Government Regulation."


OUR CREDIT AGREEMENTS LIMIT OUR FINANCIAL AND OPERATIONAL FLEXIBILITY

    Obie Media's primary lender has a lien on substantially all of our assets to collateralize our indebtedness. Our credit agreements restrict our ability to incur additional debt, create additional liens, sell assets and make acquisitions. The credit agreements also contain financial covenants. These restrictions and covenants may limit our ability to implement our growth strategy, pay dividends or engage in other activities that would benefit us or our shareholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

AFTER THE OFFERING, BRIAN OBIE WILL CONTINUE TO HAVE SIGNIFICANT CONTROL OF OBIE
  MEDIA

    Following completion of this offering, Brian Obie, our Chairman of the Board, President and Chief Executive Officer, will beneficially own 33.8% of the outstanding shares of common stock (31.0% if the overallotment option is fully exercised). Mr. Obie may be able to control the management and affairs of Obie Media and the outcome of certain corporate actions submitted for approval to our shareholders, including the election of our board of directors. As a result of such control, certain transactions may not be possible without Mr. Obie's approval. These transactions include proxy contests, mergers involving Obie Media and tender offers or other purchases of our common stock that could give our shareholders the opportunity to realize a premium over the then-prevailing market price for their shares.

OUR REVENUES AND PROFITS MAY FLUCTUATE AND BECOME MORE SEASONAL AS OUR TRANSIT
  ADVERTISING BUSINESS INCREASES

    Obie Media's revenues and operating results historically have fluctuated by season. Typically, our results of operations are strongest in the fourth quarter and weakest in the first quarter of our fiscal year ending November 30. Our transit advertising operations are more seasonal than our outdoor advertising operations, because our outdoor advertising display space, unlike our transit advertising display space, is sold nearly exclusively by means of 12-month contracts. We believe this seasonality will increase as our transit advertising operations continue to expand more rapidly than our outdoor advertising operations. This seasonality, together with fluctuations in general and regional economic conditions and the timing and expenses related to acquisitions, the obtaining of new transit agreements and other actions we have taken to implement our growth strategy, has contributed to fluctuations in our periodic operating results. These fluctuations likely will continue. Accordingly, Obie Media's results of operations in any period may not be indicative of the results to be expected for any future period. Because a significant portion of our expenses are fixed and are based in part on our estimate of future revenues, we may be unable to adjust our expenditures in a timely manner to compensate for any unanticipated reduction in revenues. This could result in period-to-period declines in our operating results and net income.

OUR STOCK PRICE MAY FLUCTUATE SIGNIFICANTLY

    The market price of our common stock may fluctuate significantly due to variations in actual and anticipated operating results, changes in earnings estimates by analysts, lack of liquidity, our failure to implement our growth strategy and other events or factors. In addition, the stock markets have recently experienced price and volume volatility that has affected the market prices of companies in ways seemingly unrelated to their operating performance. Stock market volatility may adversely affect the market price of our common stock.

OUR ANTITAKEOVER PROVISIONS AND AUTHORIZED STOCK MAY REDUCE THE MARKET PRICE OF
  OUR COMMON STOCK

    Obie Media's board of directors may issue up to 10 million shares of preferred stock and fix the rights, preferences, privileges and restrictions of those shares without any further vote or action by our shareholders. The board of directors also may issue up to 20 million shares of common stock. The potential issuance of additional shares of preferred stock and common stock could delay or prevent a change in control of Obie Media. It could also discourage offers to purchase common stock at a premium over its market price and may decrease the market price of, and the voting and other rights of the holders of, our common stock. Provisions of our articles of incorporation and bylaws could also delay or prevent a change of control. In addition, we are subject to Oregon statutory provisions governing business combinations and potentially restricting the voting rights of persons acquiring more than a specified percentage of our common stock. These provisions could make it more difficult to complete a merger or tender offer involving Obie Media, even if it would be beneficial to our shareholders. See "Description of Capital Stock--Antitakeover Measures."

YOU SHOULD NOT RELY ON OUR FORWARD-LOOKING STATEMENTS

    This prospectus contains "forward-looking" statements within the meaning of
Section 27A of the Securities Act of 1933. In particular, this prospectus contains statements regarding the recent commencement of transit advertising operations in various markets, our growth strategy, the effect of our growth and expansion on our revenues, anticipated capital expenditures for fiscal 1999, anticipated general and administrative expenses and anticipated Year 2000 expenditures. Discussions containing forward-looking statements appear under "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and in other sections of this prospectus. When used in this prospectus, the words "believes," "intends," "anticipates," "expects," and similar expressions identify forward-looking statements. A number of risks and uncertainties, including, without limitation, those specifically described in this section of the prospectus, may affect the events described in these statements, and actual results could differ materially from those described in the forward-looking statements. We do not intend to update any forward-looking statements.

                                USE OF PROCEEDS

    We expect to receive net proceeds of approximately $9.5 million from this offering ($11.1 million if the overallotment option is exercised in full), assuming a price of $10.75 per share and after deducting the underwriting discounts and commissions and our estimated offering expenses. We will use approximately $7.0 million of the net proceeds we receive to repay borrowings outstanding under the bridge loan we incurred to finance the acquisition of P &
C. The bridge loan is due on demand and bears interest either at a variable rate equal to the lender's prime rate plus 0.5% (which totaled 8.25% at May 28, 1999) or, at our election and subject to certain terms and conditions, at the London Interbank Offered Rate ("LIBOR") as quoted by the lender plus 2% (which, based on the three-month lender LIBOR, totaled 7.07% at May 28, 1999). We will use the balance of the net proceeds we receive from this offering to reduce certain other bank indebtedness which (1) is due on demand and bears interest at a variable rate equal to the lender's prime rate (which was 7.75% at May 28, 1999), or (2) is due on December 15, 2003 and bears interest at a variable rate equal to the lender's prime rate plus 0.5% (which totaled 8.25% at May 28, 1999) or, at our election and subject to certain terms and conditions, at LIBOR as quoted by the lender plus 2% (which, based on the three-month lender LIBOR, totaled 7.07% at May 28, 1999). Pending such uses, we will invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities. We will not receive any of the proceeds from the sale of common stock offered by the selling shareholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                          PRICE RANGE OF COMMON STOCK

    Since November 21, 1996, our common stock has been traded on the Nasdaq SmallCap Market under the symbol "OBIE." We have applied to list our common stock on the Nasdaq National Market under the same symbol and anticipate that our common stock will begin trading on the Nasdaq National Market following this offering. The following table presents the high and low bid prices of our common stock as reported by The Nasdaq Stock Market:

                                                                               HIGH        LOW
                                                                             ---------  ---------
FISCAL 1997

First Quarter..............................................................  $    6.41  $    5.47
Second Quarter.............................................................       6.20       5.16
Third Quarter..............................................................       5.58       5.16
Fourth Quarter.............................................................       8.24       5.16

FISCAL 1998

First Quarter..............................................................  $    9.66  $    8.18
Second Quarter.............................................................      10.91       9.32
Third Quarter..............................................................      15.00       9.32
Fourth Quarter.............................................................      15.00       9.09

FISCAL 1999

First Quarter..............................................................  $   19.50  $   13.00
Second Quarter.............................................................      16.13      10.13
Third Quarter (through July 9, 1999).......................................      13.38      10.00

    The last reported sales price for our common stock on the Nasdaq SmallCap Market on July 9, 1999 was $10.75 per share. At May 31, 1999, there were 4,322,949 shares of common stock outstanding held by 61 holders of record.

                                DIVIDEND POLICY

    We have not paid cash dividends on our common stock since our initial public offering in November 1996. We do not anticipate paying cash dividends in the foreseeable future. We intend to retain any future earnings for reinvestment in Obie Media. In addition, our credit agreements may limit our ability to pay dividends or make other distributions on our common stock. Any future determination as to the payment of dividends will be subject to applicable limitations, will be at the discretion of our board of directors and will depend on our results of operations, financial condition, capital requirements and other factors deemed relevant by the board of directors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                 CAPITALIZATION

    The following table sets forth Obie Media's capitalization at May 31, 1999:
(1) on an actual historical basis and (2) as adjusted to reflect the sale of 1,000,000 shares of common stock by Obie Media pursuant to this offering at an assumed price of $10.75 per share and the use of all of our estimated net proceeds of this offering to reduce our indebtedness. See "Use of Proceeds." You should read this table in conjunction with the consolidated financial statements and related notes and unaudited pro forma consolidated financial statements and related notes appearing elsewhere in this prospectus.

                                                                             MAY 31, 1999
                                                                        ----------------------
                                                                         ACTUAL    AS ADJUSTED
                                                                        ---------  -----------
                                                                        (DOLLARS IN THOUSANDS)
Current portion of long-term debt and lines of credit.................  $   5,292   $   2,044

Long-term debt, less current portion..................................     11,720       5,470

Shareholders' equity:

  Preferred stock, without par value: 10,000,000 shares authorized, no
    shares issued and outstanding.....................................         --          --

  Common stock, without par value: 20,000,000 shares authorized;
    4,322,949 shares issued and outstanding, actual; 5,322,949 shares
    issued and outstanding, as adjusted(1)............................      6,953      16,451

  Options issued for common stock(2)..................................        212         212

Foreign Currency Translation..........................................         (2)         (2)

Accumulated deficit...................................................       (645)       (645)
                                                                        ---------  -----------

  Total shareholders' equity..........................................      6,518      16,016
                                                                        ---------  -----------

    Total capitalization..............................................  $  23,530   $  23,530
                                                                        ---------  -----------
                                                                        ---------  -----------

------------------------

(1) Excludes: (a) 348,909 shares of common stock reserved for future issuances under Obie Media's Restated 1996 Stock Incentive Plan (options to purchase an aggregate of 240,322 of such shares were outstanding under the plan at May 31, 1999, with a weighted average exercise price of $9.62 per share);
    (b) 148,500 shares of common stock issuable upon the exercise of additional options that were granted on September 1, 1998 in connection with the P & C acquisition, with a weighted average exercise price of $8.13 per share; and
    (c) up to 82,500 shares of common stock which may be issued to Wayne Schur depending on P & C performance through November 30, 2001. See "Management-- Stock Option Information" and "--Schur Employment and Noncompetition Agreement; Change-in-Control Arrangement."

(2) Represents the fair value of the vested portion of options to purchase 137,500 shares of our common stock which were granted to Wayne Schur on September 1, 1998 in connection with the P & C acquisition. See "Management--Schur Employment and Noncompetition Agreement;
    Change-in-Control Arrangement."

                      SELECTED CONSOLIDATED FINANCIAL DATA


    We derived the selected statement of income and balance sheet information presented below from our consolidated financial statements, and you should read this information in conjunction with the financial statements and the related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information included elsewhere in this prospectus. We derived the selected financial and operating information for Obie Media as of November 30, 1997 and 1998 and for the fiscal years ended November 30, 1997 and 1998 from our consolidated financial statements, which have been audited by Arthur Andersen LLP, independent accountants. We derived the selected financial and operating information for Obie Media as of November 30, 1994, 1995 and 1996 and for the fiscal years ended November 30, 1994, 1995 and 1996 from our consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, independent accountants. We derived the selected financial and operating information as of May 31, 1999 and for the six months ended May 31, 1998 and 1999 from unaudited financial statements that, in our opinion, include all adjustments, consisting of normal recurring adjustments, necessary to present fairly the information set forth therein. Operating results for the six months ended May 31, 1999 are not necessarily indicative of the results that may be expected for any future period. We provide pro forma information for the six months ended May 31, 1998 and for the fiscal year ended November 30, 1998 to show the effect of the acquisition of P & C on our statement of operations. The pro forma financial information is based upon available information and certain assumptions that we believe are reasonable. The pro forma financial information is provided for informational purposes only and should not be construed to be indicative of our results of operations had the acquisition of P & C occurred at January 1, 1998, nor is it necessarily indicative of future combined operating results or financial position.

                                                  FISCAL YEAR ENDED NOVEMBER 30,                     SIX MONTHS ENDED MAY 31,
                                ------------------------------------------------------------------   -------------------------
                                                                                           PRO                         PRO
                                                                                        FORMA(1)                    FORMA(1)
                                  1994       1995       1996       1997       1998        1998          1998          1998
                                ---------  ---------  ---------  ---------  ---------  -----------   -----------   -----------
                                                                                       (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                                                     (IN THOUSANDS, EXCEPT PER-SHARE AND VEHICLE AMOUNTS)
STATEMENT OF INCOME DATA:
Net revenues(2)...............  $   6,026  $   8,259  $  10,070  $  13,303  $  22,718   $  28,197     $   8,358     $  12,402
Operating expenses:
  Direct advertising..........      3,551      4,801      5,907      8,005     14,793      18,854         5,263         8,240
  General and
    administrative............        858      1,301      1,685      2,242      3,628       5,000         1,454         2,440
  Contract settlement(3)......         --         --         --         --         --          --            --            --
  Start-up costs..............         --         --         --        237        106         106            43            43
  Depreciation and
    amortization..............        533        529        514        664        936       1,390           354           670
                                ---------  ---------  ---------  ---------  ---------  -----------   -----------   -----------
    Total operating
      expenses................  $   4,942  $   6,631  $   8,106  $  11,148  $  19,463   $  25,350     $   7,114     $  11,393
                                ---------  ---------  ---------  ---------  ---------  -----------   -----------   -----------
Operating income..............      1,084      1,628      1,964      2,155      3,255       2,847         1,244         1,009
Interest expense..............      1,371      1,432      1,480        584        776       1,174           331           594
Minority interest in
  subsidiary..................          1         12          2          8         --          --            32            32
Other income, net.............         (5)       (11)      (188)       (51)        --         (86)           --           (30)
Provision for (benefit from)
  income taxes................         --       (778)        31        614        978         704           335           157
Extraordinary item(4).........         --         --        543         --         --          --            --            --
                                ---------  ---------  ---------  ---------  ---------  -----------   -----------   -----------
Net income (loss).............  $    (283) $     973  $      96  $   1,000  $   1,501   $   1,055     $     546     $     256
Net income (loss) per share(5)
  Basic.......................       (.09)       .32        .03        .24        .35         .24           .13           .06
  Diluted.....................       (.09)       .32        .03        .23        .35         .24           .13           .06
Weighted average shares
  outstanding
  Basic.......................      3,025      3,025      3,055      4,237      4,263       4,305         4,241         4,296
  Diluted.....................      3,025      3,025      3,057      4,290      4,323       4,383         4,311         4,337
OTHER DATA:
EBITDA(6).....................  $   1,617  $   2,157  $   2,478  $   2,819  $   4,191   $   4,237     $   1,598     $   1,679
EBITDA margin(7)..............       26.8%      26.1%      24.6%      21.2%      18.4%       15.0%         19.1%         13.5%
After-tax cash flow(8)........  $     250  $     724  $   1,184  $   2,278  $   2,936   $   2,944     $     900     $     926
Number of transit
  vehicles(9).................        969      1,029      1,135      2,374      7,352       7,352         2,658         5,452


                                   1999
                                -----------
                                (UNAUDITED)

STATEMENT OF INCOME DATA:
Net revenues(2)...............   $  15,730
Operating expenses:
  Direct advertising..........      11,296
  General and
    administrative............       2,312
  Contract settlement(3)......        (886)
  Start-up costs..............         296
  Depreciation and
    amortization..............         723
                                -----------
    Total operating
      expenses................   $  13,741
                                -----------
Operating income..............       1,989
Interest expense..............         562
Minority interest in
  subsidiary..................          --
Other income, net.............          --
Provision for (benefit from)
  income taxes................         556
Extraordinary item(4).........          --
                                -----------
Net income (loss).............   $     871
Net income (loss) per share(5)
  Basic.......................         .20
  Diluted.....................         .20
Weighted average shares
  outstanding
  Basic.......................       4,322
  Diluted.....................       4,412
OTHER DATA:
EBITDA(6).....................   $   2,712
EBITDA margin(7)..............        17.5%
After-tax cash flow(8)........   $   1,594
Number of transit
  vehicles(9).................       7,978

BALANCE SHEET DATA:


                                                  NOVEMBER 30,                            MAY 31, 1999
                                ------------------------------------------------  -----------------------------
                                   1994        1995     1996     1997     1998      ACTUAL      AS ADJUSTED(10)
                                -----------   -------  -------  -------  -------  -----------   ---------------
                                                                                  (UNAUDITED)     (UNAUDITED)
                                                            (DOLLARS IN THOUSANDS)
Cash..........................    $      81   $    55  $   475  $    --  $   326    $    78         $    78
Working capital...............           45       273      380      647    1,033        261           3,509
Total assets..................        9,491    10,535   12,533   14,284   27,647     28,142          28,142
Long-term debt, less current
  portion.....................       11,310    11,001    6,555    5,695   13,354     11,720           5,470
Shareholders' equity
  (deficit)...................       (3,466)   (2,652)   2,784    3,796    5,547      6,518          16,016


------------------------------

 (1) Represents actual amounts as adjusted to give effect to the acquisition of P & C as if it had occurred on January 1, 1998. See unaudited pro forma consolidated financial statements. The primary adjustments were to record the amortization of goodwill, the interest expense related to acquisition debt and the income tax effects of the transaction.

 (2) Net revenues are gross revenues less advertising agency commissions.


 (3) At the request of the Federal Transit Administration, Tri-Met and we agreed that our transit district agreement with Tri-Met would terminate on June 30, 1999, rather than in June 2001 as originally scheduled. However, Tri-Met has informed us that our current agreement with it will now terminate 10 days after notification by Tri-Met of its award of a new agreement. On August 2, 1999, Tri-Met announced its intention to award the new agreement to us. In December 1998, Tri-Met entered into a settlement agreement to compensate us for early termination of our existing contract. Under the terms of the settlement agreement, we received a one-time cash payment and other financial benefits which resulted in a pre-tax gain of $886,000 during the first quarter of fiscal 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Developments."


 (4) The extraordinary item in fiscal 1996 resulted from debt prepayment penalties and the write-off of previously capitalized loan costs, net of income tax benefit.

 (5) In fiscal 1996, net income per share (basic and diluted) before the extraordinary item was $.21 per share. Weighted average shares outstanding are used in the per-share calculations.

 (6) "EBITDA" (earnings before interest, taxes, depreciation and amortization) is defined as operating income before depreciation and amortization expense. While EBITDA should not be considered in isolation or as a substitute for net income, cash provided by operating activities or other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity, we believe that it is widely used by certain investors as one measure to evaluate the financial performance of companies in the out-of-home advertising industry. It assists in comparing out-of-home advertising company performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon accounting methods used (particularly when acquisitions are involved) or non-operating factors (such as historical cost basis). Accordingly, this information has been disclosed in this prospectus to facilitate the comparative analysis of our operating performance relative to other companies in the out-of-home advertising industry.

 (7) "EBITDA margin" is EBITDA stated as a percentage of net revenues.

 (8) "After-tax cash flow" is defined as net income before extraordinary loss plus depreciation and amortization expense and deferred tax expense. After-tax cash flow is not presented here as a measure of operating results and does not purport to represent cash provided by operating activities. After-tax cash flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles such as net income and cash provided by operating activities.

 (9) At the end of the period.

 (10) As adjusted to reflect the sale of 1,000,000 shares of common stock offered by Obie Media in this offering at an assumed price of $10.75 per share and the use of the net proceeds we receive from this offering (after deducting the underwriting discounts and commissions and our estimated offering expenses) to reduce our indebtedness. See "Use of Proceeds."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING IS A DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF OBIE MEDIA FOR THE SIX MONTHS ENDED MAY 31, 1998 AND 1999 AND THE FISCAL YEARS ENDED NOVEMBER 30, 1996, 1997 AND 1998, AND OF OBIE MEDIA'S LIQUIDITY AND CAPITAL RESOURCES. THIS DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES AND OTHER FINANCIAL INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    Obie Media is an out-of-home advertising company that markets advertising space primarily on transit vehicles and outdoor advertising displays (billboards and wallscapes). As of May 31, 1999, we had 39 exclusive agreements with transit districts in the United States and Canada to operate transit advertising displays on approximately 8,000 transit vehicles. Since our initial public offering in November 1996, the number of vehicles on which we have the right to operate transit advertising displays has increased from approximately 1,100 to approximately 8,700. We also operate and generally own approximately 720 advertising displays on billboards and walls in Washington, Oregon, California and Idaho.

    Our gross revenues increased from $10.9 million in fiscal 1996 to $25.2 million in fiscal 1998, representing a compound annual growth rate of 52.1%. EBITDA increased from $2.5 million to $4.2 million in the same period, representing a compound annual growth rate of 30.0%. Giving effect to the acquisition of P & C as if it had occurred on January 1, 1998, we achieved pro forma net revenues of $28.2 million and EBITDA of $4.2 million for the fiscal year ended November 30, 1998.

    Our significant growth since fiscal 1996 is primarily the result of: (1) growth in our existing transit advertising business, primarily resulting from agreements with additional transit districts; (2) the acquisition of P & C on September 1, 1998; and (3) the development of new outdoor advertising displays. As a result of these factors, our operating performance is not necessarily comparable on a period-to-period basis. We plan to continue a strategy of expanding through both internal growth and acquisitions.

    When we obtain new display space, either through acquisition or by being selected by a transit authority, our revenues increase as a result of advertising contracts already in place. We expect further increased revenues and profitability for additional transit districts to occur over time as we implement our direct sales and product strategies. The amount of time required to achieve such increases depends on the amount of space that is occupied at the date of acquisition, the types of products being displayed and the time necessary to hire and train our sales force.

    Our operating results are affected by general economic conditions, as well as trends in the advertising industry. Based on industry sources, in recent years outdoor advertising expenditures in the United States have increased more rapidly than total U.S. advertising expenditures. However, this trend may not continue and future outdoor advertising expenditures may grow more slowly than expenditures for the advertising industry as a whole.

    Our gross revenues are derived from the sale of advertising on out-of-home advertising displays, primarily on transit vehicles under our transit district agreements and on outdoor advertising displays we own or operate. Gross revenues are a function of both the occupancy of these display spaces and the rates we charge. We focus our sales effort on maximizing occupancy levels while maintaining rate integrity in our markets. Over the past several years, our transit advertising operations have expanded more rapidly than our outdoor advertising operations. Revenues from transit advertising sales, as a percentage of gross revenues, increased from 56.4% in fiscal 1996 to 77.0% in fiscal 1998. Increases in our gross revenues over the last three fiscal years are primarily the result of the increased number of transit vehicles and outdoor displays on which we market advertising space and, to a lesser extent, rate increases.

    Net revenues represent gross revenues less agency commissions. Consistent with standard industry practice, advertising agencies working with Obie Media typically retain 15% of the gross advertising revenues from their accounts. While advertising agencies purchase the majority of the out-of-home advertising that we sell, we believe our focus on direct sales to accounts not served by advertising agencies has resulted in Obie Media recognizing agency commissions that, as a percentage of our aggregate gross revenues, are lower than the industry average. Customers represented by advertising agencies currently account for approximately 66% of our gross revenues. Agency commissions, as a percentage of our gross revenues, have risen recently, in large part because we have obtained new transit agreements in a number of districts where the previous providers made substantially all sales through advertising agencies.

    Direct advertising expenses consist primarily of occupancy, production and installation, and sales costs. Occupancy expense primarily consists of two elements: (1) payments to transit districts for the right to sell advertising displayed on their vehicles; and (2) lease payments to owners of property on which our outdoor advertising structures are located. Under our transit agreements, we typically agree to pay the transit district the greater of a minimum guaranteed amount or a percentage (usually over 50%) of the advertising revenues generated by our use of the district's vehicles. Occupancy expense also includes the cost of illuminating outdoor displays and property taxes on the outdoor advertising structures. Production and installation expenses consist primarily of the costs of producing, shipping and installing the advertising displays. Sales expenses consist primarily of the cost of staffing our sales force.

    General and administrative expenses include costs related to individual markets, as well as corporate expenses. Expenses related to individual markets include expenses for the personnel and facilities required to administer that and neighboring markets. Corporate general and administrative expenses represent personnel and facilities costs for our executive offices and centralized staff functions. We believe that, although general and administrative expenses will increase on an absolute dollar basis as our revenues increase, such expenses will decline as a percentage of revenues.


    Start-up costs are the costs we incur in pursuing new transit district agreements and the costs of establishing a sales force and office in a new market prior to beginning to operate under a new agreement. These costs consist primarily of travel expenses, various personnel costs, legal fees, the costs of preparing our proposals in response to transit district requests for bids and any additional costs related to challenges to the award of new contracts. The amount of start-up costs we will incur in the future will vary, both in total amount and as a percentage of revenues, depending on the number and complexity of proposals for new districts, our success in obtaining new contracts and any additional costs related to challenges to the award of new contracts.


    In the fiscal years ended November 30, 1995 and 1996, we recognized an income tax benefit from a net operating loss carryforward. The benefit of our net operating loss carryforward was fully recognized as of November 30, 1996.

    In October 1996, we incurred an extraordinary expense in connection with refinancing our term debt to lower the interest rate. The total of the prepayment penalties and write-off of previously capitalized loan costs was $885,000. The tax benefit of these items was $342,000, resulting in an extraordinary expense of $543,000 in fiscal 1996.

    In November 1996, we completed our initial public offering. We used the net proceeds of that offering of approximately $5.9 million, after deducting expenses and underwriting discounts, to repay existing indebtedness.

RECENT DEVELOPMENTS

    ADDITIONAL TRANSIT ADVERTISING AGREEMENTS. To date in 1999, we have begun operating transit advertising displays on approximately 1,370 additional vehicles. The following table sets forth certain information about these new operations:

DATE OPERATIONS BEGAN                                            APPROXIMATE NO.
       (1999)          LOCATION                                    OF VEHICLES

      July             St. Louis, Missouri                                670(1)
      June             Cambridge, Ontario                                  25
      May              Niagara Falls, Ontario                              25
      April            Gray Line of Victoria, B.C.                         80
                       St. Catharines, Ontario                             50
      February         Yakima, Washington                                  20
      January          Madison, Wisconsin                                 200
                       Spokane, Washington                                130
                       London, Ontario                                    170
                                                                        -----
                                     Total....................          1,370
                                                                        -----
                                                                        -----

------------------------

(1) The former operator of transit advertising displays for the St. Louis transit district is contesting the district's award of the St. Louis transit district agreement to us both judicially and administratively. See "Business--Litigation."


In addition, in July 1999, the Kansas City Area Transportation Authority in Kansas City, Missouri, advised us that we have been awarded the right to sell transit advertising display space on its fleet of approximately 280 transit vehicles for up to five years. We expect to begin operating transit advertising displays for the district in September 1999. Also in July 1999, the Fort Worth Transportation Authority in Fort Worth, Texas, advised us that we have been awarded the right to sell advertising display space on approximately 360 of its bus benches. We are negotiating a five-year contract with the district and expect to begin operations for it in September 1999.



    EARLY TERMINATION OF TRANSIT ADVERTISING AGREEMENT FOR PORTLAND, OREGON. We have a contract to provide advertising sales services to the Tri-County Metropolitan Transit District ("Tri-Met") in Portland, Oregon, which, by its terms, was scheduled to expire in June 2001. We originally began serving Tri-Met in January 1994, pursuant to a five-year agreement, which was later extended for an additional two years. The Federal Transit Administration ("FTA"), which provides substantial monies to transit districts, has taken the position that transit advertising contracts may not exceed five years in length. At the request of the FTA, Tri-Met and we agreed that our agreement with Tri-Met would terminate on June 30, 1999. However, Tri-Met has informed us that our current agreement with it will now terminate 10 days after notification by Tri-Met of its award of a new agreement. In December 1998, Tri-Met agreed pursuant to a settlement agreement to compensate us for early termination of the existing contract. Under the terms of the settlement agreement, we received a one-time cash payment and related financial benefits which resulted in a pre-tax gain of $886,000 during the first quarter of fiscal 1999. The agreement further provides that we will sell to Tri-Met for $80,000 the transit benches on which we sell advertising. If we are not successful in obtaining the new Portland contract, we will receive additional lesser cash payments and other financial benefits, and will receive for a period of up to one year 20% of the net billings received from unexpired advertising contracts which extend beyond June 30, 1999.


    In anticipation of the termination of our transit district agreement, Tri-Met solicited proposals for the operation of the Portland transit district by means of a competitive bidding process. We were not awarded the right to continue to operate in Portland in that bidding process. The results of that initial process were contested and Tri-Met requested submission of new proposals. We submitted a revised, aggressively-priced bid in response. On August 2, 1999, Tri-Met announced its intention to award the new Portland contract to us. Tri-Met may face additional administrative and legal challenges in connection with its decision. We may not be successful in our bid to continue to operate in Portland. Our current Portland agreement covered approximately 726 vehicles as of May 31, 1999, and, giving effect to the P & C acquisition as if it had occurred on January 1, 1998, accounted for approximately 15.5% of our pro forma gross revenues for fiscal 1998.


    ACQUISITION OF P & C. In September 1998, we acquired P & C, which has operated in the out-of-home advertising industry for over 50 years. P & C has 19 agreements with transit districts, including districts located in Hartford, Stamford and New Haven, Connecticut; Fort Lauderdale and West Palm Beach, Florida; Cincinnati and Cleveland, Ohio; Richmond, Virginia; and Milwaukee, Wisconsin. As of May 31, 1999, P & C's transit agreements covered approximately 3,200 vehicles.

    Obie Media acquired P & C for an aggregate purchase price of $7.6 million in cash, up to 137,500 shares of our common stock and options to purchase up to 148,500 additional shares of our common stock, of which $6.1 million and 55,000 shares were paid at closing, and options to purchase 27,500 shares were exercisable on the closing date. The remaining $1.5 million of the cash purchase price will be paid as follows: $500,000 on or before each of January 1, 2000 and 2001, and $250,000 on or before each of January 1, 2002 and 2003. The remaining 82,500 shares will be issued depending on P & C's performance through November 30, 2001, and the unvested options will become exercisable over four years, depending on Wayne Schur's continued employment by us. Obie Media financed the acquisition of P & C from borrowings. See "--Liquidity and Capital Resources."

    The acquisition of P & C has been accounted for under the purchase method of accounting, with Obie Media recording most of the purchase price as goodwill. The amount of goodwill may increase in the future as additional stock options vest and if additional shares are issued as a result of P & C's future performance. Future periods will reflect the amortization of goodwill over 15 years and additional interest expense in connection with the acquisition. The acquisition occurred on September 1, 1998 and our financial statements do not include P & C operations prior to that date. For information on the pro forma combined results of operations of Obie Media and P & C, see the selected consolidated financial data, the historical Obie Media and P & C financial statements and the unaudited pro forma financial statements and related notes included elsewhere in this prospectus.

    EXPANSION INTO CANADA. In August 1998, our wholly owned Canadian subsidiary, Obie Media Limited, began operating transit advertising displays for BC Transit on approximately 1,500 transit vehicles in British Columbia. BC Transit is the transit authority for substantially all of the transit districts in British Columbia, including Vancouver (Canada's third largest market) and Victoria.

OPERATING RESULTS

    The following table presents certain items from our consolidated statements of income (and EBITDA) as a percentage of gross revenues.

                                                                                                NOVEMBER 30,
                                                                                       -------------------------------
                                                                                         1996       1997       1998
                                                                                       ---------  ---------  ---------
Transit advertising revenue..........................................................       56.4%      63.3%      77.0%
Outdoor advertising revenue..........................................................       43.6       36.7       23.0
                                                                                       ---------  ---------  ---------
Gross revenue........................................................................      100.0      100.0      100.0
Less agency commissions..............................................................        7.6        9.0        9.9
                                                                                       ---------  ---------  ---------
Net revenues.........................................................................       92.4       91.0       90.1
Operating expenses:
  Direct advertising expense.........................................................       54.2       54.7       58.7
  General and administrative.........................................................       15.5       15.4       14.4
  Start-up costs.....................................................................         --        1.6        0.4
                                                                                       ---------  ---------  ---------
EBITDA...............................................................................       22.7       19.3       16.6
Depreciation and amortization........................................................        4.7        4.6        3.7
                                                                                       ---------  ---------  ---------
Operating income.....................................................................       18.0       14.7       12.9
Interest expense.....................................................................       13.5        4.0        3.1
Minority interest....................................................................         --        0.1         --
Other income.........................................................................        1.7        0.4         --
                                                                                       ---------  ---------  ---------
Income before income taxes and extraordinary item....................................        6.2       11.0        9.8
Provision for income taxes...........................................................        0.3        4.2        3.8
Extraordinary item(1)................................................................        5.0         --         --
                                                                                       ---------  ---------  ---------
Net income...........................................................................        0.9%       6.8%       6.0%
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

------------------------

(1) The extraordinary item in fiscal 1996 resulted from debt prepayment penalties and the write-off of previously capitalized loan fees, net of income tax benefit.

COMPARISON OF THE SIX MONTHS ENDED MAY 31, 1998 AND 1999

    REVENUES. Gross revenues increased $8.2 million, or 89.9%, from $9.2 million for the six months ended May 31, 1998 to $17.4 million for the same period in fiscal 1999. This increase was principally due to transit advertising revenues associated with the operations of P & C (which we acquired in September
1998), as well as the addition of new districts, including British Columbia (which we began operating in August 1998) and Austin, Texas (which we began operating in June 1998). Transit revenues increased $8.2 million, or 127.8%, from $6.4 million for the six months ended May 31, 1998 to $14.6 million for the same period in fiscal 1999. Outdoor advertising revenues were $2.8 million in each of the six months ended May 31, 1998 and 1999. Agency commissions increased $859,000, or 107.5%, from $799,000 for the six months ended May 31, 1998 to $1.7 million for the same period in fiscal 1999. As a percentage of gross revenues, agency commissions increased from 8.7% for the six months ended May 31, 1998 to 9.5% for the same period in fiscal 1999. The increase in agency commissions, in both dollar amounts and as a percentage of gross revenues, is primarily due to the large proportion of agency business in our new markets. As a result of the foregoing reasons, net revenues increased $7.4 million, or 88.2%, from $8.4 million for the six months ended May 31, 1998 to $15.7 million for the same period in fiscal 1999.

    DIRECT ADVERTISING EXPENSES. Direct advertising expenses increased $6.0 million, or 114.6%, from $5.3 million for the six months ended May 31, 1998 to $11.3 million for the same period in fiscal 1999. This increase was primarily the result of activities required to support an increased level of business. Direct advertising expenses increased, as a percentage of gross revenues, from 57.5% for the first six months of fiscal 1998 to 65.0% for the same period in fiscal 1999, primarily due to the faster growth of the transit advertising business, where costs, especially occupancy costs, are higher than in the outdoor advertising business.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $858,000, or 59.0%, from $1.5 million for the six months ended May 31, 1998 to $2.3 million for the same period in fiscal 1999. The increase resulted primarily from the increased costs of administering new transit districts, including districts under contract with P & C. General and administrative expenses, as a percentage of gross revenues, decreased from 15.9% for the six months ended May 31, 1998 to 13.3% for the same period in fiscal 1999.

    CONTRACT SETTLEMENT. During the six months ended May 31, 1999, we recognized a one-time pre-tax gain of $886,000 associated with our contract settlement with Tri-Met (see Note 10 to our consolidated financial statements). See "--Recent Developments."

    START-UP COSTS. Start-up costs increased $252,000, or 579.1%, from $44,000 for the six months ended May 31, 1998 to $296,000 for the same period in fiscal 1999, primarily due to our increased response to requests for proposals for transit district contracts. Start-up costs include expenses incurred in new markets prior to the time we begin our sales operations, as well as costs incurred in obtaining new transit district contracts. These costs vary depending on the number and size of transit districts that become available for proposal during the period and our success in obtaining new contracts.

    DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses increased $369,000, or 104.4%, from $354,000 for the six months ended May 31, 1998 to $723,000 for the same period in fiscal 1999, primarily due to the amortization of goodwill associated with the P & C acquisition as well as our investment in equipment in new markets and our upgrading of computer capabilities in our existing markets. We are amortizing goodwill of $7.8 million from the P & C acquisition over 15 years using the straight-line method of amortization.

    OPERATING INCOME. Due to the above factors, operating income increased $745,000, or 59.9%, from $1.2 million for the six months ended May 31, 1998 to $2.0 million for the same period in fiscal 1999.

    INTEREST EXPENSE. Interest expense increased $231,000, or 69.6%, from $331,000 for the six months ended May 31, 1998 to $562,000 for the same period in fiscal 1999, primarily due to the indebtedness incurred in connection with the acquisition of P & C.

    PROVISION FOR INCOME TAXES. Provision for income taxes increased $222,000, or 66.4%, from $335,000 for the six months ended May 31, 1998 to $557,000 for the same period in fiscal 1999. The increase in the provision for income taxes is greater, in percentage terms, than the increase in income before income taxes due to increased operations in higher tax rate jurisdictions, including Canada.

    NET INCOME. As a result of the foregoing factors, net income increased $325,000, or 59.5%, from $546,000 for the six months ended May 31, 1998 to $871,000 for the same period in fiscal 1999.

COMPARISON OF YEARS ENDED NOVEMBER 30, 1997 AND 1998

    REVENUES. Gross revenues increased $10.6 million, or 72.4%, from $14.6 million in fiscal 1997 to $25.2 million in fiscal 1998. This increase was principally due to transit advertising revenues associated with the operations of P & C (which we acquired September 1, 1998), as well as the addition of new districts, such as British Columbia (which we began operating in August 1998), and transit districts operating less than a full year in 1997, primarily Dallas (which we began operating in July 1997). Transit revenues increased $10.2 million, or 109.9%, from $9.3 million in fiscal 1997 to $19.4 million in fiscal 1998, primarily due to the above factors. Outdoor advertising revenues increased $423,000, or 7.9%, from $5.4 million in fiscal 1997 to $5.8 million in fiscal 1998, primarily due to higher rates and increased occupancy. Agency commissions increased $1.2 million, or 89.1%, from $1.3 million in fiscal 1997 to $2.5 million in fiscal 1998, primarily due to the large proportion of existing agency business in our new markets. As a result of the foregoing reasons, net revenues increased $9.4 million, or 70.8%, from $13.3 million in fiscal 1997 to $22.7 million in fiscal 1998.

    DIRECT ADVERTISING EXPENSES. Direct advertising expenses increased $6.8 million, or 84.8%, from $8.0 million in fiscal 1997 to $14.8 million in fiscal 1998. This increase was primarily the result of increased revenues. Direct advertising expenses increased, as a percentage of gross revenues, from 54.7% in fiscal 1997 to 58.6% in fiscal 1998, primarily due to the faster growth of the transit advertising business, where costs, especially occupancy costs, are higher than in the outdoor advertising business.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $1.4 million, or 61.8%, from $2.2 million in fiscal 1997 to $3.6 million in fiscal 1998. The increase resulted primarily from increased costs of administering new transit districts and districts which operated for less than all of fiscal 1997. General and administrative expenses, as a percentage of gross revenues, decreased from 15.3% in fiscal 1997 to 14.4% in fiscal 1998.

    START-UP COSTS. Start-up costs decreased $130,000, or 55.1%, from $237,000 in fiscal 1997 to $106,000 in fiscal 1998, primarily because of the costs we incurred in fiscal 1997 when the then incumbent transit advertising operator in Dallas, Texas unsuccessfully challenged the award of the Dallas contract to us.

    DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses increased $271,000, or 40.9%, from $664,000 in fiscal 1997 to $936,000 in fiscal 1998, primarily due to our investment in equipment in new markets, our upgrading of computer capabilities in our existing operations and the amortization of goodwill associated with the P & C acquisition. Depreciation and amortization expenses are expected to increase in fiscal 1999 when goodwill from the P & C acquisition will be amortized for a full year as compared to three months in fiscal 1998.

    OPERATING INCOME. Due to the above factors, operating income increased $1.1 million, or 51.0%, from $2.2 million in fiscal 1997 to $3.3 million in fiscal 1998.

    INTEREST EXPENSE. Interest expense increased $192,000, or 32.8%, from $584,000 in fiscal 1997 to $776,000 in fiscal 1998, primarily due to the indebtedness incurred in connection with the acquisition of P & C. Before giving effect to the use of our net proceeds of this offering to reduce our indebtedness, we expect interest expense to increase in fiscal 1999 due to the indebtedness related to the P & C acquisition.

    PROVISION FOR INCOME TAXES. Provision for income taxes increased $363,000, or 59.1%, from $614,000 for fiscal 1997 to $978,000 in fiscal 1998, primarily due to the increase in income before income taxes. The increase in the provision for income taxes is greater, in percentage terms, than the increase in income before income taxes due to increased operations in higher tax rate jurisdictions, including Canada.

    NET INCOME. As a result of the foregoing factors, net income increased $501,000, or 50.1%, from $1.0 million for fiscal 1997 to $1.5 million for 1998.

COMPARISON OF YEARS ENDED NOVEMBER 30, 1996 AND 1997

    REVENUES. Gross revenues increased $3.7 million, or 34.2%, from $10.9 million in fiscal 1996 to $14.6 million in fiscal 1997, primarily as a result of increased transit advertising revenues. Transit advertising revenues increased $3.1 million, or 50.4%, from $6.2 million in fiscal 1996 to $9.3 million in fiscal 1997, primarily because of the addition of the Dallas transit district in July 1997 and the Sacramento transit district in April 1997. Outdoor advertising revenues increased $626,000, or 13.2%, from $4.7 million in fiscal 1996 to $5.4 million in fiscal 1997, primarily due to higher rates and increased occupancy. Agency commissions increased $494,000, or 59.7%, from $828,000 in fiscal 1996 to $1.3 million in fiscal 1997, primarily due to the addition of transit districts in which the previous provider made substantially all sales through advertising agencies. For the forgoing reasons, net revenues increased $3.2 million, or 32.1%, from $10.1 million in fiscal 1996 to $13.3 million in fiscal 1997.

    DIRECT ADVERTISING EXPENSES. Direct advertising expenses increased $2.1 million, or 35.5%, from $5.9 million in fiscal 1996 to $8.0 million in fiscal 1997, primarily due to increased revenues. Direct advertising expenses, as a percentage of gross revenues, increased from 54.2% in fiscal 1996 to 54.7% in fiscal 1997, primarily due to the faster growth of transit advertising, where costs, especially occupancy costs, are higher than in the outdoor advertising business.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative costs increased $557,000, or 33.0%, from $1.7 million in fiscal 1996 to $2.2 million in fiscal 1997. This increase was primarily attributable to the additional expense of being a public company following our initial public offering in November 1996 and expenses incurred in fiscal 1997 in consolidating our three Eugene locations into a single headquarters building. General and administrative expenses, as a percentage of gross revenues, decreased from 15.5% in fiscal 1996 to 15.3% in fiscal 1997.

    START-UP COSTS. Start-up costs were $237,000 in fiscal 1997, primarily because of the costs incurred by us in connection with our award of the transit contract in Dallas, Texas, as stated above. We incurred minimal start-up costs in fiscal 1996.

    DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses increased $150,000, or 29.3%, from $514,000 in fiscal 1996 to $664,000 in fiscal 1997. The increase was primarily due to increased capital spending on outdoor advertising structures and capital spending for office furniture, fixtures and computer equipment associated with new offices in Dallas and Sacramento and the consolidation of our three Eugene locations into a single headquarters building.

    OPERATING INCOME. Operating income increased $191,000, or 9.7%, from $2.0 million in fiscal 1996 to $2.2 million in fiscal 1997, primarily for the reasons outlined above.

    INTEREST EXPENSE. Interest expense decreased $896,000, or 60.5%, from $1.5 million for fiscal 1996 to $584,000 for fiscal 1997. The decrease resulted primarily from the refinancing of our term debt in October 1996, which reduced our interest rate, and the subsequent repayment of $5.9 million of outstanding indebtedness from the proceeds of our initial public offering in November 1996.

    OTHER INCOME. Other income of $188,000 in fiscal 1996 resulted primarily from the disposition of an outdoor advertising structure in the state of Washington pursuant to a condemnation proceeding. Other income of $51,000 in fiscal 1997 resulted primarily from a payment we received in connection with our relocation of an outdoor advertising structure under threat of condemnation of the structure.

    PROVISION FOR INCOME TAXES. Provision for income taxes increased $583,000, from $31,000 for fiscal 1996 to $614,000 in fiscal 1997. The provision for fiscal 1996 was reduced by $221,000 due to the income tax benefit of net operating loss carryforwards from prior years.

    EXTRAORDINARY EXPENSE. During fiscal 1996, we incurred an extraordinary expense as a result of prepayment penalties related to the early payment of debt and the write-off of previously capitalized loan costs. The extraordinary expense totaled $543,000, net of the related income tax benefit of $342,000.

    NET INCOME. For the foregoing reasons, net income increased $904,000, or 942.3%, from $96,000 in fiscal 1996 to $1.0 million in fiscal 1997.

QUARTERLY RESULTS OF OPERATIONS AND SEASONALITY

    The following table sets forth certain quarterly financial information of Obie Media for each quarter of fiscal 1997 and 1998 and the first two quarters of fiscal 1999. We have derived the information from our quarterly financial statements, which are unaudited but which we believe have been prepared on the same basis as the audited financial statements included in this prospectus. We believe the quarterly financial statements include all adjustments (consisting only of normal recurring items) necessary for a fair presentation of the financial results for such periods. You should read this information in conjunction with the consolidated financial statements and the related notes and the other financial information appearing elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                                               FISCAL 1997                                         FISCAL 1998
                            --------------------------------------------------  --------------------------------------------------
                               FIRST       SECOND        THIRD       FOURTH        FIRST       SECOND        THIRD       FOURTH
                              QUARTER      QUARTER      QUARTER      QUARTER      QUARTER      QUARTER      QUARTER      QUARTER
                            -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                                    (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA:
Transit advertising
  revenues................   $   1,473    $   1,759    $   2,664    $   3,355    $   2,825    $   3,574    $   4,221    $   8,803
Outdoor advertising
  revenues................       1,264        1,285        1,378        1,445        1,345        1,413        1,494        1,544
Gross revenues............       2,737        3,044        4,042        4,800        4,170        4,987        5,715       10,347
Agency commissions........        (212)        (262)        (366)        (481)        (351)        (449)        (610)      (1,092)
Net revenues..............       2,525        2,782        3,676        4,319        3,819        4,538        5,105        9,255
Operating income..........         333          486          611          725          437          806          758        1,252
Net income................         106          234          301          359          166          380          372          583

PERCENT OF NET REVENUES:
Operating income..........        13.2%        17.5%        16.6%        16.8%        11.4%        17.8%        14.9%        13.5%
Net income................         4.2%         8.4%         8.2%         8.3%         4.3%         8.4%         7.3%         6.3%

OTHER DATA:
EBITDA....................   $     492    $     646    $     771    $     911    $     615    $     983    $     987    $   1,606
EBITDA margin.............        19.5%        23.2%        21.0%        21.1%        16.1%        21.7%        19.3%        17.4%

                                  FISCAL 1999
                            ------------------------
                               FIRST       SECOND
                              QUARTER      QUARTER
                            -----------  -----------

STATEMENT OF INCOME DATA:
Transit advertising
  revenues................   $   6,025    $   8,549
Outdoor advertising
  revenues................       1,362        1,452
Gross revenues............       7,387       10,001
Agency commissions........        (627)      (1,031)
Net revenues..............       6,760        8,970
Operating income..........       1,004          985
Net income................         436          435
PERCENT OF NET REVENUES:
Operating income..........        14.9%        11.0%
Net income................         6.4%         4.8%
OTHER DATA:
EBITDA....................   $   1,360    $   1,353
EBITDA margin.............        20.1%        15.1%

    Obie Media's revenues and operating results historically have fluctuated by season. Typically, our results of operations are strongest in the fourth quarter and weakest in the first quarter of our fiscal year ending November 30. Our transit advertising operations are more seasonal than our outdoor advertising operations because our outdoor advertising display space, unlike our transit advertising display space, is sold nearly exclusively by means of 12-month contracts. We believe that the seasonality of our revenues and operating results will increase as our transit advertising operations continue to expand more rapidly than our outdoor advertising operations. This seasonality, together with fluctuations in general and regional economic conditions and the timing and expenses related to acquisitions, the obtaining of new transit agreements and other actions we have taken to implement our growth strategy, has contributed to fluctuations in our periodic operating results. These fluctuations likely will continue. Accordingly, our results of operations in any period may not be indicative of the results to be expected for any future period. See "Risk Factors--Our Revenues and Profits May Fluctuate and Become More Seasonal as Our Transit Advertising Business Increases."

LIQUIDITY AND CAPITAL RESOURCES

    We have historically satisfied our working capital requirements with cash from operations and revolving credit borrowings. Our working capital at May 31, 1998 and 1999 was $104,000 and $261,000, respectively. Acquisitions and capital expenditures, primarily for the construction of new outdoor advertising displays, have been financed primarily with borrowed funds.

    At May 31, 1999, Obie Media had outstanding borrowings of $17.0 million, of which $12.7 million was pursuant to long-term credit agreements, $1.5 million was pursuant to the agreement to acquire P & C and $2.8 million was pursuant to our operating line of credit. Our indebtedness is collateralized by substantially all of our assets. See Note 5 to our consolidated financial statements. At May 31, 1999, available borrowing capacity under the line of credit, based on collateralized accounts, was $1.2 million. Upon completion of this offering and our use of the net proceeds we receive to reduce our indebtedness, approximately $7.5 million of long-term debt will remain outstanding, and approximately $3.7 million is expected to be available for borrowing under our operating line of credit. See "Use of Proceeds." In addition, a portion of the amount repaid on our long-term debt outstanding before the acquisition of P & C may be reborrowed. Under our agreement with our lender, prepayments of such debt may be reborrowed so long as the loan balance outstanding after the reborrowing does not exceed the loan balance that would have been outstanding if no prepayment had been made. At May 31, 1999, the balance outstanding on this debt was $5.7 million, of which $100,000 is scheduled to be repaid each month.


    Obie Media's net cash provided by operations was $1.3 million, $817,000 and $1.8 million in fiscal 1996, 1997 and 1998, respectively. The decrease from fiscal 1996 to fiscal 1997 was primarily due to increased accounts receivable resulting from our expansion, net of increased net income. The increase from fiscal 1997 to fiscal 1998 was primarily due to increases in net income, accrued expenses, accounts payable and income taxes payable, offset in part by an increase in accounts receivable.

    Net cash used in investing activities was $1.1 million, $1.4 million and $8.0 million in fiscal 1996, 1997 and 1998, respectively. The increase from fiscal 1996 to fiscal 1997 was primarily the result of expenditures for our headquarters building and, in contrast to fiscal 1996, the lack of any offsetting payment received by Obie Media from the disposition of a billboard pursuant to a condemnation proceeding. The increase from fiscal 1997 to fiscal 1998 was primarily due to the $6.3 million used in the acquisition of P & C.

    Net cash provided by financing activities was $252,000, $148,000 and $6.6 million in fiscal 1996, 1997 and 1998, respectively. The cash provided in fiscal 1996 resulted primarily from our initial public offering. We used the net proceeds of that offering of approximately $5.9 million to repay existing indebtedness. The cash provided in fiscal 1997 resulted primarily from increased float on Obie Media's payments. The increase from fiscal 1997 to fiscal 1998 was primarily due to borrowings used to finance the acquisition of P & C.

    Capital expenditures totaled $1.4 million, $1.4 million and $1.7 million in fiscal 1996, 1997 and 1998, respectively. Capital expenditures consist primarily of the cost of building outdoor advertising displays and the cost of opening new offices. We have no material future commitments for capital expenditures but anticipate that our capital expenditures, exclusive of those related to any future acquisition, will approximate $1.4 million in fiscal 1999.

    We expect to pursue a policy of continued growth through obtaining new transit district agreements, acquiring out-of-home advertising companies or assets and constructing new outdoor advertising displays. We intend to finance our future expansion activities using a combination of internal and external sources, including the proceeds of this offering.

    We believe that internally generated funds and funds available for borrowing under our bank credit facilities will be sufficient to satisfy all debt service obligations and finance our operations, including anticipated capital expenditures, but excluding possible acquisitions, for the next 12 months. Future acquisitions by Obie Media, if any, may require additional debt or equity financing.

YEAR 2000 COMPLIANCE

    The Year 2000 problem is the result of the inability of some computers and computer software programs to accurately recognize, for dates after 1999, dates which are often expressed as a two-digit number. The inability to accurately recognize date information could adversely affect computer operations and calculations or cause computer systems and computer-dependent mechanical systems not to operate at all.


    We have substantially completed the assessment of our internal technical and non-technical systems to ascertain whether they are Year 2000 compliant. After conducting certain tests, we have identified one information processing system that is not Year 2000 compliant. We have obtained, and are in the process of testing, our intended replacement for that system. The total replacement cost is not expected to exceed $25,000. We believe that our information processing systems used in financial reporting and record-keeping, and the majority of our incidental software systems, are Year 2000 compliant or can be made compliant on a timely basis without material cost. We have phased out substantially all of our personal computer workstations that are not Year 2000 compliant. All of our information processing systems used in designing and producing artwork have been determined to be Year 2000 compliant. Our telephone and voice-mail systems were upgraded to Year 2000 compliant versions in April 1999 at minimal cost to us. We have determined that all of our critical non-technical systems are Year 2000 compliant. We believe the remainder of our non-technical systems (primarily small copiers and facsimile machines at our sales offices) can be replaced, if necessary, on a timely basis without material cost.



    We have engaged the services of a full-time information processing manager to, among other duties, assist in identifying any Year 2000 issues that may arise in our technical and non-technical systems and implement any necessary modifications. We intend to be Year 2000 compliant by November 30, 1999.


    We have only generally assessed our relationships with third parties whose inability to achieve timely Year 2000 compliance could have a material adverse effect on our financial condition or results of operations. These third parties are primarily transit districts, advertising agencies, vendors, banks, utilities and freight companies whose failure to achieve timely Year 2000 compliance could delay customer orders for our services, delay receipt of payments by customers for services rendered and disrupt other aspects of our operations. We expect to continue to evaluate Year 2000 issues with regard to our material relationships with third parties through 1999. Certain of such third parties are subject to stringent regulations which mandate that they achieve timely Year 2000 compliance. We do not believe that the commodities and services upon which we rely are of a kind or nature which is particularly sensitive to Year 2000 issues. In addition, we believe that our diversified customer and supplier base should prevent one or a few of our vendors' or customers' failure to be Year 2000 compliant from having a material adverse effect on our financial condition or results of operations.

    We have yet to determine the total estimated cost of our Year 2000 compliance program. Expenditures through May 31, 1999 were immaterial. We do not expect that Year 2000 compliance will have a material adverse effect on us. We believe that a reasonably likely worst case scenario as to the effect on us of the Year 2000 compliance issue is that several of our large customers fail to become Year 2000 compliant, thus delaying their advertising orders and reducing our revenues.

    We have not developed a contingency plan in the event we or any of the third parties with which we have a material relationship fail to achieve timely Year 2000 compliance. We may develop a Year 2000 contingency plan depending on the results of our internal and external assessment of Year 2000 issues. We will continue to update our assessment of our Year 2000 readiness as we receive updated information from our Year 2000 compliance program.

MARKET RISK

    We have not entered into derivative financial instruments. We may be exposed to future interest rate changes on our debt. We do not believe that a hypothetical 10% change in interest rates would have a material effect on our cash flows.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). This statement establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. The objective of SFAS 130 is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. We adopted SFAS 130 during the first quarter of fiscal 1999. Comprehensive income did not differ from currently reported net income in the periods presented.

    Effective in our fiscal year ending November 30, 1999, we will be required to adopt SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 changes current practice under SFAS No. 14 by establishing a new framework on which to base segment reporting (referred to as the "management" approach) and also requires interim reporting of segment information. We do not expect that the impact of adoption of this pronouncement will be material to our financial position or results of operations.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for all derivative instruments. SFAS No. 133 was to be effective for fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS 137 as an amendment to SFAS 133 and deferred the effective date of SFAS 133 to fiscal years beginning after June 15, 2000. We currently have no derivative instruments and, therefore, the adoption of SFAS 133 is not expected to have an impact on our financial position or results of operations.

                                    BUSINESS

OVERVIEW

    Obie Media Corporation is an out-of-home advertising company that markets advertising space primarily on transit vehicles and outdoor advertising displays (billboards and wallscapes). As of May 31, 1999, we had 39 exclusive agreements with transit districts in the United States and Canada to operate transit advertising displays on approximately 8,000 transit vehicles. The markets in which these transit districts are located include seven of the 30 largest U.S. markets--Dallas; Portland, Oregon; Cleveland; Sacramento; Hartford; Ft. Lauderdale; and Cincinnati--and the third largest Canadian market, Vancouver, British Columbia. Since our initial public offering in November 1996, the number of vehicles on which we have the right to operate transit advertising displays has increased from approximately 1,100 to approximately 8,700. We also operate and generally own approximately 720 advertising displays on billboards and walls in Washington, Oregon, California and Idaho. Giving effect to our acquisition of P & C as if it had occurred on January 1, 1998, we achieved pro forma net revenues of $28.2 million and EBITDA of $4.2 million for our 1998 fiscal year.

INDUSTRY OVERVIEW

    The out-of-home advertising industry includes displays on buses, trains, taxis, subways, transit benches and shelters, billboards, wallscapes on urban buildings, and displays in shopping centers, malls, airports, stadiums, movie theaters and supermarkets. The industry has grown significantly in recent years. According to estimates of Outdoor Services, Inc. and the Outdoor Advertising Association of America, Inc. (the "OAAA"), between 1993 and 1998, annual revenues generated by the out-of-home advertising industry increased 49.2% to $4.4 billion from $2.95 billion, representing a compound annual growth rate of 8.4%.

    The out-of-home medium offers several advantages to advertisers. As compared with television, newspapers, magazines and direct mail marketing, out-of-home advertising offers repetitive consumer impacts at a relatively low cost-per-thousand-impressions, a commonly used advertising measurement. Because of its cost-effective nature, out-of-home advertising is a good vehicle to build mass market support. Out-of-home advertising can also be used to target a defined audience in a specific location. This allows local businesses to concentrate on a particular geographic area or demographic group. Additionally, increases in automobile travel times due to highway congestion and continued migration of businesses and residences from cities to outlying suburbs has increased consumer exposure to out-of-home advertising.

    Transit advertising represents a significant portion of the out-of-home advertising industry. Outdoor Services, Inc. and OAAA estimate that transit advertising represented $300.0 million, or approximately 6.8%, of the gross revenues generated by out-of-home advertising, in 1998. According to estimates of the Federal Transit Administration, in 1997, there were approximately 331 transit districts in the United States operating over 40,000 transit buses. Transport Canada estimated that approximately 77 transit districts operated approximately 13,000 urban transit vehicles in Canada in 1996. Transit districts range in size from very large districts with thousands of vehicles to small districts with 10 or fewer vehicles. Advertising displays represent a significant source of revenue to transit districts, and districts generally are permitting more extensive use of available surfaces on their transit vehicles.

    Agreements with transit districts are awarded through a competitive proposal process. Each transit district evaluates proposals based on a number of criteria, but primarily on the basis of the minimum amount which the bidder guarantees to pay to the district. A transit agreement typically requires the transit advertising operator to agree to pay the transit district the greater of a minimum guaranteed amount or a percentage (usually over 50%) of the advertising revenues generated by the operator's use of the district's vehicles.

    As of 1997, the OAAA estimated that there were approximately 396,000 outdoor advertising displays in the United States, operated by more than 500 companies.

    The out-of-home advertising industry includes several large advertising and media companies with operations in multiple markets. It also includes many small and local companies operating a limited number of displays in a single or a few local markets. There has been, and we expect there will continue to be, consolidation in the out-of-home advertising industry.

OBIE MEDIA STRATEGY

    Obie Media's overall business strategy is to expand upon our national presence to become a leader in the out-of-home advertising industry.

    OPERATING STRATEGY. Obie Media's operating strategy is to increase our revenues and improve our profitability by delivering to local, regional and national advertisers efficient access to one or multiple markets. The following are components of our operating strategy:

    - DEVELOP REGIONAL OPERATING CENTERS ("HUBS"). We seek to increase our revenues, profitability and operating efficiencies through our development and use of regional operating centers, or hubs. In developing hubs, we seek to establish an initial base of operations in a geographic region by obtaining exclusive agreements with one or more significant transit districts. We then seek to expand our market presence by submitting proposals for contracts with other transit districts in the region and by expanding the range of non-transit products and services we offer there. We believe our hub strategy results in revenue growth and cost savings by enabling us to efficiently provide sales and administrative services to several intra-regional markets from one strategically located operating base.

    - MAINTAIN A LARGE, PROACTIVE SALES FORCE. We believe that our large, proactive sales force which sells directly to local advertisers and, more traditionally, to advertising agencies, enables us to increase display occupancy levels and maximize our advertising rates. We believe our ratio of sales personnel to display inventory is higher than the industry average. We devote significant resources to recruit and train individuals who will excel in our culture. The sales force is motivated by an incentive-based compensation program and supported by a network of experienced local managers who operate under a centrally coordinated marketing plan. We believe the size, quality and motivation of our sales force provide us a competitive advantage.

    - INCREASE REVENUES FROM EXISTING DISPLAY SPACE. We seek to increase the revenue potential of our available transit and outdoor advertising display inventory by offering innovative transit products and increasing the percentage of time our display space is occupied. Innovative transit products we offer include vinyl displays which are physically larger than traditional transit advertisements. These vinyl displays offer customers greater impact while providing us more revenue from a given transit display space. We seek to sell advertising on our transit and outdoor displays by means of extended contracts, which enable us to fill display space which would normally be vacant between traditional advertising campaigns.

    - ATTRACT NEW ADVERTISERS THROUGH DIRECT LOCAL SALES. By selling directly to local businesses not represented by advertising agencies, we seek to obtain a larger share of the overall advertising expenditures in our markets and broaden our customer base for out-of-home advertising. We dedicate substantial resources to directly target local businesses whose advertising expenditures may not typically include out-of-home advertising and introduce them to the benefits of the medium. We offer comprehensive sales, marketing and creative services which make it easier for these potential customers to purchase out-of-home advertising.

    GROWTH STRATEGY. Obie Media's growth strategy is to increase our penetration and revenue within our existing markets, as well as to enter new markets. We expect to enter new markets primarily by obtaining agreements with additional transit districts throughout the United States and Canada. Once we enter a market, we seek to gain a greater share of the overall advertising expenditures in the market by providing a wide variety of products and services, including innovative transit advertising products, to a broad range of local, regional and national advertisers. The following elements summarize our growth strategy:

    - OBTAIN ADDITIONAL TRANSIT ADVERTISING AGREEMENTS. We believe that, by obtaining additional transit advertising agreements, we will increase our operating efficiencies and geographic diversity and create additional bases from which to achieve further market penetration. We expect increased revenue and profitability for additional transit districts to occur over time as we implement our direct sales and product strategies. Since our initial public offering in November 1996, we have obtained through a competitive proposal process 17 exclusive agreements with transit districts in British Columbia and Ontario, Canada, Missouri, Texas, California, Washington and Wisconsin to operate transit advertising displays on approximately 4,400 transit vehicles. In the same period, P & C has obtained through a competitive proposal process five exclusive agreements with transit districts in Ohio, Wisconsin, Florida and Virginia to operate transit advertising displays on approximately 1,200 transit vehicles, representing a net gain of approximately 800 transit vehicles under contract with P & C between the beginning and the end of the period. See "Business--Products and Markets--Transit Advertising."

    - SELECTIVELY PURSUE ACQUISITION OPPORTUNITIES. We continuously evaluate opportunities to enter new markets and increase our presence in existing markets through the selective acquisition of out-of-home advertising companies or assets. We intend to continue to focus our acquisition efforts on expanding around our existing hubs and developing new hubs in regions where attractive growth and consolidation opportunities exist. We believe that the implementation of our operating and sales strategies in these target areas will lead to significantly improved performance by the acquired operations.

    - INCREASE INVENTORY OF OUTDOOR DISPLAYS. We expect to increase our market penetration by acquiring or building additional outdoor displays in new and existing markets. We emphasize acquiring or constructing displays in regions where we already have outdoor displays or agreements with transit districts. We believe that the resulting increase in inventory will provide advertisers a greater variety of display alternatives and leverage our existing sales, design and production capabilities.

    - EXPAND OBIE MEDIA'S NATIONAL SALES EFFORT. To more effectively coordinate and expand our sales efforts to national advertisers and national advertising agencies, Obie Media has established national sales offices in Los Angeles, Chicago and New York City. We believe that our further growth and expansion into new markets will continue to increase our national sales.

PRODUCTS AND MARKETS

    Obie Media offers advertisers a wide range of out-of-home advertising products, including transit advertising and outdoor advertising displays. Our product mix provides advertisers with significant flexibility in their advertising programs and allows us to cross-sell multiple products and leverage our design and production capabilities. We have also benefited from improvements in production technology, including the use of computerized design, vinyl advertising copy and improved lighting techniques. These improvements have facilitated a more dynamic, colorful and creative use of the out-of-home medium.

    TRANSIT ADVERTISING. As of May 31, 1999, we had 39 exclusive agreements with transit districts in the United States and Canada to operate transit advertising displays on approximately 8,000 transit vehicles. The markets in which these transit districts are located include seven of the 30 largest U.S. markets-- Dallas; Portland, Oregon; Cleveland; Sacramento; Hartford; Ft. Lauderdale; and Cincinnati--and the third-largest Canadian market, Vancouver, British Columbia.

    Pursuant to our transit advertising agreements, Obie Media is the exclusive seller of exterior advertising on the transit vehicles operated by the contracting transit districts. Typically, these agreements also provide us the right to sell advertising on the interior of the vehicles.

    Agreements with transit districts are awarded through a competitive proposal process. Each transit district evaluates proposals based on a number of criteria, but primarily on the basis of the minimum amount which the bidder guarantees to pay to the district. A transit agreement typically requires the transit advertising operator to agree to pay the transit district the greater of a minimum guaranteed amount or a percentage (usually over 50%) of the advertising revenues generated by the operator's use of the district's vehicles. Transit advertising operators often must post performance bonds or letters of credit to secure their guarantees under their transit agreements. Obie Media's transit agreements typically have terms of three to five years, with renewals or extensions either unilaterally at the discretion of the transit district or upon the mutual agreement of the district and Obie Media.

    We also own and sell advertising on approximately 100 transit shelters in Cincinnati and on approximately 40 walkway dioramas (a display similar to a "cut-out" billboard) in Cleveland. We believe these products complement our other product offerings and intend to secure additional shelters, dioramas and transit benches in our markets.

    Transit districts range in size from very large districts with thousands of vehicles to small districts with 10 or fewer vehicles. Through our hub strategy and proactive marketing to local advertisers, we are able to profitably offer our services to both large and small transit districts. The following table sets forth certain information about Obie Media's transit district agreements as of May 31, 1999:

                                                                                NO. OF       SERVED
TRANSIT DISTRICT AGREEMENTS                                                    VEHICLES       SINCE
----------------------------------------------------------------------------  -----------  -----------
BRITISH COLUMBIA
  Vancouver.................................................................        1156         1998(1)
  Victoria and 27 smaller districts.........................................         380         1998(1)
  Gray Line of Victoria.....................................................          80         1999

OHIO
  Cleveland.................................................................         833         1997(2)
  Cincinnati................................................................         385         1981(2)

TEXAS
  Dallas....................................................................         770         1997
  Austin....................................................................         268         1998

OREGON
  Portland..................................................................         726         1994(3)
  Eugene and Springfield....................................................         102         1980(4)
  Salem.....................................................................          54         1994

WISCONSIN
  Milwaukee.................................................................         500         1992(2)
  Madison...................................................................         197         1999
  Kenosha...................................................................          42         1996(2)
  Racine....................................................................          23         1997(2)

CONNECTICUT
  Hartford, Stamford and New Haven..........................................         374         1996(2)
  Bridgeport................................................................          52         1981(2)
  Waterbury.................................................................          41         1981(2)
  New Britain...............................................................          20         1981(2)

                                                                                NO. OF       SERVED
TRANSIT DISTRICT AGREEMENTS                                                    VEHICLES       SINCE
----------------------------------------------------------------------------  -----------  -----------
CALIFORNIA
  Sacramento................................................................         246         1994
  Stockton..................................................................         110         1989
  Santa Cruz................................................................          93         1997
  Paratransit, Inc. (Sacramento)............................................          86         1997
  Monterey..................................................................          65         1995(5)
  Yolo County...............................................................          32         1997

FLORIDA
  Ft. Lauderdale............................................................         202         1998(2)
  West Palm Beach...........................................................         156         1998(2)
  Gainesville...............................................................          63         1981(2)
  Daytona Beach.............................................................          56         1981(2)

VIRGINIA
  Richmond..................................................................         170         1984(2)
  Norfolk...................................................................         160         1984(2)
  Roanoke...................................................................          38         1984(2)
  Lynchburg.................................................................          25         1984(2)
  Petersburg................................................................          12         1988(2)
  Danville..................................................................           6         1998(2)

ONTARIO, CANADA
  London....................................................................         170         1999
  Niagara Falls.............................................................          26         1999

WASHINGTON
  Spokane...................................................................         133         1999
  Bremerton.................................................................         106         1996
  Yakima....................................................................          20         1999
                                                                                   -----
    Total...................................................................       7,978
                                                                                   -----
                                                                                   -----

------------------------


(1) Operations under these agreements began in August 1998.


(2) These dates reflect periods of service under agreements with P & C, which Obie Media acquired in September 1998.


(3) This agreement, by its terms, was scheduled to expire in 2001. At the request of the Federal Transit Administration, we agreed with the transit district that the agreement would terminate on June 30, 1999. However, Tri-Met has informed us that our current agreement with it will now terminate 10 days after notification by Tri-Met of its award of a new agreement. On August 2, 1999, Tri-Met announced its intention to award the new agreement to us. The transit district agreed to compensate us for the early termination of our existing agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Developments."


(4) This agreement was serviced by a division of Obie Industries (Obie Media's parent corporation until 1996) prior to 1987, when Obie Media was formed.

(5) This agreement, by its terms, was scheduled to expire in 2001. However, the transit district has notified us that it plans to limit the advertising permitted on its vehicles and that it, therefore, intends to terminate our contract in February 2000. We are discussing with the district its stated intention to terminate the contract.

    The above transit district agreements are scheduled to expire as follows:


                                                                                   APPROXIMATE
                                                                                    NUMBER OF
                                                                                    VEHICLES
                                                                  NUMBER OF       COVERED UNDER
                                                                 AGREEMENTS        AGREEMENTS
                                                                SCHEDULED TO      SCHEDULED TO
CALENDAR YEAR                                                     EXPIRE(1)       EXPIRE(1)(2)
------------------------------------------------------------  -----------------  ---------------
1999........................................................              5             1,025
2000........................................................              7             2,275
2001........................................................              3             1,000
2002........................................................              9(3)          2,150(3)
2003........................................................              8             1,000
2004........................................................              2                50
2005........................................................              1(4)            375(4)


------------------------

(1) In addition, four agreements covering a total of approximately 100 vehicles are awarded on a year-to-year basis. We have served each of these four transit districts since the 1980s.

(2) Certain of our transit district agreements provide that they may be renewed for additional one-year to five-year periods beyond the specified expiration date, either unilaterally by the transit district or by mutual agreement of Obie Media and the transit district. Some of our transit district agreements provide that the transit district may terminate the agreement before the end of the specified term at the convenience of the transit district, or if the transit district determines that such termination is in the public interest.


(3) Includes six transit district agreements covering a total of approximately 900 buses, whose initial terms expire in 2000 but provide for two-year extensions at the option of the respective transit district.


(4) This transit district agreement has an initial term that expires in 2003 but provides for one two-year extension at the option of the transit district.

    TRANSIT DISPLAY PRODUCTS. We offer traditional and innovative, non-traditional transit advertising products. Traditionally, transit advertisements have been inserted into metal frames mounted on the exterior or interior of a bus. Industry standard sizes include "Kings," "Queens," "Tails" and "Heads." While still offering traditional advertising products, we also offer vinyl displays that cover almost the entire side and/or rear of a bus. These vinyl displays are mounted on the bus using an adhesive that generally allows the vinyl to be removed without harming the paint on the bus, yet which withstands the rigors of cleaning and all types of weather. These larger vinyl products create significant additional revenue potential per bus when compared to traditional products. We believe this additional revenue potential gives us a competitive advantage in bidding for transit advertising agreements in districts which use or are willing to use them.

    The principal transit display products we sell are illustrated on the following page:

[FULL PAGE DISPLAY OF OBIE MEDIA TRANSIT DISPLAY PRODUCTS.]

                                     [LOGO]

    OUTDOOR ADVERTISING DISPLAYS. Obie Media owns and operates approximately 700 billboards in Washington, Oregon, California and Idaho. Substantially all of our billboards are bulletins. We have no 30-sheet or 8-sheet poster units. Our bulletins are generally located on major thoroughfares and provide greater impact and higher value than traditional posters.

    We lease the property underlying our billboards, generally under 10-year leases that give us renewal rights for two additional five-year periods. The lessor typically reserves the right to cancel the lease if construction of permanent improvements on the subject property conflicts with the billboard.

    Most of our billboards were designed and installed within the last ten years, and almost all are built of steel and engineered to withstand high winds. More than two-thirds of our billboards are illuminated. The displays are insured against damage caused to them by storms, vandalism and other causes.

    Obie Media also leases, from others, building walls in urban areas for wallscape displays. Wallscapes are painted on vinyl surfaces or directly on the sides of buildings. We currently lease 7 building walls for wallscape displays in Seattle and own a 50% interest in a corporation which leases, from others, 18 building walls for wallscape displays in Portland.

    The following table gives the number of our outdoor displays at May 31, 1999:

                                                                                    OUTDOOR
MARKET                                                                             DISPLAYS
--------------------------------------------------------------------------------  -----------
WASHINGTON
  Seattle.......................................................................           7
  Spokane.......................................................................         133
  Other.........................................................................         288
                                                                                         ---
    Total.......................................................................         428

OREGON
  Portland......................................................................          35
  Salem.........................................................................          74
  Eugene........................................................................          26
  Other.........................................................................          30
                                                                                         ---
    Total.......................................................................         165

CALIFORNIA......................................................................          83

IDAHO...........................................................................          45
                                                                                         ---
    Total.......................................................................         721
                                                                                         ---
                                                                                         ---

SALES AND SERVICE

    In each of our principal markets, Obie Media maintains a large, high quality, proactive sales force. We believe our ratio of sales personnel to display inventory is higher than the industry average. At May 31, 1999, we had 93 sales and marketing employees. Our superior sales and service efforts are a key element in maximizing our inventory occupancy levels.

    We view our proactive sales efforts as an important part of our culture. In hiring our sales force, we carefully screen applicants. We typically hire college graduates who have demonstrated their suitability and aptitude to excel in our unique sales environment. New sales employees undergo extensive training and are supervised by regional sales managers with substantial advertising sales experience. Obie Media and each of our sales representatives jointly establish individual sales targets. We have monthly sales meetings with our salespeople to acknowledge and reward individuals who are meeting or exceeding their targets. A sales representative's compensation depends significantly on meeting or exceeding individual targets. Sales representatives also participate in our broad-based stock option plan.

    We are significantly expanding our national presence by growing in diverse geographic areas. To complement our growth, we have added to our national sales team working out of certain of our local offices by establishing national sales offices in Los Angeles, Chicago and New York City. Our national sales team services national advertising accounts, calls on customers in major cities where we do not have sales offices and supports our sales force in local markets.

    We work directly with companies and advertising agencies in coordinating the marketing, production and installation of advertising displays. Our sales personnel also serve as customer service representatives, maintaining frequent and regular contact with our advertising customers to resolve customer concerns in the field. We believe that our high quality customer service contributes to customer loyalty and improves renewal rates.

    Out-of-home advertisements are traditionally sold for a few months at a time. To increase occupancy, Obie Media employs several techniques to encourage customers to commit to longer contracts, including offering incentives through our rate structure and pricing policies. We sell certain innovative transit products primarily by means of year-long contracts. We also sell space on almost all of our outdoor advertising displays by means of extended contracts.

DESIGN AND PRODUCTION

    We maintain our own design and production facilities. We offer advertisers customized design and production services as well as display space. Charges for design and production are typically added to the cost of the space and billed to customers over the life of the advertising contract. We believe that our design and production capabilities give us a significant competitive advantage in direct sales to advertisers and assist in bringing new customers to the outdoor advertising medium.

    Obie Media's design and production services are used primarily by direct sales customers that are not represented by advertising agencies. The design department works with these advertisers and our sales representatives to create advertising copy, design and layout. The design department staff uses technologically advanced computer hardware and software to create original design copy and, increasingly, to electronically exchange work product with customers or their advertising agencies.

    We view transit advertising design and production as a distinct activity. We attempt to achieve independent profitability in this operation. Customers who are represented by advertising agencies generally arrange for the production of their ads, with Obie Media providing installation services. We increasingly act as a broker with respect to this production.

CUSTOMERS

    Obie Media maintains a broad base of local, regional and national advertising customers. Most of our regional and national customers are represented by advertising agencies. Customers represented by advertising agencies accounted for approximately 66% of our pro forma gross revenues for fiscal 1998, giving effect to the acquisition of P & C as if it had occurred on January 1, 1998. Consistent with standard industry practice, advertising agencies working with Obie Media typically retain 15% of the gross advertising revenues from their accounts. Advertising agencies generally create the artistic design and written content of their customers' advertising. They plan and implement their customers' overall advertising campaign, including the selection of advertising media. Obie Media's sales personnel, including our national sales team, are trained to work closely with advertising agencies to service the needs of these customers.

    A key component of our sales and marketing strategy is the proactive marketing of our services to local advertisers. Local advertisers tend to have smaller advertising budgets and to require greater assistance from our production and creative personnel to design and produce advertising copy. With respect to local sales, we often expend significant sales efforts on educating potential out-of-home advertising customers about the benefits of the medium and on developing advertising strategies. While price and availability of display space are important factors in local sales, service and customer relationships are also critical. We believe that our strength in sales, design and service gives us an advantage in local sales, and that our direct sales focus on local companies significantly contributes to increased occupancy and renewal rates. Further, we believe this focus is an important competitive advantage which enables us to profitably serve smaller transit districts.

COMPETITION

    Obie Media's markets are highly competitive, particularly in large advertising markets. In the transit advertising market, we compete with other out-of-home advertising companies that submit proposals for exclusive agreements with transit districts by means of a formal proposal process. In the outdoor advertising display market, we compete with other out-of-home advertising companies for customers. We also compete for customers with other advertising media, including broadcast and cable television, radio, print media, direct mail marketing and displays in shopping centers and malls, airports, stadiums, movie theaters and supermarkets and on taxis, trains and subways.

    In recent years, there has been consolidation among our competitors, including consolidation between out-of-home advertising companies and broadcast or other media. For example, in May 1999, Infinity Broadcasting Corporation ("Infinity"), a subsidiary of CBS Corporation and the sole shareholder of TDI Worldwide, Inc. ("TDI"), agreed to acquire Outdoor Systems, Inc., a leading company in the outdoor advertising display market. Several of our competitors, including diversified media companies such as Infinity, are substantially larger, better capitalized, more widely known and have access to substantially greater resources than we do. These traits may provide competitive advantages, particularly in large advertising markets.

    TRANSIT. The transit advertising market has historically been fragmented, consisting of a few national transit advertising companies with operations in multiple markets and numerous small companies operating under one or a few agreements. In large advertising markets, Obie Media encounters direct competition for transit agreements from major transit advertising companies such as TDI, one of the largest transit advertising companies in the United States and a dominant competitor in such markets. Competition among transit advertising companies is primarily based on obtaining and retaining agreements with transit districts. Agreements with transit districts are awarded primarily on the basis of the minimum amount the bidder guarantees to the district. Other factors which transit districts may consider in awarding agreements are the financial resources of the bidder available to support its minimum revenue guarantee, the bidder's business reputation and the soundness of the bidder's marketing plan. The agreements generally give the operator the exclusive right to provide transit advertising services within the transit district. The number and nature of competitors for each agreement depend upon the desirability of the market, including the number of vehicles operated by the transit district, and the size and rank of the market.

    OUTDOOR ADVERTISING DISPLAYS. The outdoor advertising display market is also fragmented. Several large outdoor advertising companies have operations in multiple markets. Many more small companies operate a limited number of displays in a single or a few local markets. Although some consolidation has occurred in this segment of the out-of-home industry over the past few years, the OAAA estimated that, as of 1997, there were approximately 396,000 outdoor displays in the United States operated by more than 500 companies. The primary competitive factors in the outdoor advertising display market are the location of a company's displays and the price charged for their use.

GOVERNMENT REGULATION

    Government extensively regulates the outdoor advertising industry at the federal, state and local levels. Regulations limit the growth of outdoor advertising companies and operate as a substantial barrier to entry in the industry and, in limited circumstances, may restrict advertising content.

    Construction of new outdoor structures has been generally restricted to commercial and industrial areas. Many jurisdictions also have restricted the location, relocation, height and size of outdoor advertising structures. In addition, some jurisdictions restrict the ability to enlarge or upgrade existing structures, such as converting from wood to steel or from non-illuminated to illuminated displays, and restrict the reconstruction of structures that are substantially destroyed as a result of storms or other causes. Some jurisdictions have enacted local laws and ordinances which prohibit wallscapes and other outdoor advertising on urban buildings.

    We believe our displays conform to current laws and regulations. When leasing property for the installation of new outdoor advertising displays, we carefully review applicable laws, including building, sign and zoning ordinances.

    Because billboards are typically located adjacent to roads and highways, they are also subject to removal through condemnation or other actions by governmental entities in the event of road or highway improvement or expansion. While compensation for such actions is generally available, under existing state and local regulations, we may not be permitted to relocate any condemned displays.

    In limited circumstances, governmental laws and regulations may also restrict the content of outdoor advertising. For example, some states have banned all outdoor advertising of tobacco products. In November 1998, 46 states signed a settlement agreement with the four largest American tobacco companies. Among other things, the agreement bans transit and outdoor advertising of the companies' tobacco products in the 46 states. Congress has also considered legislation that would severely restrict or ban such advertising.

    The outdoor advertising industry is heavily regulated and existing or future laws or regulations could adversely affect us. To date, our operations have not been materially adversely affected by such laws and regulations. See "Risk Factors--Government Regulations May Limit Our Ability to Expand Our Outdoor Advertising Business."

FACILITIES

    Our headquarters are located in a 20,000 square foot facility in Eugene, Oregon. The headquarters includes space for our centralized design and production departments, as well as our accounting, credit, marketing and management personnel. The headquarters is leased at market rates from Obie Industries, an affiliate of Obie Media, pursuant to a lease under which Obie Media moved into the facility and began paying rent in May 1997. Lease payments were $123,000 and $171,000 during fiscal 1997 and 1998, respectively. Brian Obie, our Chairman of the Board, President and Chief Executive Officer, is the President, a director and the controlling shareholder of Obie Industries. Delores Mord, our Secretary and a director of Obie Media, is Vice President, a director and a shareholder of Obie Industries. See "Certain Transactions--Office and Production Space."

    We lease local operating offices for sales, service and installation in Spokane, Yakima, Bremerton and Silverdale, Washington; Portland and Salem, Oregon; Ft. Lauderdale and Daytona Beach, Florida; Wallingford, Connecticut; Cleveland and Cincinnati, Ohio; Langhorne, Pennsylvania; Dallas and Austin, Texas; Sacramento, Monterey, Stockton and Santa Cruz, California; Richmond and Virginia Beach, Virginia; Milwaukee and Madison, Wisconsin; Vancouver, Victoria and Kamloops, British Columbia; and London, Ontario. We also lease national sales offices in Los Angeles, Chicago and New York City.

    We also lease parcels of property beneath outdoor advertising structures. Total lease expenses for these leases in fiscal 1997 and 1998 were $658,000 and $714,000, respectively. Our site leases are generally for a term of 10 years, with two five-year renewal options at our discretion.

EMPLOYEES

    At May 31, 1999, we had 175 full-time and 13 part-time employees, of whom 93 were primarily engaged in sales and marketing, 23 were engaged in art design and production, 39 were engaged in installation, construction or maintenance of transit or outdoor advertising displays, and 33 were employed in financial, administrative or similar capacities. None of our employees is covered by collective bargaining agreements, except for 4 installers in Portland, Oregon and 15 installers in British Columbia. We believe we maintain good employee relations.

LITIGATION

    The former operator of transit advertising displays for the Bi-State Development Agency of the Missouri-Illinois Metropolitan District ("Bi-State") in metropolitan St. Louis (including St. Clair County, Illinois), Heard Communications, Inc., doing business as Gateway Outdoor Advertising ("Gateway"), is contesting both judicially and administratively Bi-State's award of the transit advertising agreement for St. Louis to us.


    In the judicial proceeding before the United States District Court for the Eastern District of Missouri commenced June 30, 1999, Gateway seeks a declaratory judgment and an injunction prohibiting Bi-State from performing under the contract. We have intervened in the proceeding as a defendant. Gateway's original challenge was primarily based on its claim that its final bid documents relating to the contract were mishandled after being sent to Bi-State in late April 1999. The court denied a motion by Gateway for a temporary restraining order which would have delayed the award of the contract to us. On July 21, 1999, Gateway amended its complaint before the court to add to it the grounds relied upon in the administrative proceeding described below.



    In the administrative proceeding before Bi-State commenced May 21, 1999, Gateway alleges, among other things, that its bid guaranteed greater minimum revenue to Bi-State over the term of the St. Louis contract than did our bid and protests Bi-State's award of the contract to us. Bi-State denied Gateway's protest by letter dated July 19, 1999. Gateway appealed the denial to Bi-State's Executive Director on July 26, 1999.



    In each of the above actions, among other remedies, Gateway seeks to have our contract with Bi-State terminated and bidding for the contract reopened. These actions are in preliminary stages. We are vigorously defending against termination of our St. Louis contract.


    In addition to the foregoing, from time to time, Obie Media has been, and expects to continue to be, subject to legal proceedings and claims in the ordinary course of business. These claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources. We are not aware of any such legal proceedings or claims that we believe will have a material adverse effect on us.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Our directors and executive officers are as follows:


NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Brian B. Obie........................................          57   Chairman of the Board, President and Chief Executive
                                                                    Officer(1)
Wayne P. Schur.......................................          54   Executive Vice President and Director(2)
Stephen F. Grover....................................          58   Vice President and General Manager
James W. Callahan....................................          47   Chief Financial Officer and Treasurer
Delores M. Mord......................................          65   Secretary and Director(2)
Randall C. Pape......................................          49   Director(3)
Stephen A. Wendell...................................          58   Director(3)
Richard C. Williams..................................          59   Director(1)


------------------------

(1) Term on the board of directors expires in 2001.

(2) Term on the board of directors expires in 2002.

(3) Term on the board of directors expires in 2000.

    BRIAN B. OBIE is the Chairman of the Board, President and Chief Executive Officer of Obie Media. He is a co-founder of Obie Media and has served as our President and as a director since our inception in 1987. Since January 1998, he has served as the Treasurer of Obie Media Limited, a British Columbia corporation and one of our wholly owned subsidiaries, and, since September 1998, as a director of P & C, another wholly owned subsidiary. Mr. Obie is also employed by and is a director of Obie Industries, where he has served as President since 1968. Obie Industries, which now operates as a real estate management company, was Obie Media's parent corporation until 1996. Mr. Obie has 38 years of experience in the out-of-home advertising industry. He has been Chairman of the Board of Centennial Bancorp, a bank holding company, since 1981. He is a former mayor of Eugene, Oregon.

    WAYNE P. SCHUR was appointed Executive Vice President of Obie Media in September 1998. He was appointed a director of Obie Media in October 1998 and is also a director of P & C. He was the President and sole or principal shareholder of P & C from 1981 to September 1998, when P & C was acquired by Obie Media. He continues as President of P & C. Mr. Schur has 25 years of experience in the out-of-home advertising industry.

    STEPHEN F. GROVER was appointed Vice President of Obie Media in 1996 and has served as Obie Media's General Manager since 1994. Since July 1998, he has also served as President of Obie Media Limited. He was Obie Media's General Sales Manager from 1993 to 1994 and a Regional Manager from 1991 to 1992. Mr. Grover has 32 years of experience in the out-of-home advertising industry.

    JAMES W. CALLAHAN was appointed Chief Financial Officer and Treasurer of Obie Media in 1996. Since September 1998, he has served as a director and as Secretary and Treasurer of P & C. From 1994 to 1996, he was a consultant filling the role of chief financial officer of Obie Media. From 1994 to 1997, Mr. Callahan also served in the capacity of chief financial officer of Obie Industries and its subsidiaries. From 1990 to 1994, he served as Chief Financial Officer of Springfield Forest Products, Inc. Mr. Callahan was employed by Arthur Andersen LLP from 1975 to 1990, most recently as a tax partner.

    DELORES M. MORD is a co-founder of Obie Media and has served as our Secretary and as a director since our inception in 1987. She served as Vice President of Obie Media until 1996. Ms. Mord has served as an officer (currently as Vice President) and a director of Obie Industries since its formation in 1960. Ms. Mord has 38 years of experience in the out-of-home advertising industry.

    RANDALL C. PAPE became a director of Obie Media in 1996. In 1981, he was named President of Pape Bros., Inc., and since 1990 he has held the position of President and Chief Executive Officer of The Pape Group, Inc., a supplier of capital equipment and services, which operates as a holding company for Pape Bros., Inc., Flightcraft, Inc., Hyster Sales Company, Pape Properties, Inc. and Industrial Finance Company. Since 1973, he has been President and Chief Executive Officer of Liberty Financial Group, which is a holding company for Liberty Federal Bank, SB, EcoSort LLC, Sanipac, Inc. and Commercial Equipment Lease Corporation. Mr. Pape has also served as a director of Northwest Natural Gas Company, a distributor of natural gas in Oregon and Washington, since 1996.

    STEPHEN A. WENDELL became a director of Obie Media in 1996. Since November 1998, Mr. Wendell has been a registered representative and investment advisory agent with KMS Financial Services, Inc. ("KMS"), an independent privately owned financial services firm based in Seattle, Washington. KMS is not participating in this offering. From 1995 to February 1998, he was Chief Financial Officer and a director of Umpqua Feather Merchants, Inc., a manufacturer and distributor of fishing flies and related accessories. From 1992 to 1995, Mr. Wendell served as a consultant to Umpqua Feather Merchants, Inc. and other companies, including companies providing advertising and food services. Since 1993, Mr. Wendell has been the principal shareholder and President of Continental Land and Cattle Company, a residential real estate development company.


    RICHARD C. WILLIAMS became a director of Obie Media in 1996. He has served as President, Chief Executive Officer and a director of Centennial Bancorp since 1981. He has served as Vice Chairman of Centennial Bank, a wholly owned subsidiary of Centennial Bancorp, since 1992, was its Chief Executive Officer from 1992 until January 1998, and was its President from 1977 to 1992. He has been a director of Centennial Bank since 1977. Mr. Williams is also a director of Elmer's Restaurants, Inc., a franchisor and operator of full-service, family-oriented restaurants.


    Our articles of incorporation provide that when we have six or more directors, our board of directors will be divided into three classes (Class 1, Class 2 and Class 3), with the members of each class serving for staggered three-year terms. We have six directors, and our Chief Executive Officer, as authorized by our articles of incorporation, has made the initial designation of directors to each of the three classes. Accordingly, at each annual meeting of our shareholders, the number of directors equal to the number of the directors in the class whose term expires at the time of the meeting will be elected to hold office until the third succeeding annual meeting. Our articles of incorporation limit the number of directors to nine.

    Each officer serves at the discretion of our board of directors. No officer, other than Mr. Schur, is subject to an agreement that requires the officer to serve Obie Media for a specified number of years. Mr. Schur and Mr. Grover are subject to noncompetition agreements. There are no family relationships among any of our directors or executive officers, except that Mr. Obie and Ms. Mord are cousins.

BOARD COMMITTEES; COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Obie Media has two standing committees, an Audit Committee and a Compensation Committee. It does not have a standing Nominating Committee.

    Stephen Wendell, Randall Pape and Richard Williams serve on the Audit and Compensation Committees of the board of directors. Mr. Wendell is Chair of the Audit Committee. Mr. Williams is Chair of the Compensation Committee.

    During our 1998 fiscal year, Brian Obie, our Chairman of the Board, President and Chief Executive Officer, served on the Compensation Committee and as the Chairman of the Board of Centennial Bancorp. During the same period, as stated above, Richard Williams, President, Chief Executive Officer and a director of Centennial Bancorp, served on the Compensation Committee and as a director of Obie Media.

COMPENSATION OF DIRECTORS

    Executive officers receive no compensation for serving as directors of Obie Media. All non-employee directors receive $5,000 for each year they serve as a director.

    Upon becoming a director, Obie Media grants to each nonemployee director a nonqualified stock option to purchase 5,000 shares of common stock under our Restated 1996 Stock Incentive Plan (the "Stock Plan"). On the date of each annual shareholder meeting, each nonemployee director is granted an additional option to purchase 1,000 shares. Options granted to nonemployee directors have a term of 15 years and an exercise price equal to the fair market value of our common stock on the grant date. The options become exercisable by the director at the rate of 20% per year of service.

EXECUTIVE COMPENSATION

    The following table summarizes the compensation we paid during each of the last three fiscal years to our chief executive officer and our other executive officers whose salary and bonus exceeded $100,000 during fiscal 1998, together with Wayne Schur, who became our Executive Vice President on September 1, 1998 in connection with the P & C acquisition (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                                       LONG-TERM COMPENSATION
                                                                                                               AWARDS
                                                                                                     --------------------------
                                                                      ANNUAL COMPENSATION            SECURITIES     ALL OTHER
                                                             --------------------------------------  UNDERLYING   COMPENSATION
                NAME AND PRINCIPAL POSITION                   FISCAL YEAR   SALARY ($)   BONUS ($)   OPTIONS (#)     ($)(1)
-----------------------------------------------------------  -------------  ----------  -----------  -----------  -------------
Brian B. Obie..............................................         1998    $  166,632   $  25,000          456     $   3,749
  Chairman of the                                                   1997       157,200      25,000           --         3,568
  Board, President                                                  1996       130,001          --           --         5,270
  and Chief Executive Officer

Stephen F. Grover..........................................         1998    $  109,360   $  25,774       11,324     $   3,558
  Vice President                                                    1997        96,000      18,000           --         3,020
  and General                                                       1996        74,750      20,000       30,250         4,997
  Manager

James W. Callahan..........................................         1998    $   84,270   $  16,000          236     $   2,326
  Chief Financial                                                   1997        79,500      15,000           --            --
  Officer and                                                       1996        75,000      30,000       18,150            --
  Treasurer

Wayne P. Schur.............................................         1998    $   37,500          --      137,500     $     250
  Executive Vice                                                    1997            --          --           --            --
  President(2)                                                      1996            --          --           --            --

------------------------

(1) Represents contributions made by us under our profit sharing and 401(k) plan on behalf of the applicable Named Executive Officer.

(2) Mr. Schur did not receive any compensation from us during fiscal 1996 or 1997 and only received salary from us for the last three months of fiscal 1998. P & C paid him an annual base salary of $200,000 in each of calendar 1996, 1997 and 1998 (paid through August 31, 1998), with bonuses of $203,953, $110,000 and $30,000 in 1996, 1997 and 1998, respectively. In addition, P & C contributed $3,750, $4,000 and $4,396 on his behalf under a P & C profit sharing and 401(k) plan for 1996, 1997 and 1998, respectively. Pursuant to Mr. Schur's employment agreement with us, his annual salary from September 1998 to September 1999 is $150,000, with his salary increasing by $25,000 each year through the five-year term of his employment agreement. See "--Schur Employment and Noncompetition Agreement; Change-in-Control Arrangement."

STOCK OPTION INFORMATION

    None of the Named Executive Officers exercised any options during fiscal
1998.

    The following table sets forth certain information regarding options granted to the Named Executive Officers during fiscal 1998:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                       INDIVIDUAL GRANTS                               POTENTIAL REALIZABLE
                           -------------------------------------------------------------------------     VALUE AT ASSUMED
                                       % OF TOTAL                                                     ANNUAL RATES OF STOCK
                                         OPTIONS                                                      PRICE APPRECIATION FOR
                                       GRANTED TO                                                          OPTION TERM
                            OPTIONS   EMPLOYEES IN      PER SHARE      MARKET PRICE ON   EXPIRATION   ----------------------
NAME                        GRANTED       1998       EXERCISE PRICE      GRANT DATE         DATE       0% ($)      5% ($)
-------------------------  ---------  -------------  ---------------  -----------------  -----------  ---------  -----------
Brian B. Obie............        456(1)          .2%    $    9.55         $    9.55          1/1/13          --  $     4,699

Stephen F. Grover........     11,000(2)         5.2         12.73             12.73          7/8/13          --      151,082

                                 324(1)          .2          9.55              9.55          1/1/13          --        3,338

James W. Callahan........        236(1)          .1          9.55              9.55          1/1/13          --        2,432

Wayne P. Schur...........    126,500(3)        60.3          7.92             10.91          9/1/08   $ 378,235    1,246,182

                              11,000(3)         5.2          9.32             10.91          9/1/08      17,490       92,964


NAME                         10% ($)
-------------------------  -----------
Brian B. Obie............  $    13,836
Stephen F. Grover........      444,910
                                 9,831
James W. Callahan........        7,161
Wayne P. Schur...........    2,577,783
                               208,755


------------------------

(1) These options have a 15-year term and the shares subject to the options become exercisable at a rate of 25%, 35% and 40%, respectively, on the third, fourth and fifth anniversaries of the date of grant.

(2) This option has a 15-year term and becomes exercisable at a rate of 20% of the shares subject to the option each year beginning on the first anniversary of the date of grant.

(3) Mr. Schur's options have a 10-year term and become exercisable at the following rate: 20% of the shares subject to the option immediately upon grant; 22% of the shares subject to the option on each of the first, second and third anniversaries of the date of grant; and 14% of the shares subject to the option on the fourth anniversary of the date of grant.

    The following table sets forth certain information regarding options held by the Named Executive Officers at November 30, 1998:

                      OPTION VALUES AT END OF FISCAL YEAR

                                                                 NUMBER OF SHARES          VALUE OF UNEXERCISED
                                                                    UNDERLYING                IN-THE- MONEY
                                                              UNEXERCISED OPTIONS AT     OPTIONS AT NOVEMBER 30,
                                                                NOVEMBER 30, 1998               1998($)(1)
                                                            --------------------------  --------------------------
NAME                                                        EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------------------  -----------  -------------  -----------  -------------

Brian B. Obie.............................................          --            456           --    $     2,029

Stephen F. Grover.........................................      12,100         29,474    $ 102,850        169,687

James W. Callahan.........................................       7,260         11,126       61,710         93,615

Wayne P. Schur............................................      27,500        110,000      167,200        653,400

------------------------

(1) On November 30, 1998, the market price of our common stock was $14.00 per share. For purposes of the foregoing table, stock options with an exercise price less than that amount are considered to be "in-the-money" and are considered to have a value equal to (a) the difference between that amount and the exercise price of the option multiplied by (b) the number of shares covered by the stock option.

    RESTATED 1996 STOCK INCENTIVE PLAN. Our Stock Plan provides for the issuance of 363,000 shares of common stock to our employees, directors and consultants. Shares may be issued pursuant to: (1) incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("ISOs"); (2) nonqualified stock options ("NSOs"); (3) stock bonuses; and (4) direct sales of stock. ISOs may be issued only to our employees and will have a maximum term of 10 years from the date of grant. The exercise price for ISOs may not be less than 100% of the fair market value of our common stock at the time of the grant, and the aggregate fair market value (as determined at the time of the grant) of shares issuable upon the exercise of ISOs for the first time in any one calendar year may not exceed $100,000. In the case of ISOs granted to holders of more than 10% of our common stock, the exercise price may not be less than 110% of the fair market value of our common stock at the time of the grant, and the term of the option may not exceed five years. Under the Stock Plan, NSOs have a maximum term of 15 years from the date of grant and must be granted at an exercise price not less than 85% of the fair market value of our common stock at the date of grant. Options become exercisable in whole or in part from time to time as determined by the Board's Compensation Committee, which administers the Stock Plan.

    At May 31, 1999, options covering 240,322 shares were outstanding under the Stock Plan, with a weighted average exercise price of $9.62 per share, and an additional 108,587 shares remained available for future issuances under the Stock Plan.

SCHUR EMPLOYMENT AND NONCOMPETITION AGREEMENT; CHANGE-IN-CONTROL ARRANGEMENT

    SCHUR EMPLOYMENT AND NONCOMPETITION AGREEMENT. In connection with our acquisition of P & C in September 1998, we entered into a five-year employment and noncompetition agreement with Wayne Schur, the Executive Vice President and a director of Obie Media and the former shareholder of P & C. The agreement contains noncompetition and nondisclosure provisions. Under the agreement, Mr. Schur's annual salary initially is $150,000 and will increase by $25,000 in each of the second through fifth years of his employment. The agreement provides that we may terminate Mr. Schur's contract at any time after September 1, 2001 without "cause," as defined in the agreement. In that case, we generally would be liable to Mr. Schur for a severance benefit payment equal to his annual salary for the then upcoming contract year. The agreement further provides that we may terminate his contract at any time for cause. In such case, we would be liable to him only for salary and benefits earned by him through the date of such termination.

    Pursuant to Mr. Schur's employment agreement, on September 1, 1998, we granted him an NSO for 137,500 shares of our common stock (the "Option Shares"), of which 27,500 Option Shares were exercisable upon grant. The remaining 110,000 Option Shares will be exercisable in equal increments on the first, second, third and fourth anniversaries of September 1, 1998. If Mr. Schur terminates his employment with Obie Media during the first three years of his employment agreement, other than for breach of the agreement by us, he will forfeit any Option Shares not exercisable as of the date of such termination. Termination of Mr. Schur's employment for any other reason will not affect his right to acquire the Option Shares.

    CHANGE-IN-CONTROL ARRANGEMENT. Under the terms of the acquisition agreement by which we acquired all of the outstanding stock of P & C from Mr. Schur, $1.5 million of the base purchase price and 82,500 shares of our common stock payable to Mr. Schur were deferred. The acquisition agreement provides that a portion of the deferred base purchase price is payable by us annually, with the final payment to be made to Mr. Schur no later than January 1, 2003. However, the agreement further provides that the entire unpaid purchase price (cash and stock) is immediately payable to Mr. Schur upon a "Change of Management" of Obie Media (other than a Change of Management which results from the death or disability of Brian Obie). Under the agreement, the term "Change of Management" means that Mr. Obie no longer serves as our Chief Executive Officer or that Mr. Obie (directly or indirectly through immediate family members) fails to own at least 25% of our outstanding common stock.

LIMITATION OF LIABILITY; INDEMNIFICATION OF DIRECTORS AND OFFICERS; INSURANCE

    As permitted by Oregon law, our articles of incorporation permit and our bylaws require the indemnification against certain liabilities and expenses of a director or officer made or threatened to be made a party to a proceeding (other than a proceeding by or in the right of Obie Media to procure a judgment in our favor) because such person is or was a director or officer of Obie Media or one of our subsidiaries. Indemnification is provided if the director or officer acted in good faith and in a manner he or she reasonably believed was in or not opposed to our best interests, and, with respect to any criminal action or proceeding, the director or officer, in addition, had no reasonable cause to believe his or her conduct was unlawful. In the case of any proceeding by or in the right of Obie Media, a director or officer is entitled to indemnification of certain expenses if he or she acted in good faith and in a manner he or she reasonably believed was in or not opposed to our best interests. However, pursuant to Oregon law and indemnity agreements we have entered into with our directors and officers, no indemnification would be made if the director's or officer's errors or omissions (or alleged errors or omissions) were shown to have involved: (1) any breach of the director's or officer's duty of loyalty to us; (2) any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law; (3) any distribution that was unlawful under Oregon law; (4) any transaction from which the director or officer received an improper personal benefit; or (5) profits made from the purchase and sale by the director or officer of our securities within the meaning of Section 16(b) of the Securities Exchange Act of 1934 or similar provision of any state statutory law or common law. We may also indemnify persons other than directors or officers under certain circumstances.

    As permitted by Oregon law, our articles of incorporation also provide that no director will be liable to Obie Media or our shareholders for monetary damages for conduct as a director, except that a director may be personally liable for any: (1) breach of the director's duty of loyalty to us or our shareholders; (2) act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (3) unlawful distribution to shareholders; (4) transaction from which the director derives an improper personal benefit; or (5) profits made from the purchase and sale by the director of our securities within the meaning of Section 16(b) of the Securities Exchange Act of 1934 or similar provision of any state statutory law or common law.

    We have entered into agreements to indemnify our directors and officers. The agreements are intended to provide the maximum indemnification permitted by Oregon law. The agreements indemnify each of our directors and officers in any action or proceeding for certain expenses (including attorney fees) and, other than in an action or proceeding by or in the right of Obie Media, for judgments, fines and settlement amounts incurred on account of such person's services as a director or officer of Obie Media or, at our request, as a director, officer, employee or agent of another enterprise. The agreements also limit the liability of our directors in respect of their conduct in serving us to the extent permitted by Oregon law, as described above. See "Description of Capital Stock--Limitation of Directors' Liability."

    We have obtained insurance insuring our directors and officers against certain liabilities, including liabilities under federal and state securities laws.

    We understand that the current position of the Securities and Exchange Commission is that any indemnification of liabilities arising under the Securities Act of 1933 is against public policy and is, therefore, unenforceable.

                              CERTAIN TRANSACTIONS

    Our policy for transactions with affiliates, adopted following our initial public offering in November 1996, provides that all proposed transactions by Obie Media with directors, officers, 5% shareholders and their affiliates be entered into only if such transactions are (1) on terms no less favorable to Obie Media than could be obtained from unaffiliated parties, (2) reasonably expected to benefit Obie Media and (3) approved by a majority of the disinterested, independent members of our board of directors. Set forth below are descriptions of certain transactions between Obie Media and our directors, officers or 5% shareholders or their affiliates since December 1, 1995.

DIVIDEND; LOANS TO AFFILIATED COMPANIES

    In November 1996, in connection with the separation of Obie Media from Obie Industries, our parent until 1996, we distributed a non-recurring dividend of $1.8 million to Obie Industries by means of the forgiveness of debt to eliminate our net receivable from our affiliated companies. Brian Obie, our Chairman of the Board, President and Chief Executive Officer, is the President, a director and the controlling shareholder of Obie Industries. Delores Mord, our Secretary and a director, is Vice President, a director and a shareholder of Obie Industries. The net receivable, of which $573,000 arose in fiscal 1996, resulted from non-interest-bearing advances to affiliates, which were due on demand. The net advances during fiscal 1996 primarily related to funding unprofitable operations of an affiliate that was discontinued prior to our initial public offering. Future advances, if any, will be made in accordance with our policy for transactions with affiliates. The dividend satisfied all obligations other than continuing leases between Obie Media and our affiliated companies and our guarantee of certain indebtedness of one affiliated company.

OUTDOOR ADVERTISING DISPLAYS

    Until December 31, 1997, Obie Media leased outdoor advertising displays from MO Partners, in which Brian Obie and Delores Mord hold partnership interests of approximately 85% and 15%, respectively. The lease agreement required monthly payments of a minimum base rent plus additional rent equal to 5% of the gross revenues derived by Obie Media from advertising on the displays. The minimum base rental payments were $8,500 per month in calendar 1996, and $9,000 per month in 1997. The lease expired at the end of 1997. Total lease expenses were $108,000 in each of fiscal 1996 and 1997, and $18,000 in fiscal 1998. On December 31, 1997, we exercised our option, granted in 1996, to purchase the outdoor advertising displays of MO Partners for $698,000. Prior to the purchase of the outdoor displays from MO Partners, we had guaranteed certain indebtedness of MO Partners, the outstanding balance of which was $415,000 at November 30, 1997. We paid for the displays with a promissory note. Upon the note's payment in full in April 1998, our guaranty of the MO Partners debt was released. We believe the option price was at least as favorable to us as would have been available from an unrelated party through arms-length negotiations.


    MO Partners also leases land to us for two outdoor advertising displays. Lease payments for these properties equal 20% of the annual revenues we derive from these displays. Lease payments were $13,000, $11,000 and $17,000 in fiscal 1996, 1997 and 1998, respectively. We believe that the terms of these leases are at least as favorable to us as would be available from an unrelated third party through arms-length negotiations.

OFFICE AND PRODUCTION SPACE

    Prior to April 1997, Obie Media rented office and production space in three locations in Eugene, Oregon from Obie Industries, our parent until 1996, and from another affiliated company. In April 1997, we consolidated our operations in Eugene in a headquarters building at one of these locations. The headquarters building is leased from Obie Industries at market rates. Our rental and lease payments on these properties were $79,000, $123,000 and $171,000 in fiscal 1996, 1997 and 1998, respectively.

LOAN AGREEMENTS

    In December 1995 and January 1996, Brian Obie loaned us a total of $200,000. In August 1996, we repaid the loan, including interest at an annual rate of 8.5%. We believe that this loan was on terms at least as favorable to us as would have been available from an unrelated party through arms-length negotiations.


    Prior to October 31, 1996, we had certain borrowing arrangements with Centennial Bank. These loans were repaid with the proceeds of loans from US Bank. Brian Obie is the Chairman of the Board of Centennial Bancorp, Centennial Bank's parent corporation. Richard Williams is the President and Chief Executive Officer of Centennial Bancorp.


RELEASE OF GUARANTEES OF AFFILIATES

    Prior to December 1996, Obie Industries and/or Brian Obie, our Chairman of the Board, President and Chief Executive Officer, guaranteed our indebtedness to US Bank, Centennial Bank and Capital Consultant, Inc. Each guarantee was released prior to or at the consummation of our initial public offering in November 1996.

PERSONAL SERVICES

    Brian Obie, our Chairman of the Board, President and Chief Executive Officer, provides limited services to Obie Industries and its subsidiaries. Mr. Obie is the President, a director and the controlling shareholder of Obie Industries. It is estimated that Mr. Obie spends on average less than 5% of his time working on Obie Industries matters.

                       PRINCIPAL AND SELLING SHAREHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of Obie Media's common stock as of May 31, 1999 and as adjusted to reflect the sale of the shares offered by this prospectus (assuming no exercise of the underwriters' overallotment option or outstanding stock options) by: (1) each person who is known by us to own beneficially more than 5% of our common stock; (2) each director of Obie Media; (3) each of the Named Executive Officers; and (4) all directors and executive officers of Obie Media as a group.

                                            SHARES BENEFICIALLY OWNED      NUMBER OF SHARES     SHARES BENEFICIALLY OWNED
                                               PRIOR TO OFFERING(1)         BEING OFFERED           AFTER OFFERING(1)
                                          ------------------------------   ----------------   ------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(2)    NUMBER                PERCENT                       NUMBER                PERCENT
----------------------------------------  ---------              -------                      ---------              -------
Brian B. Obie ..........................  2,098,244(3)(4)         48.5         300,000(5)     1,798,244(3)(4)         33.8
  Eugene, Oregon
Delores M. Mord ........................    429,745(3)(4)          9.9         200,000(6)       229,745(3)(4)          4.3
  Eugene, Oregon
Douglas D. Obie ........................    288,118(7)             6.7         100,000          188,118(7)             3.5
  Seattle, Washington
Christine Obie-Barrett .................    283,278(8)             6.6         100,000          183,278(8)             3.4
  Eugene, Oregon
Wayne P. Schur .........................     82,500(9)             1.9          50,000           32,500(9)               *
  Langhorne, Pennsylvania
Randall C. Pape ........................     14,740(9)               *              --           14,740(9)               *
  Coburg, Oregon
Stephen A. Wendell .....................     10,890(3)(9)            *              --           10,890(3)(9)            *
  Eugene, Oregon
Richard C. Williams ....................     33,596(3)(9)            *              --           33,596(3)(9)            *
  Eugene, Oregon
Steven F. Grover .......................     14,300(9)               *              --           14,300(9)               *
  Eugene, Oregon
James W. Callahan ......................     10,680(9)               *              --           10,680(9)               *
  Eugene, Oregon
All executive officers and directors as   2,678,308(3)(4)(9)      61.1         550,000(5)(6)  2,128,308(3)(4)(9)      39.6
  a group (8 persons)...................

------------------------

*   Less than 1% of the outstanding shares.

(1) A person is considered to "beneficially own" any shares: (a) over which such person exercises sole or shared voting or investment power; or (b) of which such person has the right to acquire ownership at any time within 60 days (e.g., through exercise of stock options). Voting and investment power relating to the shares referenced in the table above is exercised solely by the beneficial owner, except as indicated otherwise.

(2) Brian B. Obie is our Chairman of the Board, President and Chief Executive Officer, President and a director of Obie Industries, Treasurer of Obie Media Limited and a director of P & C. Delores M. Mord was a Vice President of Obie Media until 1996 and is currently Secretary and a director of Obie Media and Vice President and a director of Obie Industries. Wayne P. Schur is Executive Vice President and a director of Obie Media and President and a director of P & C. Obie Media Limited and P & C are wholly owned subsidiaries of Obie Media. Obie Industries is the former parent company of Obie Media.

(3) Includes shares owned by the spouses of the named persons as follows: Brian
    B. Obie, 20,250 shares; Delores M. Mord, 103,713 shares (53,713 shares after this offering); Stephen A. Wendell, 3,520 shares; Richard C. Williams, 4,617 shares; and for all executive officers and directors as a group, 132,100 shares (82,100 shares after this offering). All named persons disclaim beneficial ownership of shares owned by their spouses.

(4) Includes 16,387 shares owned by Obie Media's profit sharing and 401(k) plan. Brian B. Obie and Delores M. Mord serve on the administrative committee with responsibility for plan decisions.

(5) If the overallotment option is exercised in full, Brian B. Obie will sell an additional 100,000 shares.

(6) Includes 50,000 shares owned by the spouse of Ms. Mord.

(7) Includes 48,176 shares held by Douglas D. Obie as trustee for the benefit of Christine Obie-Barrett's minor children. Also includes 8,969 shares beneficially owned by Douglas D. Obie's minor children, which are held by Christine Obie-Barrett as trustee.

(8) Includes 8,969 shares held by Christine Obie-Barrett as trustee for the benefit of Douglas D. Obie's minor children. Also includes 48,176 shares beneficially owned by Christine Obie-Barrett's minor children, which are held by Douglas D. Obie as trustee.

(9) Includes shares subject to options exercisable within 60 days after May 31, 1999, as follows: Wayne P. Schur, 27,500 shares; Randall C. Pape, 2,640 shares; Stephen A. Wendell, 2,640 shares; Richard C. Williams, 2,640 shares; Stephen F. Grover, 14,300 shares; James W. Callahan 7,260 shares; and for all executive officers and directors as a group, 56,980 shares.

                          DESCRIPTION OF CAPITAL STOCK

    Obie Media's articles of incorporation authorize the issuance of up to 20 million shares of common stock and 10 million shares of preferred stock issuable in series. At May 31, 1999, there were 4,322,949 shares of common stock outstanding held by 61 holders of record. The following description of our capital stock is qualified in all respects by reference to the articles of incorporation, which are included as an exhibit to the Registration Statement of which this prospectus forms a part.

COMMON STOCK

    The holders of our common stock are entitled to one vote per share on all matters on which shareholders are entitled to vote. Holders of common stock are entitled to receive dividends when and as declared by the board of directors out of any funds lawfully available therefor and, in the event of liquidation or distribution of assets, are entitled to participate ratably in the distribution of such assets remaining after payment of liabilities, in each case subject to any preferential rights granted to any series of preferred stock that may then be outstanding. Our common stock does not have any preemptive rights or redemption, conversion or sinking fund provisions. All the issued and outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and nonassessable. Holders of common stock do not have cumulative voting rights in the election of directors.

PREFERRED STOCK

    The articles of incorporation authorize the board of directors, without further shareholder authorization, to issue preferred stock in one or more series and to fix the terms and provisions of each series, including dividend rights and preferences, conversion rights, voting rights, redemption rights, and rights on liquidation, including preferences over common stock, all of which could adversely affect the rights of holders of common stock. The issuance of a series of preferred stock under certain circumstances could have the effect of delaying or preventing a change of control of Obie Media, could adversely affect the rights of the holders of common stock, may discourage offers for our common stock at a premium over market price and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock. No preferred stock is outstanding, and we have no present plans to issue any shares of preferred stock.

ANTITAKEOVER MEASURES

    CHARTER PROVISIONS. Obie Media's articles of incorporation and bylaws contain certain provisions that may have the effect of delaying, deferring or preventing a change in control of Obie Media. Such provisions include requirements for: (1) a classified board of directors whenever there are six or more directors, with each class containing as nearly as possible one-third of the total number of directors and the members of each class serving for staggered three-year terms; (2) changing the size of the board of directors only with supermajority approval of the directors then in office; (3) approval of the holders of at least two-thirds of our common stock to amend certain provisions of the articles of incorporation; and (4) no less than 30 days' advance notice with respect to nominations of directors or other matters to be voted on by shareholders other than by or at the direction of the board of directors.

    OREGON ANTITAKEOVER STATUTES. Obie Media is subject to certain provisions of the Oregon Business Corporation Act that govern business combinations between corporations and interested shareholders (the "Business Combination Act"). The Business Combination Act generally provides that, if a person or entity acquires 15% or more of the voting stock of an Oregon corporation (an "Interested Shareholder"), the corporation and the Interested Shareholder, or any affiliated entity of the Interested Shareholder, may not engage in certain business combination transactions for three years following the date the person became an Interested Shareholder. Business combination transactions for this purpose include: (1) a merger or plan of share exchange; (2) any sale, lease, mortgage or other disposition of 10% or more of the assets of the corporation; and (3) certain transactions that result in the issuance of capital stock to the Interested Shareholder. These restrictions do not apply if: (a) the Interested Shareholder, as a result of the transaction in which such person became an Interested Shareholder, owns at least 85% of the outstanding voting stock of the corporation (disregarding shares owned by directors who are also officers and shares owned by certain employee benefit plans); (b) the board of directors approves the share acquisition or business combination before the Interested Shareholder acquires 15% or more of the corporation's outstanding voting stock; or (c) the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation (disregarding shares owned by the Interested Shareholder) approve the transaction after the Interested Shareholder acquires 15% or more of the corporation's voting stock.

    OREGON CONTROL SHARE ACT. Obie Media is also subject to the Oregon Control Share Act. The Control Share Act generally provides that a person (the "Acquiror") who acquires voting stock of an Oregon corporation in a transaction which results in the Acquiror holding more than 20%, 33 1/3% or 50% of the total voting power of the corporation (a "Control Share Acquisition") cannot vote the shares it acquires in the Control Share Acquisition ("Control Shares") unless voting rights are accorded to the Control Shares by: (1) a majority of each voting group entitled to vote; and (2) the holders of a majority of the outstanding voting shares, excluding the Control Shares held by the Acquiror and shares held by the corporation's officers and inside directors. The term "Acquiror" is broadly defined to include persons acting as a group.

LIMITATION OF DIRECTORS' LIABILITY

    We have: (1) included in our articles of incorporation and bylaws provisions to eliminate, to the fullest extent permitted by Oregon law, the personal liability of our directors to us and our shareholders for monetary damages resulting from breaches of fiduciary duties; (2) included in our bylaws provisions to indemnify our directors and officers to the fullest extent permitted by Oregon law; and (3) entered into agreements to indemnify our directors and officers which are intended to provide the maximum indemnification permitted by Oregon law. See "Management--Limitation of Liability; Indemnification of Directors and Officers; Insurance."

CHANGES IN THE NUMBER OF DIRECTORS

    The articles of incorporation specify that the board of directors will consist of no less than two nor more than nine members, with the exact number to be set from time to time by the board of directors. The board of directors is authorized to increase or decrease the size of the board of directors (within the specified range) by the affirmative vote of two-thirds of the directors then in office. Without the consent of all the directors then in office: (1) no more than two additional directors may be added to the board of directors within any 12-month period; and (2) no person who is affiliated as an owner, director, officer or employee of a company or business deemed by the board of directors to be competitive with that of Obie Media is eligible to serve on our board of directors.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for our common stock is American Securities Transfer & Trust, Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE

    No prediction can be made as to the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could reduce the market price of our common stock and could limit our ability to raise equity capital in the future.

    Upon completion of this offering, we will have 5,322,949 shares of common stock outstanding (assuming no exercise of the overallotment option and excluding shares of common stock issuable upon the exercise of outstanding stock options). See "Description of Capital Stock." Of these shares, approximately 2,960,000 shares, including the shares sold in this offering, are or, upon the closing of this offering, will be freely tradable without restriction under the Securities Act of 1933, except for any shares purchased in this offering by our "affiliates," as that term is defined in the Securities Act of 1933. The remaining shares are "restricted securities" within the meaning of Rule 144 adopted under the Securities Act of 1933. Restricted shares generally may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, such as the exemption provided by Rule 144. Upon completion of this offering, our affiliates will beneficially own approximately 2,126,108 shares. All but 5,000 of these shares have satisfied the holding period under Rule 144. In addition to restrictions imposed by applicable lock-up agreements, shares held by our affiliates will not be eligible for sale in the public market without registration unless such sales meet the conditions and restrictions of Rule 144 as described below.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned restricted shares for at least one year (as determined under Rule 144) is entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) 1% of the then outstanding shares of our common stock (approximately 53,000 shares immediately after this offering) or (2) the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of such sale under Rule 144 is filed with the SEC. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about us. In addition, any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares for at least two years (as determined under Rule 144), is entitled to sell such shares under Rule 144 without regard to the volume limitations and other conditions described above. The foregoing summary of Rule 144 is not intended to be a complete description of it.

    After this offering, approximately 2,440,359 shares of common stock will be subject to lock-up agreements with the underwriters, which provide that the shares may not be sold or otherwise disposed of for 90 days following the date of this prospectus. Obie Media is also subject to a lock-up agreement and generally may not sell or issue common stock (other than common stock included in this offering or contributed by us to our 401(k) plan) or any securities convertible into or exercisable for common stock (other than employee stock options granted by us in the ordinary course of business) for 90 days after the date of this prospectus without the prior written consent of the underwriters.

    At May 31, 1999, options to purchase an aggregate of 240,322 shares of common stock were outstanding under the Stock Plan, of which options to purchase 51,920 shares were exercisable, and options to purchase an aggregate of 148,500 shares of common stock were outstanding outside of the Stock Plan, of which options to purchase 27,500 shares were exercisable. All of the shares of common stock issuable upon the exercise of options outstanding under the Stock Plan have been registered under the Securities Act of 1933 and, unless held by our affiliates, will be free from the restrictions of Rule 144. An additional 108,587 shares are reserved for future issuance under the Stock Plan.

    At May 31, 1999, subject to P & C's performance through November 30, 2001, we were also required to issue up to 82,500 shares of our common stock in connection with our acquisition of P & C. Any of these shares issued will be restricted securities.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement among Obie Media, the selling shareholders and the underwriters named below, the underwriters have severally agreed to purchase from Obie Media and the selling shareholders the following respective number of shares of common stock:

                                                                                   NUMBER OF
UNDERWRITER                                                                          SHARES
---------------------------------------------------------------------------------  ----------
Wedbush Morgan Securities Inc....................................................
Pacific Crest Securities Inc.....................................................
                                                                                   ----------
        Total....................................................................   1,750,000
                                                                                   ----------
                                                                                   ----------

    The Underwriting Agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will purchase all shares of common stock offered hereby if any of such shares are purchased.

    Obie Media has been advised by the underwriters that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers at such price less a concession not in excess of $ per share. The underwriters may allow, and such dealers may re-allow, a concession not in excess of $ per share to certain other dealers. After this offering, the offering price and other selling terms may be changed by the underwriters.

    Obie Media and Brian B. Obie, our Chairman of the Board, President and Chief Executive Officer, have granted the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to an additional 262,500 shares of common stock. To the extent that the underwriters exercise such option, each underwriter will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of common stock to be purchased by it shown in the above table bears to 1,750,000, and Obie Media and Mr. Obie will be obligated, pursuant to the option, to sell such shares to each underwriter. If the option is exercised in full, Mr. Obie will sell 100,000 shares, and we will issue and sell 162,500 shares. The underwriters may exercise such option only to cover overallotments made in connection with the sale of common stock offered hereby. If purchased, the underwriters will offer such additional shares on the same terms as those on which the 1,750,000 shares are being offered.

    The price of the shares of common stock purchased by the underwriters will be the public offering price set forth on the cover page of this prospectus less the following underwriting discounts and commissions to be provided by Obie Media and the selling shareholders:

                                                                               TOTAL
                                                                     --------------------------
                                                                     WITHOUT OVER-  WITH OVER-
                                                         PER SHARE     ALLOTMENT     ALLOTMENT
                                                        -----------  -------------  -----------
By Obie Media.........................................   $             $             $
By the selling shareholders...........................   $             $             $

    Obie Media will also pay certain offering expenses estimated to be $500,000. The selling shareholders will pay their pro rata share of the SEC registration fee and NASD filing fee incurred in connection with this offering.

    The Underwriting Agreement contains covenants of indemnity and contribution among Obie Media, the selling shareholders and the underwriters with respect to certain liabilities, including liabilities under the Securities Act of 1933.

    To facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Specifically, the underwriters may overallot shares of our common stock in connection with this offering, thereby creating a short position in the underwriters' account. Additionally, to cover such overallotments or to stabilize the market price of our common stock, the underwriters may bid for, and purchase, shares of our common stock at a level above that which might otherwise prevail in the open market. The underwriters are not required to engage in these activities, and, if commenced, may discontinue such activities at any time. The underwriters may also reclaim selling concessions allowed to an underwriter or dealer, if the underwriters repurchase shares distributed by that underwriter or dealer.

    The underwriters have advised us that they may engage in passive market-making transactions in our common stock in accordance with rules promulgated by the SEC. In general, a passive market-maker may not bid for or purchase shares of common stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market-maker generally may not exceed 30% of its average daily trading volume in our common stock during a specified two-month prior period or 200 shares, whichever is greater. A passive market-maker must identify passive market-making bids as such. Passive market-making may have the effect of stabilizing or maintaining the market price of our common stock at a level above that which might otherwise prevail in the open market. The underwriters are not required to engage in passive market-making and, if commenced, may discontinue such activities at any time.

    Obie Media, our directors, officers and certain of our shareholders have agreed that we will not, directly or indirectly, offer, sell or otherwise dispose of, any of our common stock (other than common stock included in this offering or contributed by us to our 401(k) plan) or any securities convertible into or exchangeable for, or any rights to purchase or acquire, common stock of Obie Media (other than employee stock options granted by us in the ordinary course of business) for 90 days after the date of this prospectus without the prior written consent of the underwriters.

    The underwriters and their respective affiliates may be customers of, lenders to, engage in transactions with, and perform services for us and our subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

    The validity of our common stock offered hereby will be passed upon for Obie Media and for the selling shareholders by Tonkon Torp LLP, Portland, Oregon. Certain legal matters in connection with the issuance of our common stock will be passed upon for the underwriters by Perkins Coie LLP, Portland, Oregon.

                                    EXPERTS

    The consolidated financial statements of Obie Media for the year ended November 30, 1996, included in this prospectus, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

    The consolidated financial statements of Obie Media as of November 30, 1997 and 1998, and for the years ended November 30, 1997 and 1998, included in this prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    The financial statements of Philbin & Coine, Inc. as of December 31, 1996 and 1997 and August 31, 1998, and for the three years in the period ended December 31, 1997 and the eight months ended August 31, 1998, included in this prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

    Obie Media is subject to the requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied (at prescribed rates) at the public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the SEC's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and 1400 Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Those materials may also be obtained from The Nasdaq Stock Market, 9801 Washingtonian Boulevard, Gaithersburg, Maryland, 20876, or may be obtained electronically on the SEC's home page on the Internet at http://www.sec.gov.

    This prospectus constitutes part of a Registration Statement on Form S-1 we filed with the SEC under the Securities Act of 1933 with respect to the common stock offered by this prospectus. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to Obie Media and our common stock offered hereby, reference is made to the Registration Statement, including the exhibits and schedules filed with the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by reference to the filed exhibit.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
OBIE MEDIA CORPORATION HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS:
  Report of Independent Public Accountants.................................................................        F-2
  Report of Independent Accountants........................................................................        F-3
  Consolidated Balance Sheets as of November 30, 1997 and 1998 and May 31, 1999 (unaudited)................        F-4
  Consolidated Statements of Income for the years ended November 30, 1996, 1997 and 1998 and six-month
    periods ended May 31, 1998 (unaudited) and 1999 (unaudited)............................................        F-5
  Consolidated Statements of Changes in Shareholders' Equity (Deficit) for the years ended November 30,
    1996, 1997 and 1998 and six-month period ended May 31, 1999 (unaudited)................................        F-6
  Consolidated Statements of Cash Flows for the years ended November 30, 1996, 1997 and 1998 and six-month
    periods ended May 31, 1998 (unaudited) and 1999 (unaudited)............................................        F-7
  Notes to Consolidated Financial Statements...............................................................        F-9

PHILBIN & COINE, INC. HISTORICAL FINANCIAL STATEMENTS:
  Report of Independent Public Accountants.................................................................       F-23
  Balance Sheets as of December 31, 1996 and 1997 and August 31, 1998......................................       F-24
  Statements of Operations for the years ended December 31, 1995, 1996 and 1997 and for the eight months
    ended August 31, 1997 (unaudited) and 1998.............................................................       F-25
  Statements of Shareholders' Equity (Deficit) for the years ended December 31, 1995, 1996 and 1997 and for
    the eight months ended August 31, 1998.................................................................       F-26
  Statements of Cash Flows for the years ended December 31, 1995, 1996 and 1997 and for the eight months
    ended August 31, 1997 (unaudited) and 1998.............................................................       F-27
  Notes to Financial Statements............................................................................       F-28

OBIE MEDIA CORPORATION UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS:
  Unaudited Pro Forma Consolidated Statements of Operations for the year ended November 30, 1998 and
    six-month period ended May 31, 1998....................................................................       F-34
  Notes to Unaudited Pro Forma Consolidated Financial Statements...........................................       F-36

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Obie Media Corporation:

    We have audited the accompanying consolidated balance sheets of Obie Media Corporation (an Oregon corporation) and subsidiaries as of November 30, 1997 and 1998 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the two years in the period ended November 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Obie Media Corporation and subsidiaries as of November 30, 1997 and 1998, and the results of their operations and their cash flows for each of the two years in the period ended November 30, 1998 in conformity with generally accepted accounting principles.

                                                         /s/ ARTHUR ANDERSEN LLP

Portland, Oregon,
January 15, 1999 (except with respect to the matter discussed in Note 10 as to which the date is February 12, 1999)

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Obie Media Corporation:

    We have audited the accompanying consolidated statements of income, changes in shareholders' equity (deficit) and cash flows of Obie Media Corporation for the year ended November 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Obie Media Corporation for the year ended November 30, 1996 in conformity with generally accepted accounting principals.

                                                  /s/ PricewaterhouseCoopers LLP

Eugene, Oregon
January 22, 1997, except for Note 5, as to which the date is February 12, 1997

                             OBIE MEDIA CORPORATION

                          CONSOLIDATED BALANCE SHEETS

    AS OF NOVEMBER 30, 1997, NOVEMBER 30, 1998 AND MAY 31, 1999 (UNAUDITED)

                                     ASSETS

                                                                      NOVEMBER 30,
                                                                ------------------------
                                                                                            MAY 31,
                                                                   1997         1998         1999
                                                                -----------  -----------  -----------
                                                                                          (UNAUDITED)
CURRENT ASSETS:
  Cash........................................................  $        --  $   326,140  $    78,409
  Accounts receivable, net of allowance for doubtful accounts
    of $146,692, $291,938 and $403,091, respectively..........    2,878,360    6,719,218    6,835,552
  Prepaid expenses and other current assets...................      790,234    1,156,061    1,674,176
  Deferred income taxes.......................................    1,105,240      758,832      758,832
                                                                -----------  -----------  -----------
    Total current assets......................................    4,773,834    8,960,251    9,346,969

PROPERTY AND EQUIPMENT, net...................................    9,264,855   10,493,174   10,846,089

OTHER ASSETS:
  Goodwill, net...............................................           --    7,696,394    7,425,899
  Other assets, net...........................................      245,733      497,512      523,260
                                                                -----------  -----------  -----------
                                                                $14,284,422  $27,647,331  $28,142,217
                                                                -----------  -----------  -----------
                                                                -----------  -----------  -----------

                                LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Checks outstanding in excess of cash deposits...............  $   173,611  $        --  $        --
  Current portion of long-term debt...........................      859,323    1,511,276    2,466,444
  Line of credit..............................................      742,864    1,414,877    2,825,092
  Accounts payable............................................      403,449      780,268    1,187,229
  Accrued expenses............................................    1,166,883    2,674,287      911,013
  Income taxes payable........................................           --      299,090      145,344
  Deferred revenue............................................      781,204    1,247,470    1,550,542
                                                                -----------  -----------  -----------
    Total current liabilities.................................    4,127,334    7,927,268    9,085,664
                                                                -----------  -----------  -----------
DEFERRED INCOME TAXES.........................................      630,551      783,502      783,502

LONG-TERM DEBT, less current portion..........................    5,695,219   13,354,395   11,720,144
                                                                -----------  -----------  -----------
    Total liabilities.........................................   10,453,104   22,065,165   21,589,310

MINORITY INTEREST IN SUBSIDIARY...............................       35,424       35,424       35,424

COMMITMENTS (Note 8)

SHAREHOLDERS' EQUITY:
  Preferred stock, without par value, 10,000,000 shares
    authorized, no shares issued and outstanding..............           --           --           --
  Common stock, without par value; 20,000,000 shares
    authorized, 4,241,034, 4,315,728 and 4,322,949 shares
    issued and outstanding, respectively......................    6,173,967    6,851,053    6,952,905
  Options issued for common stock.............................           --      211,763      211,763
  Foreign currency translation................................           --           --       (1,843)
  Accumulated deficit.........................................   (2,378,073)  (1,516,074)    (645,342)
                                                                -----------  -----------  -----------
    Total shareholders' equity................................    3,795,894    5,546,742    6,517,483
                                                                -----------  -----------  -----------
                                                                $14,284,422  $27,647,331  $28,142,217
                                                                -----------  -----------  -----------
                                                                -----------  -----------  -----------

   The accompanying notes are an integral part of these consolidated balance sheets.

                             OBIE MEDIA CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED NOVEMBER 30, 1996, 1997 AND 1998
     AND THE SIX MONTHS ENDED MAY 31, 1998 (UNAUDITED) AND 1999 (UNAUDITED)

                                                NOVEMBER 30,                    MAY 31,
                                     ----------------------------------  ---------------------
                                        1996        1997        1998       1998        1999
                                     ----------  ----------  ----------  ---------  ----------
                                                                         (UNAUDITED) (UNAUDITED)
REVENUES:
  Outdoor advertising..............  $4,747,634  $5,373,609  $5,796,230  $2,757,853 $2,813,393
  Transit advertising..............   6,150,256   9,251,346  19,421,970  6,398,688  14,574,216
  Less--Agency commissions.........    (827,632) (1,322,129) (2,500,455)  (799,016) (1,657,735)
                                     ----------  ----------  ----------  ---------  ----------
    Net revenues...................  10,070,258  13,302,826  22,717,745  8,357,525  15,729,874

OPERATING EXPENSES:
  Direct advertising expenses......   5,907,038   8,004,869  14,792,952  5,262,902  11,296,100
  General and administrative.......   1,685,135   2,241,849   3,628,028  1,453,568   2,311,728
  Contract settlement..............          --          --          --         --    (885,941)
  Start-up costs...................          --     236,743     106,375     43,553     295,782
  Depreciation and amortization....     513,775     664,207     935,545    353,680     722,896
                                     ----------  ----------  ----------  ---------  ----------
    Operating income...............   1,964,310   2,155,158   3,254,845  1,243,822   1,989,309

OTHER (INCOME) EXPENSE:
  Interest expense.................   1,480,237     584,258     776,001    331,242     561,885
  Minority interest in
    subsidiary.....................       2,138       8,017          --     32,201          --
  Other income, net................    (188,365)    (51,492)         --         --          --
                                     ----------  ----------  ----------  ---------  ----------
INCOME BEFORE INCOME TAXES AND
  EXTRAORDINARY ITEM...............     670,300   1,614,375   2,478,844    880,379   1,427,424

PROVISION FOR INCOME TAXES.........      31,000     614,311     977,665    334,544     556,692
                                     ----------  ----------  ----------  ---------  ----------
INCOME BEFORE EXTRAORDINARY ITEM...     639,300   1,000,064   1,501,179    545,835     870,732

EXTRAORDINARY ITEM, early debt
  payoff penalty and write-off of
  loan fees, net of income tax
  benefit..........................    (543,355)         --          --         --          --
                                     ----------  ----------  ----------  ---------  ----------
NET INCOME.........................  $   95,945  $1,000,064  $1,501,179  $ 545,835  $  870,732
                                     ----------  ----------  ----------  ---------  ----------
                                     ----------  ----------  ----------  ---------  ----------
NET INCOME PER SHARE BEFORE
  EXTRAORDINARY ITEM...............  $      .21  $      .24  $      .35  $     .13  $      .20

EXTRAORDINARY ITEM, net of tax.....        (.18)         --          --
                                     ----------  ----------  ----------  ---------  ----------
BASIC NET INCOME PER SHARE.........  $      .03  $      .24  $      .35  $     .13  $      .20
                                     ----------  ----------  ----------  ---------  ----------
                                     ----------  ----------  ----------  ---------  ----------

DILUTED NET INCOME PER SHARE.......  $      .03  $      .23  $      .35  $     .13  $      .20
                                     ----------  ----------  ----------  ---------  ----------
                                     ----------  ----------  ----------  ---------  ----------

 The accompanying notes are an integral part of these consolidated statements.

                             OBIE MEDIA CORPORATION

      CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

              FOR THE YEARS ENDED NOVEMBER 30, 1996, 1997 AND 1998
               AND THE SIX MONTHS ENDED MAY 31, 1999 (UNAUDITED)

                                                          RECEIVABLE    OPTIONS      CUMULATIVE
                                                             FROM     ISSUED FOR        OTHER
                                                          AFFILIATES,   COMMON      COMPREHENSIVE   ACCUMULATED
                                     SHARES     AMOUNT       NET         STOCK          LOSS          DEFICIT       TOTAL
                                    ---------  ---------  ----------  -----------  ---------------  ------------  ----------
BALANCE, November 30, 1995........  3,025,000  $ 250,000  $(1,179,922)  $      --     $      --      $(1,721,602) $(2,651,524)

  Issuance of common stock........  1,210,000  5,911,992          --          --             --              --    5,911,992
  Net withdrawals.................         --         --    (572,558)         --             --              --     (572,558)
  Distributions...................         --         --   1,752,480          --             --      (1,752,480)          --
  Net income......................         --         --          --          --             --          95,945       95,945
                                    ---------  ---------  ----------  -----------       -------     ------------  ----------
BALANCE, November 30, 1996........  4,235,000  6,161,992          --          --             --      (3,378,137)   2,783,855

  Additional initial public
    offering expenses.............         --    (24,788)         --          --             --              --      (24,788)
  Issuance of common stock........      6,050     36,875          --          --             --              --       36,875
  Purchase of fractional shares of
    common stock..................        (16)      (112)         --          --             --              --         (112)
  Net income......................         --         --          --          --             --       1,000,064    1,000,064
                                    ---------  ---------  ----------  -----------       -------     ------------  ----------
BALANCE, November 30, 1997........  4,241,034  6,173,967          --          --             --      (2,378,073)   3,795,894

  Issuance of common stock for
    benefit plan and stock option
    exercises.....................     19,694    127,788          --          --             --              --      127,788
  Issuance of common stock for the
    acquisition of business.......     55,000    512,500          --          --             --              --      512,500
  Purchase of property from
    related party in excess of net
    book value....................         --         --          --          --             --        (639,180)    (639,180)
  Options issued for common stock
    for the acquisition of
    business......................         --         --          --     211,763             --              --      211,763
  Income tax benefit of
    nonqualified stock option
    exercises.....................         --     36,798          --          --             --              --       36,798
  Net income......................         --         --          --          --             --       1,501,179    1,501,179
                                    ---------  ---------  ----------  -----------       -------     ------------  ----------
BALANCE, November 30, 1998........  4,315,728  6,851,053          --     211,763             --      (1,516,074)   5,546,742

  Issuance of common stock for
    benefit plan and stock option
    exercises.....................      7,241    102,149          --          --             --              --      102,149
  Foreign currency translation....         --         --          --          --         (1,843)             --       (1,843)
  Purchase of fractional shares of
    common stock..................        (20)      (297)         --          --             --              --         (297)
  Net income......................         --         --          --          --             --         870,732      870,732
                                    ---------  ---------  ----------  -----------       -------     ------------  ----------
BALANCE, May 31, 1999
  (Unaudited).....................  4,322,949  $6,952,905 $       --   $ 211,763      $  (1,843)     $ (645,342)  $6,517,483
                                    ---------  ---------  ----------  -----------       -------     ------------  ----------
                                    ---------  ---------  ----------  -----------       -------     ------------  ----------

 The accompanying notes are an integral part of these consolidated statements.

                             OBIE MEDIA CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED NOVEMBER 30, 1996, 1997 AND 1998
     AND THE SIX MONTHS ENDED MAY 31, 1998 (UNAUDITED) AND 1999 (UNAUDITED)

                                                             NOVEMBER 30,                      MAY 31,
                                                  -----------------------------------  ------------------------
                                                     1996         1997        1998        1998         1999
                                                  -----------  ----------  ----------  -----------  -----------
                                                                                       (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income....................................  $    95,945  $1,000,064  $1,501,179   $ 545,835   $   870,732
  Adjustments to reconcile net income to net
    cash provided by operating activities--
    Depreciation and amortization...............      513,775     664,207     935,545     353,680       722,896
    Contract settlement.........................           --          --          --          --      (335,941)
    Loss on early extinguishment of debt........      885,355          --          --          --            --
    Gain on disposition of property and
      equipment.................................     (183,175)         --          --          --            --
    Deferred income taxes.......................     (311,000)    614,311     499,359          --            --
    Minority interest in subsidiary.............        2,138       8,017          --      32,201            --
    Change in assets and liabilities net of
      effect of acquisition:
      (Increase) decrease in--
        Accounts receivable.....................     (208,940) (1,328,167) (2,759,773)     15,780      (107,958)
        Prepaid expenses and other assets.......     (321,451)   (106,961)   (231,977)   (269,611)     (523,655)
      Increase (decrease) in--
        Accounts payable........................      262,529    (316,696)    337,735    (238,670)      406,961
        Income taxes payable....................           --          --     335,888     334,544      (153,746)
        Accrued expenses........................      524,416      96,443     927,378    (388,432)   (1,341,405)
        Deferred revenue........................       36,304     185,902     230,859     (64,935)      303,072
                                                  -----------  ----------  ----------  -----------  -----------
          Net cash provided by (used in)
            operating activities................    1,295,896     817,120   1,776,193     320,392      (159,044)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures..........................   (1,363,131) (1,439,617) (1,679,981)   (603,253)     (810,713)
  Acquisition of business, net of cash
    acquired....................................           --          --  (6,288,846)         --        (2,979)
  Proceeds from disposition of property and
    equipment...................................      235,700          --          --          --       (18,129)
  Other investing activities....................           --          --     (36,259)         --            --
                                                  -----------  ----------  ----------  -----------  -----------
          Net cash used in investing
            activities..........................   (1,127,431) (1,439,617) (8,005,086)   (603,253)     (831,821)
                                                  -----------  ----------  ----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Checks outstanding in excess of cash
    deposits....................................     (378,043)    173,611    (173,611)     54,812            --
  Proceeds from issuance of common stock........    7,000,000          --      55,885          --        16,221
  Costs to issue common stock...................   (1,088,008)    (24,788)         --          --            --
  Net borrowings (payments) on lines of
    credit......................................      (88,429)    742,864     672,013     589,548     1,410,215
  Proceeds from long-term debt..................   12,000,000          --   7,698,000          --            --
  Net payments on long-term debt................  (15,917,001)   (744,018) (1,584,871)   (420,319)     (679,083)
  Net advances to affiliates....................     (572,558)         --          --          --            --
  Early debt payoff penalty.....................     (704,054)         --          --          --            --
  Payments of debt issuance costs...............           --          --     (69,371)         --        (2,079)
  Other financing activities....................           --        (112)    (43,012)     58,820          (297)
                                                  -----------  ----------  ----------  -----------  -----------
          Net cash provided by financing
            activities..........................      251,907     147,557   6,555,033     282,861       744,977

EFFECT OF EXCHANGE RATE CHANGES ON CASH.........           --          --          --          --        (1,843)
                                                  -----------  ----------  ----------  -----------  -----------
NET INCREASE (DECREASE) IN CASH.................      420,372    (474,940)    326,140          --      (247,731)
CASH, beginning of period.......................       54,568     474,940          --          --       326,140
                                                  -----------  ----------  ----------  -----------  -----------
CASH, end of period.............................  $   474,940  $       --  $  326,140   $      --   $    78,409
                                                  -----------  ----------  ----------  -----------  -----------
                                                  -----------  ----------  ----------  -----------  -----------
                                                                                                    (Continued)

                             OBIE MEDIA CORPORATION

              FOR THE YEARS ENDED NOVEMBER 30, 1996, 1997 AND 1998
     AND THE SIX MONTHS ENDED MAY 31, 1998 (UNAUDITED) AND 1999 (UNAUDITED)

                                                             NOVEMBER 30,                      MAY 31,
                                                  -----------------------------------  ------------------------
                                                     1996         1997        1998        1998         1999
                                                  -----------  ----------  ----------  -----------  -----------
                                                                                       (UNAUDITED)  (UNAUDITED)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Acquisition of vehicle with capital lease
    obligation..................................  $    28,901  $       --  $       --   $      --   $        --
  Distribution of receivable to affiliates......    1,752,480          --          --          --            --
  Issuance of stock to employee benefit plan....           --      36,875      71,903          --        85,928
  Note payable issued to acquire outdoor
    advertising structures......................           --          --     698,000     698,000            --
  Issuance of common stock and stock options for
    the acquisition of business.................           --          --     724,263          --            --
  Issuance of note payable for the acquisition
    of business.................................           --          --   1,500,000          --            --
  Costs associated with financing activities....       90,938          --     131,855          --            --
  Income tax benefit of nonqualified stock
    option exercises............................           --          --      36,798          --            --
  Interest capitalized..........................       45,439      10,637      14,104       6,142         7,979

CASH PAID FOR INTEREST..........................    1,470,967     571,445     850,626     326,650       575,778

CASH PAID FOR TAXES.............................        2,392       7,890     138,216          --       892,909

 The accompanying notes are an integral part of these consolidated statements.

                             OBIE MEDIA CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         NOVEMBER 30, 1996, 1997 AND 1998 AND MAY 31, 1999 (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    COMPANY

    Obie Media Corporation (the "Company") is a full service out-of-home advertising company which markets advertising space primarily on transit vehicles and outdoor advertising displays (billboards and wallscapes). At November 30, 1998, the Company had 33 exclusive agreements with transit districts in the United States and Canada to operate transit advertising displays. These transit districts are located in, among other advertising markets: Dallas; Portland, Oregon; Cleveland; Sacramento; Hartford; Ft. Lauderdale; Cincinnati and Vancouver, British Columbia. The Company also operates and generally owns advertising displays on billboards and walls in Washington, Oregon, California and Idaho.

    On November 21, 1996, the Company completed an initial public offering (the "IPO") of 1,210,000 shares of its common stock, raising $5,887,204, net of expenses of $1,112,796. The net proceeds were used to reduce previously outstanding debt.

    SPIN-OFF

    Prior to November 20, 1996, the Company was a subsidiary of Obie Industries Incorporated. To facilitate the IPO, the Company was spun-off as a separate entity.

    Prior to the spin-off, the Company engaged in various transactions with affiliates under common control. These transactions included advances of working capital to affiliates for a discontinued business and for capital expenditures. Such transactions resulted in a net receivable consisting of amounts receivable from and payable to affiliated companies. As part of the spin-off, the net receivable from affiliates totaling $1,752,480 was distributed by the declaration of a dividend and, accordingly, increased the Company's accumulated deficit.

    PHILBIN & COINE, INC. ACQUISITION

    On September 1, 1998, the Company acquired all of the outstanding stock of Philbin & Coine, Inc., a New York corporation doing business as P&C Media ("P&C") in exchange for 55,000 newly issued shares of the Company's common stock valued at $512,500, stock options for 27,500 shares of the Company's common stock valued at $211,763 (Note 7), cash of approximately $6,100,000, a note for $1,500,000 due in future years (Note 5) and fees and expenses of $191,497. Additionally, subject to certain performance contingencies in the purchase agreement, the Company will be required to issue up to an additional 82,500 shares of the Company's common stock to the former P&C shareholder in future years. The value of any subsequently issued shares will be allocated to goodwill.

    Included in accounts receivable in the accompanying balance sheets at November 30, 1998 is a receivable from the former shareholder of P&C for approximately $76,000, which relates to the acquisition of P&C.

    The transaction has been accounted for as a purchase with the excess of the purchase price over the fair value (which approximated historical carrying value) of the net assets acquired allocated to goodwill. The operations of P&C have been included in the accompanying financial statements since the date of acquisition.

                             OBIE MEDIA CORPORATION

         NOVEMBER 30, 1996, 1997 AND 1998 AND MAY 31, 1999 (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    A summary of the net assets acquired follows:

Working capital.................................................  $ 408,123
Property and equipment..........................................    273,564
Other assets....................................................     11,680
Intangibles.....................................................  7,822,393
                                                                  ---------
                                                                  $8,515,760
                                                                  ---------
                                                                  ---------

    The following unaudited pro forma consolidated results of operations have been prepared as if the acquisition of P&C had occurred as of the beginning of fiscal year 1998:

Net revenue....................................................  $28,197,250
Operating income...............................................   2,847,366
Net income.....................................................   1,054,648
Net income per share--
  Basic........................................................  $      .24
  Diluted......................................................  $      .24

    These pro forma results are not necessarily indicative of what actually would have occurred had the acquisition been completed as of the beginning of the period presented, nor are they necessarily indicative of the results that will be obtained in the future.

    BASIS OF PRESENTATION

    The consolidated financial statements include the Company, its wholly owned subsidiary, Obie Media Limited, and its 50% owned subsidiary, OB Walls, Inc. All significant intercompany accounts and transactions between the Company and its subsidiaries have been eliminated in consolidation.

    FOREIGN CURRENCY TRANSLATION

    The financial statements of the Company's foreign subsidiary, Obie Media Limited, are translated into United States dollars using exchange rates at the balance sheet date for assets and liabilities, and average exchange rates for the period for revenues and expenses. The effect of the foreign currency translation was insignificant for the year ended November 30, 1998.

    USE OF ESTIMATES

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                             OBIE MEDIA CORPORATION

         NOVEMBER 30, 1996, 1997 AND 1998 AND MAY 31, 1999 (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    REVENUE RECOGNITION

    The Company has contracts to provide future advertising to its customers. Advertising revenue is recognized ratably over the period the advertising is displayed. Payments received and amounts billed for advertising revenue in advance of display are deferred. Costs incurred for the production and installation of outdoor advertising displays, which are not specifically recoverable in the event the related contract is canceled, are expensed as incurred. Costs incurred for the production and installation of displays for transit advertising, which are paid for by the customer ratably over the term of the advertising contract and are specifically recoverable in the event the related contract is canceled, are deferred and recognized as expense as the related revenue is recognized over the life of respective contracts.

    CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company places its cash with high credit quality financial institutions. Concentrations of credit risk with respect to accounts receivable are not significant due to the large number of customers, and their dispersion across different industries and geographic areas.

    At November 30, 1998, the Company had agreements with 33 transit districts. Customers advertising on transit vehicles owned by the six largest transit districts of Portland, Oregon; Dallas; Cleveland; British Columbia; Milwaukee and Cincinnati represented approximately 53% of the Company's total net revenues for the year ended November 30, 1998. No single advertising customer represented 10% or more of the Company's revenues for any of the periods presented in the accompanying financial statements.

    Transit agreements range from one to five years and are subject to renewal either at the discretion of the transit district or upon the mutual agreement of the Company and the transit district. Generally, these agreements require the Company to pay the transit district the greater of a percentage of the related advertising revenues, net of the advertising production charges, or a guaranteed minimum amount (Notes 8 and 10).

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist of cash, accounts receivable, accounts payable, accrued expenses and debt instruments. At November 30, 1997 and 1998, the fair value of the Company's financial instruments are estimated to be equal to their reported carrying value. The carrying value of long-term debt approximates fair value. The resulting estimates of fair value require subjective judgments and are approximates. Changes in the methodologies and assumptions could significantly affect the estimates.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives. Additions and improvements, including interest incurred during construction, are capitalized. Normal repairs and maintenance are expensed as incurred. The cost and accumulated depreciation of assets sold or otherwise retired are removed from the accounts and the resulting gain or loss is recognized. Interest expense incurred is capitalized in connection with the construction of properties and equipment.

                             OBIE MEDIA CORPORATION

         NOVEMBER 30, 1996, 1997 AND 1998 AND MAY 31, 1999 (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    GOODWILL AND OTHER LONG-LIVED ASSETS

    Goodwill resulting from the P&C acquisition is being amortized over 15 years using the straight-line method and is net of amortization of $126,000 at November 30, 1998. Goodwill and other long-lived assets are periodically evaluated when facts and circumstances indicate that the value of such assets may be impaired. Evaluations are based on undiscounted projected earnings. If the valuation indicates that undiscounted earnings are insufficient to recover the recorded assets, then the projected earnings are discounted to determine the revised carrying value and a write-down for the difference is recorded.

    Other assets include loan costs, which are stated at cost and amortized over the life of the loan.

    INCOME TAXES

    The Company uses the liability method to record deferred tax assets and liabilities that are based on the difference between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. These temporary differences result from the use of different accounting methods for financial statement and tax reporting purposes.

    EARNINGS PER SHARE

    Beginning in the Company's fiscal year ended November 30, 1998, basic earnings per share ("EPS") and diluted EPS are required to be computed using the methods prescribed by Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." Basic EPS is calculated using the weighted average number of common shares outstanding for the period and diluted EPS is calculated using the weighted average number of common shares and dilutive common equivalent shares outstanding. Such amounts have been retroactively adjusted to reflect the 10-for-1 stock split which occurred in 1996, the 11-for-10 stock split which occurred in November 1997 and the 11-for-10 stock split which occurred in November 1998 (Note 7).

    Following is a reconciliation of basic EPS and diluted EPS:

                                            YEAR ENDED NOVEMBER 30, 1996          YEAR ENDED NOVEMBER 30, 1997
                                         -----------------------------------  -------------------------------------
                                                                  PER SHARE                              PER SHARE
                                           INCOME      SHARES      AMOUNT        INCOME       SHARES      AMOUNT
                                         ----------  ----------  -----------  ------------  ----------  -----------
Basic EPS--
  Income available to common
    shareholders.......................  $   95,945   3,054,835   $    0.03   $  1,000,064   4,237,387   $    0.24
  Effect of dilutive securities--
    Stock options......................          --       2,005                         --      52,965
                                         ----------  ----------               ------------  ----------
Diluted EPS--
  Income available to common
    shareholders.......................  $   95,945   3,056,840   $    0.03   $  1,000,064   4,290,352   $    0.23
                                         ----------  ----------               ------------  ----------
                                         ----------  ----------               ------------  ----------

                             OBIE MEDIA CORPORATION

         NOVEMBER 30, 1996, 1997 AND 1998 AND MAY 31, 1999 (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

                                                  SIX MONTHS ENDED
                                              MAY 31, 1998 (UNAUDITED)            YEAR ENDED NOVEMBER 30, 1998
                                         -----------------------------------  -------------------------------------
                                                                  PER SHARE                              PER SHARE
                                           INCOME      SHARES      AMOUNT        INCOME       SHARES      AMOUNT
                                         ----------  ----------  -----------  ------------  ----------  -----------
Basic EPS--
  Income available to common
    shareholders.......................  $  545,835   4,241,032   $    0.13   $  1,501,179   4,263,327   $    0.35
  Effect of dilutive securities--
    Stock options......................          --      69,792                         --      59,242
                                         ----------  ----------               ------------  ----------
Diluted EPS--
  Income available to common
    shareholders.......................  $  545,835   4,310,824   $    0.13   $  1,501,179   4,322,569   $    0.35
                                         ----------  ----------               ------------  ----------
                                         ----------  ----------               ------------  ----------

                                                  SIX MONTHS ENDED
                                              MAY 31, 1999 (UNAUDITED)
                                         -----------------------------------
                                                                  PER SHARE
                                           INCOME      SHARES      AMOUNT
                                         ----------  ----------  -----------
Basic EPS--
  Income available to common
    shareholders.......................  $  870,732   4,321,951   $    0.20
  Effect of dilutive securities--
    Stock options......................          --      94,313
                                         ----------  ----------
Diluted EPS--
  Income available to common
    shareholders.......................  $  870,732   4,416,264   $    0.20
                                         ----------  ----------
                                         ----------  ----------

    INTERIM FINANCIAL STATEMENTS

    The accompanying interim financial statements of the Company for the six-month periods ended May 31, 1998 and 1999 have been prepared by the Company without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted for these periods. The Company believes the disclosures made are adequate to make the information presented not misleading. However, the interim financial statements should be read in conjunction with the financial statements and notes thereto.

    In the opinion of the Company, the accompanying unaudited financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of Obie Media Corporation as of May 31, 1999 and the results of operations and cash flows for the six months ended May 31, 1998 and 1999. Interim results are not necessarily indicative of fiscal year performance because of the impact of seasonal and short-term variations.

    RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" (SFAS 130). This statement establishes standards for reporting and displaying

                             OBIE MEDIA CORPORATION

         NOVEMBER 30, 1996, 1997 AND 1998 AND MAY 31, 1999 (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) comprehensive income and its components in a full set of general purpose financial statements. The objective of SFAS 130 is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. The Company adopted SFAS 130 during the first quarter of fiscal 1999. Comprehensive income did not materially differ from currently reported net income in the periods presented.

    Effective in its fiscal year ending November 30, 1999, the Company will be required to adopt SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 changes current practice under SFAS No. 14 by establishing a new framework on which to base segment reporting (referred to as the "management" approach) and also requires interim reporting of segment information. Management does not expect that the impact of adoption of this pronouncement will be material to the Company's financial position or results of operations.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for all derivative instruments. SFAS No. 133 was to be effective for fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS 137 as an amendment to SFAS 133 and deferred the effective date of SFAS 133 to fiscal years beginning after June 15, 2000. The Company currently has no derivative instruments and, therefore, the adoption of SFAS 133 is not expected to have an impact on the Company's financial position or results of operations.

2. PREPAID EXPENSES AND OTHER CURRENT ASSETS:

    Prepaid expenses and other current assets consist of the following:

                                                                            NOVEMBER 30,
                                                                      ------------------------
                                                                         1997         1998
                                                                      ----------  ------------
Prepaid leases......................................................  $  322,811  $    379,435
Transit advertising production costs................................     294,991       500,297
Other...............................................................     172,432       276,329
                                                                      ----------  ------------
                                                                      $  790,234  $  1,156,061
                                                                      ----------  ------------
                                                                      ----------  ------------

3. PROPERTY AND EQUIPMENT:

    Property and equipment consist of the following:

                                                            NOVEMBER 30,
                                                    ----------------------------
                                                        1997           1998       ASSET LIVES
                                                    -------------  -------------  -----------
Outdoor advertising structures....................  $  10,577,588  $  11,281,887     20 years
Other equipment and leaseholds....................      2,139,119      3,434,153   5-20 years
                                                    -------------  -------------
                                                       12,716,707     14,716,040
Less--Accumulated depreciation....................      3,451,852      4,222,866
                                                    -------------  -------------
                                                    $   9,264,855  $  10,493,174
                                                    -------------  -------------
                                                    -------------  -------------

                             OBIE MEDIA CORPORATION

               NOVEMBER 30, 1996, 1997 AND 1998 AND MAY 31, 1999

4. ACCRUED EXPENSES:

    Accrued expenses consist of the following:

                                                                           NOVEMBER 30,
                                                                    --------------------------
                                                                        1997          1998
                                                                    ------------  ------------
Transit district fees.............................................  $    753,571  $  1,890,581
Payroll and related items.........................................       307,365       403,073
Other.............................................................       105,947       380,633
                                                                    ------------  ------------
                                                                    $  1,166,883  $  2,674,287
                                                                    ------------  ------------
                                                                    ------------  ------------

5. FINANCING ARRANGEMENTS:

    Long-term debt consists of the following:

                                                                          NOVEMBER 30,
                                                                   ---------------------------
                                                                       1997          1998
                                                                   ------------  -------------
Term loan with U.S. Bank National Association ("U.S. Bank"), as
  described below................................................  $  6,340,000  $   5,565,000
Note payable in annual payments of $12,000 plus interest at 10%, with collateral of outdoor advertising structures, due October
  1999...........................................................        24,000         12,000
Note payable in monthly payments of $5,900 including interest at
  10%, guaranteed by Brian B. Obie (the Company's Chairman of the
  Board, President and Chief Executive Officer), due April
  2000...........................................................       149,786         96,025
Note payable to U.S. Bank, as described below....................            --        664,762
Notes payable in monthly payments of $2,219 including interest ranging from 9% to 9.98%, with collateral of several vehicles,
  maturing through November 2002.................................        40,756         27,884
Bridge loan with U.S. Bank, as described below...................            --      7,000,000
Note payable to former shareholder of P&C in certain installment
  payments plus interest at 6%, due January 1, 2003 (Note 1).....            --      1,500,000
                                                                   ------------  -------------
                                                                      6,554,542     14,865,671
Less--Current portion............................................       859,323      1,511,276
                                                                   ------------  -------------
                                                                   $  5,695,219  $  13,354,395
                                                                   ------------  -------------
                                                                   ------------  -------------

                             OBIE MEDIA CORPORATION

               NOVEMBER 30, 1996, 1997 AND 1998 AND MAY 31, 1999

5. FINANCING ARRANGEMENTS: (CONTINUED)
    The aggregate principal payments due on the above debt subsequent to November 30, 1998 are:

                         FISCAL YEAR ENDING
                            NOVEMBER 30,
                        --------------------
1999.................................................................  $   1,511,276
2000.................................................................      2,736,136
2001.................................................................      2,705,178
2002.................................................................      2,455,524
2003.................................................................      2,449,718
Thereafter...........................................................      3,007,839
                                                                       -------------
                                                                       $  14,865,671
                                                                       -------------
                                                                       -------------

    In October 1996, the Company received a $12,000,000 bridge loan from U.S. Bank, which was used to refinance substantially all of the Company's then existing debt. In connection with the refinancing of its long-term debt, the Company incurred an extraordinary expense of $543,335, net of income tax benefit of $342,000, for prepayment penalties related to the early extinguishment of debt and for previously capitalized loan costs that were written off in the year ended November 30, 1996.

    Upon the completion of the IPO, the outstanding balance on this bridge loan was reduced to $7,000,000. Effective February 12, 1997, the outstanding balance was converted to a seven-year term loan, payable in monthly installments, due April 30, 2004. On September 1, 1998, the term of the loan was amended to be due on December 15, 2003, payable in monthly installments, with interest to be based, at the Company's option, partially at the London Inter-Bank Offering rate ("LIBOR") plus 2% (7.25% at November 30, 1998) and the remainder at U.S. Bank's prime rate plus .5% (8.25% at November 30, 1998). The loan is collateralized by substantially all of the Company's assets.

    On August 1, 1998, the Company received a $698,000 loan from U.S. Bank, which was used to pay a note due to an affiliated partnership (Note 8). The loan is payable in monthly installments of $8,310 through July 15, 2005, with interest to be based, at the Company's option, partially at LIBOR plus 2% (7.71875% at November 30, 1998) and the remainder at U.S. Bank's prime rate plus
 .5% (8.25% at November 30, 1998). The loan is collateralized by substantially all of the Company's assets.

    On September 1, 1998, the Company received a $7,000,000 bridge loan from U.S. Bank, which was used to finance the Company's acquisition of P&C (Note 1) as well as pay down certain indebtedness of P&C in connection with the acquisition. The principal balance is due on August 31, 1999, or upon closing of a secondary offering, whichever is earlier. Interest is based on LIBOR plus 2% (7.59375% at November 30, 1998). The loan is collateralized by substantially all of the Company's assets.

    In the event that a secondary offering does not occur by August 31, 1999, or the secondary offering does not provide sufficient net proceeds for repayment of the $7,000,000 bridge loan, the Company, at its option, can convert the bridge loan into a seven-year term loan, with the principal amount limited to the lesser of $7,000,000 or the unpaid balance of the bridge loan principal and interest, immediately following application of all net proceeds of any secondary offering. The first monthly installment would be due on the 15th day of the first calendar month following the closing of the term loan, with interest to be based, at the Company's option, on LIBOR plus 2% or at U.S. Bank's prime rate plus 0.5%. Therefore, at

                             OBIE MEDIA CORPORATION

               NOVEMBER 30, 1996, 1997 AND 1998 AND MAY 31, 1999

5. FINANCING ARRANGEMENTS: (CONTINUED)
November 30, 1998, this loan is classified as long-term on the balance sheet. The aggregate principal payments due on this debt subsequent to November 30, 1998 are included in the five-year debt payout schedule above.

    The Company also has a $4,000,000 operating line of credit with U.S. Bank. The interest rate is at U.S. Bank's prime rate (8.0% at November 30, 1998) and the line is collateralized by receivables, equipment, inventory and contract rights. The outstanding balance on this line of credit at November 30, 1997 and 1998, was $742,864 and $1,414,877, respectively.

    The Company was in compliance with all loan covenants at November 30, 1998.

6. INCOME TAXES:

    The provision for income taxes was a deferred provision of $31,000 and $614,311 for the years ended November 30, 1996 and 1997, respectively. A deferred income tax benefit of $342,000 was recorded related to the extraordinary item for the year ended November 30, 1996. For the year ended November 30, 1998, the provision for income taxes included a current provision of $478,306 and a deferred provision of $499,359.

    The tax effects of temporary differences that give rise to deferred tax assets and liabilities are as follows:

                                                                           NOVEMBER 30,
                                                                     -------------------------
                                                                         1997         1998
                                                                     ------------  -----------
Current deferred tax assets:
  Deferred revenue.................................................  $    457,595  $   621,895
  Prepaid commissions..............................................       291,029      224,560
  Allowance for doubtful accounts..................................        56,652      112,746
  Net operating loss carryforwards.................................       442,565           --
  Accrued expenses and other.......................................         6,001       25,468
                                                                     ------------  -----------
    Total current deferred tax assets..............................     1,253,842      984,669

Current deferred tax liabilities:
  Prepaid fees and other...........................................      (148,602)    (225,837)
                                                                     ------------  -----------
    Net current deferred tax assets................................  $  1,105,240  $   758,832
                                                                     ------------  -----------
                                                                     ------------  -----------

Noncurrent deferred tax liabilities:
  Property and equipment...........................................  $    630,551  $   783,502
                                                                     ------------  -----------
                                                                     ------------  -----------

    Based on management's assessment, it is more likely than not that the net deferred tax assets will be realized through future taxable income.

                             OBIE MEDIA CORPORATION

               NOVEMBER 30, 1996, 1997 AND 1998 AND MAY 31, 1999

6. INCOME TAXES: (CONTINUED)
    Income tax expense (benefit) for the years ended November 30, 1996, 1997 and 1998 differs from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income, considering the effect of the extraordinary item in 1996, as follows:

                                                                YEAR ENDED NOVEMBER 30,
                                                          -----------------------------------
                                                             1996         1997        1998
                                                          -----------  ----------  ----------
Computed "expected" tax expense (benefit)...............  $   (73,119) $  548,888  $  842,807
Increase (reduction) in income taxes resulting from--
  Increase in net operating losses available to the
    Company.............................................     (220,986)         --          --
  State and local taxes, net of federal income tax
    benefit.............................................      (13,638)     65,423     114,523
  Other differences, net................................       (3,257)         --      20,335
                                                          -----------  ----------  ----------
    Actual income tax expense (benefit).................  $  (311,000) $  614,311  $  977,665
                                                          -----------  ----------  ----------
                                                          -----------  ----------  ----------

7. SHAREHOLDERS' EQUITY:

    The Company's Restated Articles of Incorporation authorize the issuance of up to 20,000,000 shares of common stock and 10,000,000 shares of preferred stock issuable in series ("Preferred Stock").

    In connection with the Company's IPO, the Company's Articles of Incorporation were amended and restated on October 1, 1996 to authorize a 10-for-1 stock split. In October 1997, the Company declared an 11-for-10 stock split for shareholders of record on November 21, 1997. In November 1998, the Company declared an 11-for-10 stock split for shareholders of record on November 21, 1998.

    PREFERRED STOCK

    The Board of Directors is authorized, without further shareholder authorization, to issue Preferred Stock in one or more series and to fix the terms and provisions of each series, including dividend rights and preferences, conversion rights, voting rights, redemption rights and rights on liquidation, including preferences over common stock.

    COMMON STOCK

    Holders of common stock are entitled to one vote per share on all matters requiring shareholder vote. Holders of common stock are entitled to receive dividends when and as declared by the Board of Directors out of any funds lawfully available therefor, and, in the event of liquidation or distribution of assets, are entitled to participate ratably in the distribution of such assets remaining after payment of liabilities, in each case subject to any preferential rights granted to any series of Preferred Stock that may then be outstanding.

                             OBIE MEDIA CORPORATION

               NOVEMBER 30, 1996, 1997 AND 1998 AND MAY 31, 1999

7. SHAREHOLDERS' EQUITY: (CONTINUED)
    STOCK OPTIONS

    On September 1, 1998, the Company granted nonstatutory stock options to the former shareholder of P&C, as part of the acquisition of P&C (Note 1), exercisable for 137,500 shares of the Company's common stock. Additionally, as part of the acquisition, the Company granted nonstatutory stock options to the legal counsel of the P&C shareholder exercisable for 11,000 shares of the Company's common stock. Of the 148,500 stock options granted, 27,500 were exercisable on the date of grant at an exercise price of $7.92 per share, and included in the purchase price for the acquisition of P&C (Note 1). The remaining 110,000 options granted to the former shareholder of P&C are exercisable in 27,500 increments on the annual anniversary dates of the Company's employment agreement signed with the former P&C shareholder, subject to certain provisions regarding the former P&C shareholder's employment with the Company. These options will be recorded as additional goodwill once the contingent provisions are met.

    In addition, on October 2, 1996, the Company's Board of Directors and shareholders adopted the 1996 Stock Incentive Plan (the "Plan"), which provides for the issuance of 363,000 shares of common stock pursuant to Incentive Stock Options ("ISOs"), Nonqualified Stock Options ("NSOs"), stock bonuses and stock sales to employees, directors and consultants of the Company. ISOs may be issued only to employees of the Company and will have a maximum term of ten years from the date of grant. The exercise price for ISOs may not be less than 100% of the fair market value of the common stock at the time of the grant, and the aggregate fair market value (as determined at the time of the grant) of shares issuable upon the exercise of ISOs for the first time in any one calendar year may not exceed $100,000. In the case of ISOs granted to holders of more than 10% of the voting power of the Company, the exercise price may not be less than 110% of the fair market value of the common stock at the time of the grant, and the term of the option may not exceed five years. NSOs may be granted at not less than 85% of the fair market value of the common stock at the date of grant. Options become exercisable in whole or in part from time to time as determined by the Board of Directors' Compensation Committee, which administers the Plan. Activity under the Plan is summarized as follows:

                                                                                    WEIGHTED
                                                           SHARES      SHARES        AVERAGE
                                                         AVAILABLE   SUBJECT TO     EXERCISE
                                                         FOR GRANT     OPTIONS        PRICE
                                                         ----------  -----------  -------------
BALANCES, November 30, 1995............................          --          --     $      --
  Shares reserved......................................     363,000          --            --
  Options granted......................................    (140,965)    140,965          5.50
                                                         ----------  -----------
BALANCES, November 30, 1996............................     222,035     140,965          5.50
  Options granted......................................     (20,570)     20,570          6.22
  Options canceled.....................................       2,420      (2,420)         5.50
                                                         ----------  -----------
BALANCES, November 30, 1997............................     203,885     159,115          5.59
  Options granted......................................     (72,150)     72,150         11.24
  Options canceled.....................................      27,825     (27,825)         7.51
  Options exercised....................................          --     (11,979)         5.50
                                                         ----------  -----------
BALANCES, November 30, 1998............................     159,560     191,461          7.45
                                                         ----------  -----------
                                                         ----------  -----------

                             OBIE MEDIA CORPORATION

               NOVEMBER 30, 1996, 1997 AND 1998 AND MAY 31, 1999

7. SHAREHOLDERS' EQUITY: (CONTINUED)
    STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123

    During 1995, the Financial Accounting Standards Board issued SFAS 123, which defines a fair value based method of accounting for employee stock options and similar equity instruments and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by APB 25. Entities electing to continue to use the accounting treatment in APB 25 must make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value based method of accounting defined in SFAS 123 had been adopted.

    The Company has elected to account for its stock-based compensation plans under APB 25; however, the Company has computed, for pro forma disclosure purposes, the value of all options granted during the years ended November 30, 1996, 1997 and 1998, using the Black-Scholes option pricing model as prescribed by SFAS 123 using the following weighted average assumptions for grants:

                                                                    YEAR ENDED NOVEMBER 30,
                                                                -------------------------------
                                                                  1996       1997       1998
                                                                ---------  ---------  ---------
Risk-free interest rate.......................................       6.0%      6.25%      6.00%
Expected dividend yield.......................................         0%         0%         0%
Expected lives................................................    8 years    8 years    6 years
Expected volatility...........................................     55.84%     55.84%     53.11%

    Using the Black-Scholes methodology, the total value of options granted during the years ended November 30, 1996, 1997 and 1998, was $466,049, $78,160 and $482,453, respectively, which would be amortized on a pro forma basis over the vesting period of the options (typically five years). The weighted average per share fair value of options granted during the years ended November 30, 1996, 1997 and 1998, was $4.07, $4.60 and $7.36, respectively. If the Company had accounted for its stock-based compensation plans in accordance with SFAS 123, the Company's net income and net income per share would approximate the pro forma disclosures below:

                                                                 YEAR ENDED NOVEMBER 30,
                                      -----------------------------------------------------------------------------
                                               1996                     1997                        1998
                                      ----------------------  -------------------------  --------------------------
                                         AS                        AS                         AS
                                      REPORTED    PRO FORMA     REPORTED     PRO FORMA     REPORTED     PRO FORMA
                                      ---------  -----------  ------------  -----------  ------------  ------------
Net income..........................  $  95,945   $  94,428   $  1,000,064   $ 931,396   $  1,501,179  $  1,396,956
Diluted net income per share........  $    0.03   $    0.03   $       0.23   $    0.22   $       0.35  $       0.33

    The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. SFAS 123 does not apply to awards prior to January 1, 1995, and additional awards are anticipated in future years.

                             OBIE MEDIA CORPORATION

               NOVEMBER 30, 1996, 1997 AND 1998 AND MAY 31, 1999

7. SHAREHOLDERS' EQUITY: (CONTINUED)
    The following table summarizes information about stock options outstanding at November 30, 1998:

                         OPTIONS OUTSTANDING                                  OPTIONS EXERCISABLE
----------------------------------------------------------------------  --------------------------------
                    NUMBER       WEIGHTED AVERAGE                          NUMBER
   RANGE OF     OUTSTANDING AT       REMAINING                           EXERCISABLE
   EXERCISE      NOVEMBER 30,       CONTRACTUAL      WEIGHTED AVERAGE    AT NOVEMBER   WEIGHTED AVERAGE
    PRICES           1998           LIFE--YEARS       EXERCISE PRICE      30, 1998      EXERCISE PRICE
--------------  --------------  -------------------  -----------------  -------------  -----------------
$         5.50       113,740              12.9           $    5.50           45,496        $    5.50
     6.10-6.25        16,214              13.2                6.25            3,630             6.23
          7.92       126,500               9.8                7.92           27,500             7.92
     9.06-9.55        44,675              11.4                9.40               --               --
   10.00-10.23         5,500              14.4               10.14               --               --
   12.73-13.86        33,332              14.4               12.85               --               --
--------------       -------               ---              ------           ------            -----
$   5.50-13.86       339,961              11.7           $    7.74           76,626        $    6.40
--------------       -------               ---              ------           ------            -----
--------------       -------               ---              ------           ------            -----

    At November 30, 1997, 24,079 options were exercisable at a weighted average exercise price of $5.50 per share. No options were exercisable at November 30, 1996.

8. COMMITMENTS AND CERTAIN RELATED PARTY TRANSACTIONS:

    TRANSIT AGREEMENTS

    Certain transit agreements require the Company to remit to the transit district the greater of a percentage of the related advertising revenues or a guaranteed minimum amount. At November 30, 1998, future guaranteed minimum payments under the transit agreements are as follows:

                         FISCAL YEAR ENDING
                            NOVEMBER 30,
                        --------------------
1999.................................................................  $  14,780,733
2000.................................................................     14,473,484
2001.................................................................     14,636,890
2002.................................................................     10,209,046
2003.................................................................      7,019,531
Thereafter...........................................................      8,630,785

    OPERATING LEASES

    The Company leased outdoor advertising structures from an affiliated partnership. The lease agreement required monthly payments of a minimum base rent plus additional rent equal to 5% of the gross revenues derived from advertising displayed on the structures. Minimum base rent payments were $8,500 per month through December 1996, and increased to $9,000 per month for the following calendar year. The lease expired December 31, 1997. Total lease expense pursuant to this lease was $107,945, $108,397 and $17,981 for the years ended November 30, 1996, 1997 and 1998, respectively.

    In December 1997, the Company exercised its option to purchase the property discussed above at a purchase price of $698,000. In accordance with generally accepted accounting principles, the Company recorded only the book value carried on the books of the affiliated partnership at the date of purchase.

                             OBIE MEDIA CORPORATION

               NOVEMBER 30, 1996, 1997 AND 1998 AND MAY 31, 1999

8. COMMITMENTS AND CERTAIN RELATED PARTY TRANSACTIONS: (CONTINUED)
The difference between the net book value of these assets and the purchase price has been recorded as an addition to the Company's accumulated deficit.

    The Company also rents office and production space from affiliates. Such rents totaled $78,897, $123,180 and $171,096 for the years ended November 30, 1996, 1997 and 1998, respectively.

    The Company leases parcels of property beneath outdoor advertising structures. These leases are generally for a term of up to ten years, with two five-year renewal options at the Company's discretion. The Company also leases facilities for sales, service and installation for its operating offices. Total rent expense pursuant to these leases was $607,566, $755,486 and $1,073,074 for the years ended November 30, 1996, 1997 and 1998, respectively.

    At November 30, 1998, future minimum lease payments for all operating leases described above are as follows:

                          FISCAL YEAR ENDING
                             NOVEMBER 30,
                         --------------------
1999..................................................................  $  1,391,974
2000..................................................................     1,264,114
2001..................................................................     1,140,144
2002..................................................................       859,667
2003..................................................................       659,753
Thereafter............................................................     1,961,171

9. EMPLOYEE BENEFIT PLAN:

    Substantially all of the Company's employees who have met vesting requirements participate in a defined contribution benefit plan that provides for discretionary annual contributions by the Company. During the years ended November 30, 1996 and 1997 and 1998, the Company accrued $51,020, $32,154 and $86,304, respectively, as contributions to the plan. In 1997, the Company paid the 1996 accrued contribution through a contribution of 6,050 shares of its common stock to the Plan and the balance in cash. In 1998, the Company paid the 1997 accrued contribution through a contribution of 7,715 shares of its common stock to the Plan and the balance in cash.

10. SUBSEQUENT EVENT:


    The Company has a contract to provide advertising sales services to the Tri-County Metropolitan Transit District (Tri-Met) in Portland, Oregon, which, by its terms, was scheduled to expire in June 2001. The Company originally began serving Tri-Met in January 1994, pursuant to a five-year agreement, which was later extended for an additional two years. The Federal Transit Administration
(FTA), which provides substantial monies to transit districts, has taken the position that transit advertising contracts may not exceed five years in length. At the request of the FTA, Tri-Met and the Company agreed that the Company's agreement with Tri-Met would terminate on June 30, 1999. However, Tri-Met has informed the Company that its agreement with Tri-Met will now terminate 10 days after notification by Tri-Met of its award of a new agreement. In December 1998 Tri-Met entered into a settlement agreement to compensate the Company for early termination of the existing contract. Under the terms of the settlement agreement, Obie Media receives cash payments and other financial benefits, and transfers to Tri-Met the transit benches on which the Company sells advertising. In addition, the Company will retain a significant residual value of advertising contracts in existence at June 30, 1999, for up to one year. The contract settlement resulted in a pretax gain of $885,941 during the first quarter of fiscal 1999.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Philbin & Coine, Inc.:

    We have audited the accompanying balance sheets of Philbin & Coine, Inc. as of December 31, 1996 and 1997, and August 31, 1998, and the related statements of operations, shareholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1997, and for the eight months ended August 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Philbin & Coine, Inc. as of December 31, 1996 and 1997, and August 31, 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, and for the eight months ended August 31, 1998, in conformity with generally accepted accounting principles.

                                                         /s/ ARTHUR ANDERSEN LLP

Philadelphia, Pennsylvania,
September 18, 1998

                             PHILBIN & COINE, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                                                 DECEMBER 31,
                                                                          --------------------------   AUGUST 31,
                                                                              1996          1997          1998
                                                                          ------------  ------------  ------------
CURRENT ASSETS:
  Cash and cash equivalents.............................................  $      1,020  $    205,123  $     59,652
  Marketable securities.................................................            --       222,261            --
  Accounts receivable, net of allowance for doubtful accounts of
    $21,974, $22,093 and $22,184, respectively..........................       700,760       707,820     1,077,485
  Prepaid expenses and other current assets.............................       239,800       102,528        42,832
                                                                          ------------  ------------  ------------
    Total current assets................................................       941,580     1,237,732     1,179,969

PROPERTY AND EQUIPMENT, net.............................................       352,799       247,342       273,564

OTHER ASSETS............................................................        40,970         9,392        11,680
                                                                          ------------  ------------  ------------
                                                                          $  1,335,349  $  1,494,466  $  1,465,213
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                                  LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Checks outstanding in excess of cash deposits.........................  $    118,475  $         --  $         --
  Current portion of long-term debt.....................................        75,538        79,796        56,503
  Line of credit........................................................            --       150,000       300,000
  Accounts payable......................................................        80,613        76,113        39,084
  Accrued expenses......................................................       991,264       794,816       517,540
  Deferred revenue......................................................        32,103        82,491       235,407
                                                                          ------------  ------------  ------------
    Total current liabilities...........................................     1,297,993     1,183,216     1,148,534

LONG-TERM DEBT, less current portion....................................       189,576       110,073        71,976

OTHER LONG-TERM LIABILITIES.............................................        60,000            --            --
                                                                          ------------  ------------  ------------
    Total liabilities...................................................     1,547,569     1,293,289     1,220,510
                                                                          ------------  ------------  ------------

COMMITMENTS (Note 10)

SHAREHOLDERS' EQUITY (DEFICIT):
  Common stock, without par value, 200 shares authorized, 200 shares
    issued and 170 shares outstanding...................................        77,342        77,342        77,342
  Treasury stock, at cost, 30 shares of Common stock....................      (196,312)     (196,312)     (196,312)
  Retained earnings (Accumulated deficit)...............................       (93,250)      320,147       363,673
                                                                          ------------  ------------  ------------
    Total shareholders' equity (deficit)................................      (212,220)      201,177       244,703
                                                                          ------------  ------------  ------------
                                                                          $  1,335,349  $  1,494,466  $  1,465,213
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

      The accompanying notes are an integral part of these balance sheets.

                             PHILBIN & COINE, INC.

                            STATEMENTS OF OPERATIONS

                                                                       EIGHT MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,           AUGUST 31,
                                     -------------------------------  --------------------
                                       1995       1996       1997       1997       1998
                                     ---------  ---------  ---------  ---------  ---------
                                                                      (UNAUDITED)
REVENUES:
  Transit advertising..............  $6,706,552 $5,926,277 $6,786,454 $3,941,756 $6,076,187
  Less--Agency commissions.........   (658,583)  (581,960)  (666,430)  (387,080)  (596,682)
                                     ---------  ---------  ---------  ---------  ---------
    Net revenues...................  6,047,969  5,344,317  6,120,024  3,554,676  5,479,505
                                     ---------  ---------  ---------  ---------  ---------

OPERATING EXPENSES:
  Direct advertising expenses......  4,300,326  3,707,239  4,736,854  3,083,326  4,060,713
  General and administrative.......  1,896,502  1,923,871  1,645,256    980,179  1,371,573
  Depreciation and amortization....    129,695    150,362    104,608     69,737     59,205
                                     ---------  ---------  ---------  ---------  ---------
                                     6,326,523  5,781,472  6,486,718  4,133,242  5,491,491
                                     ---------  ---------  ---------  ---------  ---------
    Operating loss.................   (278,554)  (437,155)  (366,694)  (578,566)   (11,986)
                                     ---------  ---------  ---------  ---------  ---------

OTHER (INCOME) EXPENSE:
  Gain on Transit Agreement
    sales..........................         --   (236,000)  (695,704)  (695,704)        --
  Service and other income (Note
    8).............................   (220,509)  (119,169)   (75,479)   (57,322)   (61,207)
  Interest expense.................     44,721     25,860     28,904     18,560     30,428
  Interest and dividend income.....    (21,256)   (11,499)   (37,812)   (25,842)   (24,733)
                                     ---------  ---------  ---------  ---------  ---------
                                      (197,044)  (340,808)  (780,091)  (760,308)   (55,512)
                                     ---------  ---------  ---------  ---------  ---------
NET INCOME (LOSS)..................  $ (81,510) $ (96,347) $ 413,397  $ 181,742  $  43,526
                                     ---------  ---------  ---------  ---------  ---------
                                     ---------  ---------  ---------  ---------  ---------

        The accompanying notes are an integral part of these statements.

                             PHILBIN & COINE, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                                                                  RETAINED
                                                   COMMON STOCK            TREASURY STOCK         EARNINGS
                                              ----------------------  ------------------------  (ACCUMULATED
                                                SHARES      AMOUNT      SHARES       AMOUNT       DEFICIT)       TOTAL
                                              -----------  ---------  -----------  -----------  ------------  -----------
BALANCE, JANUARY 1, 1995....................         200   $  77,342          --   $        --   $   84,607   $   161,949

  Net loss..................................          --          --          --            --      (81,510)      (81,510)
                                                     ---   ---------         ---   -----------  ------------  -----------
BALANCE, DECEMBER 31, 1995..................         200      77,342          --            --        3,097        80,439

  Purchase of common stock for treasury.....          --          --          30      (196,312)          --      (196,312)

  Net loss..................................          --          --          --            --      (96,347)      (96,347)
                                                     ---   ---------         ---   -----------  ------------  -----------
BALANCE, DECEMBER 31, 1996..................         200      77,342          30      (196,312)     (93,250)     (212,220)

  Net income................................          --          --          --            --      413,397       413,397
                                                     ---   ---------         ---   -----------  ------------  -----------
BALANCE, DECEMBER 31, 1997..................         200      77,342          30      (196,312)     320,147       201,177

  Net income................................          --          --          --            --       43,526        43,526
                                                     ---   ---------         ---   -----------  ------------  -----------
BALANCE, AUGUST 31, 1998....................         200   $  77,342          30   $  (196,312)  $  363,673   $   244,703
                                                     ---   ---------         ---   -----------  ------------  -----------
                                                     ---   ---------         ---   -----------  ------------  -----------

        The accompanying notes are an integral part of these statements.

                             PHILBIN & COINE, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                             EIGHT MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,            AUGUST 31,
                                                          -------------------------------  ----------------------
                                                            1995       1996       1997        1997        1998
                                                          ---------  ---------  ---------  -----------  ---------
                                                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).....................................  $ (81,510) $ (96,347) $ 413,397   $ 181,742   $  43,526
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities--
    Depreciation and amortization.......................    129,695    150,362    104,608      69,737      59,205
    Gain on Transit Agreement sales.....................         --   (236,000)  (695,704)   (695,704)         --
    Gain on disposition of property and equipment.......         --         --         --          --     (17,603)
    Changes in assets and liabilities:
      (Increase) decrease in--
        Accounts receivable.............................   (129,105)    92,276     (7,060)   (130,512)   (369,665)
        Prepaid expenses and other current assets.......     38,754   (186,128)   137,272     150,245      59,696
        Other assets....................................     10,531     (4,356)    (1,757)     (1,756)     (2,288)
      Increase (decrease) in--
        Accounts payable................................     26,845     41,937     (4,500)    (28,529)    (37,029)
        Accrued expenses................................     11,064    142,726   (196,448)    (39,925)   (277,276)
        Deferred revenue................................      2,600    (49,138)    50,388      47,642     152,916
        Other long-term liabilities.....................         --     60,000    (60,000)    (60,000)         --
                                                          ---------  ---------  ---------  -----------  ---------
          Net cash provided by (used in) operating
            activities..................................      8,874    (84,668)  (259,804)   (507,060)   (388,518)
                                                          ---------  ---------  ---------  -----------  ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures..................................   (170,369)  (100,778)  (100,112)   (100,112)    (88,903)
  Proceeds from disposition of property and equipment...         --         --         --          --       8,050
  Proceeds from Transit Agreement sales.................         --    236,000    830,000     830,000          --
  Purchases of marketable securities....................         --         --   (473,258)   (466,965)     (1,731)
  Proceeds from sales of marketable securities..........         --         --    250,997     250,997     237,021
                                                          ---------  ---------  ---------  -----------  ---------
          Net cash provided by (used in) investing
            activities..................................   (170,369)   135,222    507,627     513,920     154,437
                                                          ---------  ---------  ---------  -----------  ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (payments) on line of credit...........     50,000    (50,000)   150,000     150,000     150,000
  Checks outstanding in excess of cash deposits.........         --    118,475   (118,475)    (99,362)         --
  Proceeds from long-term debt..........................    149,000    220,000         --          --          --
  Payments on long-term debt............................   (249,544)  (361,895)   (75,245)    (58,518)    (61,390)
  Purchase of Common stock for Treasury.................         --    (52,842)        --          --          --
                                                          ---------  ---------  ---------  -----------  ---------
          Net cash provided by (used in) financing
            activities..................................    (50,544)  (126,262)   (43,720)     (7,880)     88,610
                                                          ---------  ---------  ---------  -----------  ---------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS....   (212,039)   (75,708)   204,103      (1,020)   (145,471)

CASH AND CASH EQUIVALENTS, beginning of period..........    288,767     76,728      1,020       1,020     205,123
                                                          ---------  ---------  ---------  -----------  ---------
CASH AND CASH EQUIVALENTS, end of period................  $  76,728  $   1,020  $ 205,123   $      --   $  59,652
                                                          ---------  ---------  ---------  -----------  ---------
                                                          ---------  ---------  ---------  -----------  ---------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest................................  $  44,721  $  25,860  $  28,904   $  18,560   $  30,428
                                                          ---------  ---------  ---------  -----------  ---------
                                                          ---------  ---------  ---------  -----------  ---------

        The accompanying notes are an integral part of these statements.

                             PHILBIN & COINE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                 DECEMBER 31, 1996 AND 1997 AND AUGUST 31, 1998
     (INFORMATION FOR THE EIGHT MONTHS ENDED AUGUST 31, 1997 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    COMPANY

    Philbin & Coine, Inc. (the "Company"), a New York corporation, provides turnkey advertising services through exclusive contracts with municipal and regional transit districts in the United States, principally in Ohio, Wisconsin, Virginia, Florida and Connecticut.

    INTERIM FINANCIAL STATEMENTS

    The accompanying interim financial statements of the Company, as of and for the eight months ended August 31, 1997, have been prepared by the Company without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. The Company believes the disclosures made are adequate to make the information presented not misleading.

    In the opinion of the Company's management, the accompanying unaudited financial statements as of and for the eight months ended August 31, 1997, reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Company as of August 31, 1997 and the results of operations and cash flows for the eight months ended August 31, 1997. Interim results for the eight months ended August 31, 1997 and 1998 are not necessarily indicative of fiscal year performance because of the impact of seasonal and short-term variations.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    REVENUE RECOGNITION

    The Company has contracts to provide future advertising to its customers. Advertising revenue is recognized ratably over the period the advertising is displayed. Payments received and amounts billed for advertising revenue in advance of display are deferred.

    CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company places its cash with high credit quality financial institutions. Concentrations of credit risk with respect to accounts receivable are not significant due to the large number of customers, and their dispersion across different industries and geographic areas.

    At August 31, 1998, the Company had transit agreements with approximately 20 transit districts. Customers advertising on transit vehicles owned by five of these districts represented 61%, 73% and 79% of the Company's total revenues for the years ended December 31, 1995, 1996 and 1997, and 78% and 76% of the Company's total revenues for the eight months ended August 31, 1997 and 1998, respectively.

                             PHILBIN & COINE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                 DECEMBER 31, 1996 AND 1997 AND AUGUST 31, 1998
     (INFORMATION FOR THE EIGHT MONTHS ENDED AUGUST 31, 1997 IS UNAUDITED)
                                  (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    Transit agreements typically range from three to five years and are subject to renewal either at the discretion of the transit district or upon mutual agreement between the Company and the transit district. Generally, these agreements require the Company to pay the transit district the greater of a percentage of the related advertising revenues or a guaranteed minimum amount (Note 9).

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist of cash, accounts receivable, marketable securities, accounts payable, accrued expenses and debt instruments. At December 31, 1996 and 1997 and August 31, 1998, the fair value of the Company's financial instruments are estimated to be equal to their reported carrying value. The carrying value of long-term debt approximates fair value. The resulting estimates of fair value require subjective judgments and are approximates. Changes in the methodologies and assumptions could significantly affect the estimates.

    CASH AND CASH EQUIVALENTS

    Cash consists of demand deposits with federally insured banks. At times, balances may exceed amounts insured.

    MARKETABLE SECURITIES

    Marketable securities consist of amounts invested in a high-yield bond mutual fund. The Company determines the appropriate classification of marketable securities at the time of purchase and reevaluates such designation at each balance sheet date. Marketable securities have been classified as available-for-sale and are carried at fair value, which approximated cost at December 31, 1997.

    PREPAID EXPENSES AND OTHER CURRENT ASSETS

    Prepaid expenses and other current assets primarily consist of payments for items the Company anticipates will be utilized within one year and include payments for insurance, rent and deposits. Included in the balance at December 31, 1996, is a proposal deposit of $71,000.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives. Normal repairs and maintenance are expensed as incurred. The cost and accumulated depreciation of assets sold or otherwise retired are removed from the accounts and the resulting gain or loss is recognized.

    SEVERANCE AGREEMENT

    In July 1996, the Company entered into a severance agreement with an employee, requiring payments of $230,000 in 23 monthly installments. This cost was recorded in 1996 and is included in general and administrative expenses in the accompanying statements of operations.

                             PHILBIN & COINE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                 DECEMBER 31, 1996 AND 1997 AND AUGUST 31, 1998
     (INFORMATION FOR THE EIGHT MONTHS ENDED AUGUST 31, 1997 IS UNAUDITED)
                                  (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    INCOME TAXES

    Prior to the sale of the Company (Note 11), the Company was an "S" Corporation for federal and state income tax purposes and, accordingly, was not taxed as a separate entity. The Company's taxable income or loss was allocated to each shareholder and recognized on their individual income tax returns.

    RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 applies to all public companies and is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 requires that business segment financial information be reported in the financial statements utilizing the management approach. The management approach is defined as the manner in which management organizes the segments within the enterprise for making operating decisions and assessing performance. Management believes that the adoption of SFAS No. 131 will not have a material impact on the financial statements.

2. PROPERTY AND EQUIPMENT:

    Property and equipment consist of the following:

                                                             DECEMBER 31,
                                                      --------------------------   AUGUST 31,
                                                          1996          1997          1998
                                                      ------------  ------------  ------------
Furniture and fixtures..............................  $    392,643  $    442,153  $    457,133
Vehicles............................................       119,768       147,771       132,771
Bus shelters........................................       566,266       463,864       535,789
                                                      ------------  ------------  ------------
                                                         1,078,677     1,053,788     1,125,693
Less--Accumulated depreciation......................      (725,878)     (806,446)     (852,129)
                                                      ------------  ------------  ------------
                                                      $    352,799  $    247,342  $    273,564
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

    Depreciation expense for the years ended December 31, 1995, 1996 and 1997, and the eight months ended August 31, 1997 and 1998, was $96,362, $117,029, $104,608, $69,737 and $59,205, respectively.

3. OTHER ASSETS:

    Other assets consist of the following:

                                                                  DECEMBER 31,
                                                              ---------------------  AUGUST 31,
                                                                 1996       1997        1998
                                                              ----------  ---------  -----------
Acquired transit agreement..................................  $  200,000  $      --   $      --
Deposits....................................................       7,635      9,392      11,680
                                                              ----------  ---------  -----------
                                                                 207,635      9,392      11,680
Less--Accumulated amortization..............................    (166,665)        --          --
                                                              ----------  ---------  -----------
                                                              $   40,970  $   9,392   $  11,680
                                                              ----------  ---------  -----------
                                                              ----------  ---------  -----------

                             PHILBIN & COINE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                 DECEMBER 31, 1996 AND 1997 AND AUGUST 31, 1998
     (INFORMATION FOR THE EIGHT MONTHS ENDED AUGUST 31, 1997 IS UNAUDITED)
                                  (CONTINUED)

3. OTHER ASSETS: (CONTINUED)
    The transit agreement was acquired in 1992 and sold in January 1997.

4. ACCRUED EXPENSES:

    Accrued expenses consist of the following:

                                                                DECEMBER 31,
                                                           ----------------------  AUGUST 31,
                                                              1996        1997        1998
                                                           ----------  ----------  ----------
Transit district fees....................................  $  731,357  $  639,850  $  378,378
Payroll and related items................................     128,070      65,583      63,836
Other....................................................     131,837      89,383      75,326
                                                           ----------  ----------  ----------
                                                           $  991,264  $  794,816  $  517,540
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

5. LINE OF CREDIT AGREEMENT:

    In January 1997, the Company entered into an $800,000 demand line of credit agreement with a bank. In September 1998, the line of credit was repaid in connection with the sale of the Company (Note 11). The interest rate on the line was at the bank's prime rate (8.5% at August 31, 1998) plus 1%. The line of credit was secured by all of the Company's assets and the personal guarantee of the Company's sole shareholder.

    At August 31, 1998, the amount available for borrowing under the line of credit was $800,000. At December 31, 1997 and August 31, 1998, outstanding borrowings under the line were $150,000 and $300,000, respectively.

6. LONG-TERM DEBT:

    Long-term debt consists of the following:

                                                                DECEMBER 31,
                                                           ----------------------  AUGUST 31,
                                                              1996        1997        1998
                                                           ----------  ----------  ----------
Note payable to bank, payable in monthly installments of
  $5,435 including interest at 8.5%, through October
  2000...................................................  $  212,272  $  163,448  $  128,479
Note payable to former shareholder, interest at 8.25%....      52,842      26,421          --
                                                           ----------  ----------  ----------
                                                              265,114     189,869     128,479
Less--Current portion....................................     (75,538)    (79,796)    (56,503)
                                                           ----------  ----------  ----------
                                                           $  189,576  $  110,073  $   71,976
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

    The note payable to bank, which was cross-collateralized with the line of credit (Note 5), was also secured by all of the Company's assets and the personal guarantee of the Company's sole shareholder. In September 1998, the note was repaid in connection with the sale of the Company (Note 11).

                             PHILBIN & COINE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                 DECEMBER 31, 1996 AND 1997 AND AUGUST 31, 1998
     (INFORMATION FOR THE EIGHT MONTHS ENDED AUGUST 31, 1997 IS UNAUDITED)
                                  (CONTINUED)

7. REPURCHASE OF SHAREHOLDER'S INTEREST:

    Prior to July 1996, the common stock was owned by two individuals. In July 1996, the Company repurchased the 15% interest, or 30 shares of common stock, held by one of the shareholders for aggregate consideration of $196,312, consisting of $52,842 in cash, a note in the principal amount of $52,842 and forgiveness of a $90,628 loan due to the Company (Note 6).

8. RELATED-PARTY TRANSACTIONS:

    The Company had a financial and accounting services agreement with an entity whose majority owner is the sole shareholder of the Company. This entity also managed transit district advertising. The agreement was terminated on December 31, 1997. For the years ended December 31, 1995, 1996, and 1997, and the eight months ended August 31, 1997, the Company received service revenues of $172,000, $81,000, $44,000 and $29,333, respectively. Service revenues received under this agreement have been classified as a component of other expense (income) in the accompanying statements of operations.

9. COMMITMENTS:

    The Company is required under certain transit agreements to remit to the transit district the greater of a percentage of the related advertising revenues or a guaranteed minimum amount. At August 31, 1998, future guaranteed minimum payments under these transit agreements are as follows for the years ending December 31:

Remainder of 1998 (4 months)............................  $1,461,289
1999....................................................  4,753,929
2000....................................................  5,247,983
2001....................................................  4,266,841
Thereafter..............................................  1,546,000

    The Company leases office space under noncancelable operating leases expiring through February 2002. Rent expense under these leases for the years ended December 31, 1995, 1996 and 1997, and for the eight months ended August 31, 1997 and 1998, was $91,292, $102,338, $102,526, $70,972 and $77,192,
respectively. The Company leases certain transportation equipment under noncancelable operating leases expiring through March 2001. Rent expense under these leases for the years ended December 31, 1995, 1996 and 1997, and for the eight months ended August 31, 1997 and 1998, was $11,514, $9,101, $12,628,
$7,943 and $8,426, respectively. At August 31, 1998, future minimum lease payments for all operating leases described above are as follows:

Remainder of 1998 (4 months)...............................  $  26,715
1999.......................................................     77,020
2000.......................................................     75,058
2001.......................................................     63,250
2002.......................................................      4,859

    At August 31, 1998, the Company had outstanding letters of credit of $408,750 with several municipal transit districts, which expire through 1999.

                             PHILBIN & COINE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                 DECEMBER 31, 1996 AND 1997 AND AUGUST 31, 1998
     (INFORMATION FOR THE EIGHT MONTHS ENDED AUGUST 31, 1997 IS UNAUDITED)
                                  (CONTINUED)

10. EMPLOYEE BENEFIT PLAN:

    The Company has a 401(k) defined contribution plan for eligible employees. Employees are eligible to participate in the plan provided they are at least
20.5 years old and have completed six months of service with the Company. Employer matching contributions are up to 50% of employee contributions up to a maximum of 5% of the employee's salary in addition to a discretionary amount which is determined on an annual basis. Employee contributions are fully vested, while employer contributions vest ratably over six years. For the years ended December 31, 1995, 1996 and 1997, and the eight months ended August 31, 1997 and 1998, employer contributions to the plan were $18,477, $17,423, $14,731, $9,906 and $9,294, respectively.

11. SALE OF BUSINESS:

    In September 1998, all of the outstanding stock of the Company was sold to Obie Media Corporation ("Obie"). Obie is a full-service, out-of-home advertising company providing transit and outdoor advertising in various regions throughout the United States and Canada.

                             OBIE MEDIA CORPORATION

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                     FOR THE SIX MONTHS ENDED MAY 31, 1998

                                                                                                     UNAUDITED
                                                                                                     PRO FORMA
                                                          OBIE MEDIA    PHILBIN &      PRO FORMA    CONSOLIDATED
                                                         CORPORATION   COINE, INC.    ADJUSTMENTS   AS ADJUSTED
                                                         ------------  ------------  -------------  ------------
REVENUES:
  Outdoor advertising..................................  $  2,757,853  $         --  $          --   $2,757,853
  Transit advertising..................................     6,398,688     4,484,750             --   10,883,438
  Less--Agency commissions.............................      (799,016)     (440,403)            --   (1,239,419)
                                                         ------------  ------------  -------------  ------------
    Net revenues.......................................     8,357,525     4,044,347             --   12,401,872

OPERATING EXPENSES:
  Direct advertising expenses..........................     5,262,902     2,976,658             --    8,239,560
  General and administrative...........................     1,453,568       986,294             --    2,439,862
  Start-up costs.......................................        43,553            --             --       43,553
  Depreciation and amortization........................       353,680        51,250        265,098      670,028
                                                         ------------  ------------  -------------  ------------
    Operating income (loss)............................     1,243,822        30,145       (265,098)   1,008,869

OTHER (INCOME) EXPENSE:
  Interest expense.....................................       331,242        23,574        239,363      594,179
  Minority interest in subsidiary......................        32,201            --             --       32,201
  Other income, net....................................            --       (30,560)            --      (30,560)
                                                         ------------  ------------  -------------  ------------

INCOME BEFORE INCOME TAXES.............................       880,379        37,131       (504,461)     413,049

PROVISION FOR (BENEFIT FROM) INCOME TAXES..............       334,544            --       (177,585)     156,959
                                                         ------------  ------------  -------------  ------------
NET INCOME (LOSS)......................................  $    545,835  $     37,131  $    (326,876)  $  256,090
                                                         ------------  ------------  -------------  ------------
                                                         ------------  ------------  -------------  ------------

NET INCOME (LOSS) PER SHARE:
  Basic................................................  $       0.13                                $     0.06
  Diluted..............................................  $       0.13                                $     0.06

SHARES USED IN PER SHARE CALCULATIONS:
  Basic................................................     4,241,032                                 4,296,032
  Diluted..............................................     4,310,824                                 4,337,331

    The accompanying notes are an integral part of this unaudited pro forma consolidated statement.

                             OBIE MEDIA CORPORATION

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED NOVEMBER 30, 1998

                                                                                                    UNAUDITED
                                                                                                    PRO FORMA
                                                         OBIE MEDIA     PHILBIN &     PRO FORMA   CONSOLIDATED
                                                         CORPORATION   COINE, INC.   ADJUSTMENTS   AS ADJUSTED
                                                        -------------  ------------  -----------  -------------
REVENUES:
  Outdoor advertising.................................  $   5,796,230  $         --   $      --   $   5,796,230
  Transit advertising.................................     19,421,970     6,076,187          --      25,498,157
  Less--Agency commissions............................     (2,500,455)     (596,682)         --      (3,097,137)
                                                        -------------  ------------  -----------  -------------
    Net revenues......................................     22,717,745     5,479,505          --      28,197,250

OPERATING EXPENSES:
  Direct advertising expenses.........................     14,792,952     4,060,713          --      18,853,665
  General and administrative..........................      3,628,028     1,371,573          --       4,999,601
  Start-up costs......................................        106,375            --          --         106,375
  Depreciation and amortization.......................        935,545        59,205     395,493(a)     1,390,243
                                                        -------------  ------------  -----------  -------------
    Operating income (loss)...........................      3,254,845       (11,986)   (395,493)      2,847,366

OTHER (INCOME) EXPENSE:
  Interest expense....................................        776,001        30,428     368,244(b)     1,174,673
  Minority interest in subsidiary.....................             --            --          --              --
  Other income, net...................................             --       (85,940)         --         (85,940)
                                                        -------------  ------------  -----------  -------------
INCOME BEFORE INCOME TAXES............................      2,478,844        43,526    (763,737)      1,758,633

PROVISION FOR (BENEFIT FROM) INCOME TAXES.............        977,665            --    (273,680)(c)       703,985
                                                        -------------  ------------  -----------  -------------
NET INCOME............................................  $   1,501,179  $     43,526   $(490,057)  $   1,054,648
                                                        -------------  ------------  -----------  -------------
                                                        -------------  ------------  -----------  -------------
NET INCOME PER SHARE:
  Basic...............................................  $        0.35                             $        0.24
  Diluted.............................................  $        0.35                             $        0.24

SHARES USED IN PER SHARE CALCULATIONS
  Basic...............................................      4,263,327                                 4,304,728
  Fully diluted.......................................      4,322,569                                 4,383,128

    The accompanying notes are an integral part of this unaudited pro forma consolidated statement.

                             OBIE MEDIA CORPORATION

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                          MAY 31 AND NOVEMBER 30, 1998

1. BASIS OF PRESENTATION:

    The accompanying unaudited pro forma consolidated statements of operations have been prepared to present the effect of the acquisition (the "Acquisition") of Philbin & Coine, Inc. ("P&C") by Obie Media Corporation (the "Company") on September 1, 1998. P&C, a New York corporation, provides turnkey advertising services through exclusive contracts with municipal and regional transit districts in the United States, principally in Ohio, Wisconsin, Virginia, Florida and Connecticut. The unaudited pro forma statements of operations for the six months ended May 31, 1998 and the year ended November 30, 1998 have been prepared based upon the historical statements of operations of P&C and the Company as if the Acquisition had occurred on the first date of each such period.

    For purposes of the unaudited pro forma consolidated statements of operations (i) the statement of operations of the Company for the six months ended May 31, 1998 has been combined with the statement of operations of P&C for the six months ended June 30, 1998, and (ii) the statement of operations of the Company for the year ended November 30, 1998 has been combined with the statement of operations of P&C for the eight months ended August 31, 1998.

    The unaudited pro forma consolidated statements of operations give effect to the Acquisition under the purchase method of accounting.

    A pro forma balance sheet is not included since the most recent balance sheet included in the Company's financial statements includes the effects of the Acquisition.

    The unaudited pro forma consolidated statements of operations may not be indicative of the results of operations that would have occurred if the Acquisition had been in effect as of the beginning of the respective periods, nor do they purport to indicate the results of future operations of the Company for any future period or as of any future date. The unaudited pro forma consolidated statements of operations should be read in conjunction with the Company's audited financial statements and notes thereto included elsewhere in this Prospectus. Management believes that all adjustments necessary to present fairly such unaudited pro forma consolidated statements of operations have been made based on the terms and structure of the Acquisition.

2. PRO FORMA ADJUSTMENTS:

    The pro forma entries consist of the following:

                                                                                                            FOR THE YEAR
                                                                                              FOR THE SIX      ENDED
                                                                                             MONTHS ENDED   NOVEMBER 30,
                                                                                             MAY 31, 1998       1998
                                                                                             -------------  ------------
STATEMENTS OF OPERATIONS

(a)        To record the amortization of goodwill, based on a 15-year life.................   $   265,098    $  395,493

(b)        To record interest expense related to P&C acquisition debt......................       239,363       368,244

(c)        To record income taxes (benefit) for P&C at an effective rate of 38%............        14,110        16,540

           To record the tax benefit on the amortization of goodwill.......................      (100,737)     (150,287)

           To record the tax benefit on the additional interest expense....................       (90,958)     (139,933)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. OBIE MEDIA HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. OBIE MEDIA IS OFFERING TO SELL, AND SOLICITING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS.

                            ------------------------


                                1,750,000 SHARES
                                       OF
                                  COMMON STOCK


                                     [LOGO]

                             OBIE MEDIA CORPORATION

WEDBUSH MORGAN SECURITIES                          PACIFIC CREST SECURITIES INC.
                              JOINT LEAD MANAGERS

                                           , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                                      AMOUNT TO
                                                                                       BE PAID
                                                                                      ----------
SEC registration fee................................................................  $    7,151
NASD filing fee.....................................................................       3,072
Nasdaq National Market listing fee..................................................      63,725
Printing and engraving expenses.....................................................     100,000
Legal fees and expenses.............................................................     175,000
Accounting fees and expenses........................................................     100,000
Transfer agent and registrar fees...................................................       3,500
Miscellaneous expenses..............................................................      47,552
                                                                                      ----------
    Total...........................................................................  $  500,000
                                                                                      ----------
                                                                                      ----------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by Oregon law, the Registrant's Restated Articles of Incorporation (the "Articles") permit and its Restated Bylaws (the "Bylaws") require the indemnification against certain liabilities and expenses of a director or officer made or threatened to be made a party to a proceeding (other than a proceeding by or in the right of the Corporation to procure a judgment in its favor) because such person is or was a director or officer of the Registrant or one of its subsidiaries. Indemnification is provided if the director or officer acted in good faith and in a manner he or she reasonably believed was in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, the director or officer, in addition, had no reasonable cause to believe his or her conduct was unlawful. In the case of any proceeding by or in the right of the Registrant, a director or officer is entitled to indemnification of certain expenses if he or she acted in good faith and in a manner he or she reasonably believed was in or not opposed to the best interests of the Registrant. However, pursuant to Oregon law and indemnity agreements the Registrant has entered into with its directors and officers, no indemnification would be made if the director's or officer's errors or omissions (or alleged errors or omissions) were shown to have involved: (1) any breach of the director's or officer's duty of loyalty to the Registrant; (2) any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law; (3) any distribution that was unlawful under Oregon law; (4) any transaction from which the director or officer received an improper personal benefit; or (5) profits made from the purchase and sale by the director or officer of securities of the Registrant within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or similar provision of any state statutory law or common law. Indemnification may also be provided to persons other than directors or officers under certain circumstances.

    As permitted by Oregon law, the Articles also provide that no director will be liable to the Registrant or its shareholders for monetary damages for conduct as a director, except that a director may be personally liable for any: (1) breach of the director's duty of loyalty to the Registrant or its shareholders;
(2) act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (3) unlawful distribution to shareholders; (4) transaction from which the director derives an improper personal benefit; or (5) profits made from the purchase and sale by the director of securities of the

Registrant within the meaning of Section 16(b) of the Exchange Act or similar provision of any state statutory law or common law.

    As mentioned above, the Registrant has entered into agreements to indemnify its directors and officers. The agreements are intended to provide the maximum indemnification permitted by Oregon law. The agreements indemnify each of the Registrant's directors and officers in any action or proceeding for certain expenses (including attorney fees) and, other than in an action or proceeding by or in the right of the Registrant, for judgments, fines and settlement amounts incurred on account of such person's services as a director or officer of the Registrant or, at the Registrant's request, as a director, officer, employee or agent of another enterprise. The agreements also limit the liability of the Registrant's directors in respect of their conduct in serving the Registrant to the extent permitted by Oregon law, as described above.

    The Registrant has obtained insurance insuring its directors and officers against certain liabilities, including liabilities under federal and state securities laws. See "Description of Capital Stock--Limitation of Directors' Liability."

    The Registrant understands that the current position of the Securities and Exchange Commission is that any indemnification of liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), is against public policy and is, therefore, unenforceable.

    Reference is also made to Section 8 of the Underwriting Agreement filed as
Exhibit 1.1 hereto, indemnifying directors and officers of the Registrant against certain liabilities, including certain liabilities arising under the Securities Act, in certain circumstances by the underwriters.

    The effect of these provisions is to indemnify the directors and officers of the Registrant, to the fullest extent permitted by law, against all costs and expenses incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Registrant.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


    On September 1, 1998, as partial consideration for the acquisition by the Registrant of all of the outstanding capital stock of Philbin & Coine, Inc. ("P & C"): (1) the Registrant issued 55,000 shares of its common stock, without par value, to Wayne Schur; and (2) the Registrant granted options to purchase a total of 137,500 shares of its common stock to Mr. Schur; and (3) the Registrant granted an option to purchase 11,000 shares of common stock to Mr. Schur's attorney. With respect to Mr. Schur's options, the exercise price for 126,500 shares is $7.92 per share and for 11,000 shares is $9.32 per share. The exercise price for the attorney's option is $9.32 per share. Options to purchase 27,500 shares of the Registrant's common stock were exercisable on the date of grant, and the remaining 121,000 shares are exercisable in nearly equal increments on the first four anniversaries of September 1, 1998, subject to certain provisions regarding Mr. Schur's continued employment with the Registrant. The Registrant also has agreed to issue up to 82,500 additional shares of common stock to Mr. Schur depending on P & C performance through November 30, 2001.


    Issuance of the common stock and the options was not registered under the Securities Act, in reliance upon the exemption from registration contained in
Section 4(2) of the Securities Act. Mr. Schur was the President and sole shareholder of P & C and is a person sophisticated in the business of P & C and of the Registrant. He has been named Executive Vice President and a director of Obie Media and will continue as President of P & C, a wholly owned subsidiary of the Registrant. Transfer of the shares issued to Mr. Schur is restricted and subject to stop transfer instructions. The options are not transferable.


    Effective June 1, 1999, in connection with the lease of real property by the Registrant from Robert Evanson, the Registrant issued to Mr. Evanson options to purchase 12,100 shares of its common stock at an exercise price of $5.79 per share. All such options were exercisable upon the effective date of their issuance. The Registrant did not register the issuance of the options under the Securities Act in reliance upon the exemption from registration contained in
Section 4(2) thereof. The options are not transferable without the Registrant's consent.

ITEM 16. EXHIBITS

    (a) Exhibits


EXHIBIT NO.    DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
        1.1*   Form of Underwriting Agreement
        3.1    Registrant's Restated Articles of Incorporation, as amended(1)
        3.2    Registrant's Restated Bylaws, as amended(1)
        4.1    See Articles 3, 4 and 8 of Exhibit 3.1 and Articles 1, 2, 5, 6 and 7 of Exhibit 3.2
        4.2    Form of Common Stock Certificate(1)
        5.1*   Opinion of Tonkon Torp LLP as to legality of the securities being registered, including consent
       10.1    Registrant's Restated 1996 Stock Incentive Plan(4)
       10.2    Form of Indemnification Agreement between Registrant and its directors(4)
       10.3    Form of Indemnification Agreement between Registrant and its officers(4)
       10.4    Lease between Obie Industries Incorporated and the Registrant, dated November 12, 1996(1)
       10.5    Amendment, dated July 15, 1997, to lease agreement between Obie Industries Incorporated and the
               Registrant(2)
       10.6    Restated and Amended Loan Agreement, dated as of September 1, 1998, among the Registrant, Obie Media
               Limited, Philbin & Coine, Inc., and U.S. Bank National Association, and related documents(4)
       10.7    Stock Purchase Agreement among Registrant and Philbin & Coine, Inc. and Wayne P. Schur dated August
               25, 1998(3)
       10.8    Employment Agreement, dated September 1, 1998, between the Registrant and Wayne P. Schur(4)
       10.9    Non-Qualified Stock Option Agreement, dated September 1, 1998, between the Registrant and Wayne P.
               Schur(4)
      10.10    Settlement Offer Letter dated September 25, 1998 from Tri-County Metropolitan Transportation District of Oregon to Registrant, signed by the Registrant indicating acceptance
       21.1    List of Subsidiaries(4)
       23.1*   Consent of Tonkon Torp LLP (included in Exhibit 5.1)
       23.2    Consent of Arthur Andersen LLP, Independent Public Accountants
       23.3    Consent of PricewaterhouseCoopers LLP, Independent Accountants
       24.1*   Power of Attorney (see page II-6 of Registration Statement filed May 26, 1999)
       27.1*   Financial Data Schedule


------------------------

*   Previously filed.

(1) Incorporated by reference to the Registrant's Registration Statement on Form SB-2 (Registration No. 333-5728-LA) declared effective on November 21, 1996.

(2) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the year ended November 30, 1997 filed February 27, 1998.

(3) Incorporated by reference to the Registrant's Form 8-K filed September 14, 1998.


(4) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the year ended November 30, 1998 filed March 1, 1999.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A under the Securities Act and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eugene, State of Oregon, on August 6, 1999.



                                OBIE MEDIA CORPORATION

                                By:  Brian B. Obie*
                                     -----------------------------------------
                                     Brian B. Obie, Chairman of the Board,
                                     President and Chief Executive Officer



    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                       CAPACITIES                  DATE
------------------------------  --------------------------  -------------------
Brian B. Obie*                  Chairman of the Board,      August 6, 1999
------------------------------  President, Chief Executive
Brian B. Obie                   Officer and Director

/s/ JAMES W. CALLAHAN                                       August 6, 1999
------------------------------  Chief Financial Officer
James W. Callahan               and Treasurer

WAYNE P. SCHUR*                                             August 6, 1999
------------------------------  Executive Vice President
Wayne P. Schur                  and Director

MICHAEL E. HUBBARD*                                         August 6, 1999
------------------------------  Corporate Controller
Michael E. Hubbard

DELORES M. MORD*                                            August 6, 1999
------------------------------  Director
Delores M. Mord

RANDALL C. PAPE*                                            August 6, 1999
------------------------------  Director
Randall C. Pape

STEPHEN A. WENDELL*                                         August 6, 1999
------------------------------  Director
Stephen A. Wendell

RICHARD C. WILLIAMS*                                        August 6, 1999
------------------------------  Director
Richard C. Williams



  *By: /s/ JAMES W. CALLAHAN    Attorney-in-fact                            August 6, 1999
     -------------------------
     James W. Callahan

                                    EXHIBITS


EXHIBIT NO.  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
     1.1*    Form of Underwriting Agreement
     3.1     Registrant's Restated Articles of Incorporation, as amended(1)
     3.2     Registrant's Restated Bylaws, as amended(1)
     4.1     See Articles 3, 4 and 8 of Exhibit 3.1 and Articles 1, 2, 5, 6 and 7 of Exhibit 3.2
     4.2     Form of Common Stock Certificate(1)
     5.1*    Opinion of Tonkon Torp LLP as to legality of the securities being registered, including consent
    10.1     Registrant's Restated 1996 Stock Incentive Plan(4)
    10.2     Form of Indemnification Agreement between Registrant and its directors(4)
    10.3     Form of Indemnification Agreement between Registrant and its officers(4)
    10.4     Lease between Obie Industries Incorporated and the Registrant, dated November 12, 1996(1)
    10.5     Amendment, dated July 15, 1997, to lease agreement between Obie Industries Incorporated and the
             Registrant(2)
    10.6     Restated and Amended Loan Agreement, dated as of September 1, 1998, among the Registrant, Obie Media
             Limited, Philbin & Coine, Inc., and U.S. Bank National Association, and related documents(4)
    10.7     Stock Purchase Agreement among Registrant and Philbin & Coine, Inc. and Wayne P. Schur dated August
             25, 1998(3)
    10.8     Employment Agreement, dated September 1, 1998, between the Registrant and Wayne P. Schur(4)
    10.9     Non-Qualified Stock Option Agreement, dated September 1, 1998, between the Registrant and Wayne P.
             Schur(4)
    10.10    Settlement Offer Letter dated September 25, 1998 from Tri-County Metropolitan Transportation District of Oregon to Registrant, signed by the Registrant indicating acceptance
    21.1     List of Subsidiaries(4)
    23.1*    Consent of Tonkon Torp LLP (included in Exhibit 5.1)
    23.2     Consent of Arthur Andersen LLP, Independent Public Accountants
    23.3     Consent of PricewaterhouseCoopers LLP, Independent Accountants
    24.1*    Power of Attorney (see page II-6 of the Registration Statement filed May 26, 1999)
    27.1*    Financial Data Schedule


------------------------

*   Previously filed.

(1) Incorporated by reference to the Registrant's Registration Statement on Form SB-2 (Registration No. 333-5728-LA) declared effective on November 21, 1996.

(2) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the year ended November 30, 1997 filed February 27, 1998.

(3) Incorporated by reference to the Registrant's Form 8-K filed September 14, 1998.


(4) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the year ended November 30, 1998 filed March 1, 1999.